IVANHOE MINES LTD.
Annual Information Form
For the year ended
December 31, 2009
Dated March 31, 2010

INTERPRETATION INFORMATION
Forward-Looking Information
Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as “anticipate,” “could,” “should,” “expect,” “seek,” “may,” “intend,” “likely,” “plan,” “estimate,” “will” “believe” and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, statements respecting anticipated business activities; planned expenditures; corporate strategies; proposed acquisitions and dispositions of assets; discussions with third parties respecting material agreements; mining plans for the Oyu Tolgoi Project and the schedule for carrying out and completing construction of the Oyu Tolgoi Project; the estimated schedule and cost of bringing the Oyu Tolgoi Project into commercial production; anticipated future production and cash flows; target milling rates; mining plans and production forecasts for the Ovoot Tolgoi Coal Project; the schedule for carrying out and completing an expansion of the production capability of the Ovoot Tolgoi Coal Project; anticipated outcomes with respect to the ongoing marketing of coal products from the Ovoot Tolgoi Coal Project; the anticipated timing of payback of capital invested in the Ovoot Tolgoi Coal Project; the impact of amendments to the laws of Mongolia and other countries in which IVN carries on business, particularly with respect to taxation; the anticipated timing, cost and outcome of plans to continue the development of non-core projects, and other statements that are not historical facts.
All such forward-looking information and statements are based on certain assumptions and analyses made by IVN’s management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “GENERAL DEVELOPMENT OF THE BUSINESS – Risk Factors” in this AIF. The reader is cautioned not to place undue reliance on forward-looking information or statements.
This AIF also contains references to estimates of mineral reserves and mineral resources. The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that such mineral reserves and mineral resources can be mined or processed profitably. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
IVN does not assume any obligation, other than as required by law, to revise or update any forward-looking statements in this AIF after the date of this AIF or to revise them to reflect the occurrence of future unanticipated events.

Currency and Exchange Rates
In this AIF, all funds are quoted in United States dollars unless otherwise indicated. References to “$” and “US$” are to United States dollars, references to “Cdn$” are to Canadian dollars and references to “Aus$” are to Australian dollars.
The Bank of Canada noon buying rates for the purchase of one United States dollar using Canadian dollars were as follows during the indicated periods:
(Stated in Canadian dollars)

Year Ended December 31
	2009	2008	2007
End of period	1.0466	1.2246	0.9881
High for the period	1.3000	1.2969	1.1853
Low for the period	1.0292	0.9719	0.9170
Average for the period	1.1420	1.0660	1.0748
The Bank of Canada noon buying rate on March 30, 2010 for the purchase of one United States dollar using Canadian dollars was Cdn$1.0188 (one Canadian dollar on that date equalled US$0.9815).
Definitions
In this AIF, unless the context otherwise requires, the following terms have the meanings assigned to them below. Certain other scientific and technical terms and abbreviations used in this AIF are defined under the section headed “Technical Terms and Abbreviations”.
“AIF” means this Annual Information Form.
“Altynalmas Gold” means Altynalmas Gold Ltd.
“AMEC Minproc” means AMEC Minproc Limited (formerly GRD Minproc Limited).
“Anti-Dilution Warrants” means share purchase warrants exercisable to acquire Common Shares issued to Rio Tinto pursuant to Rio Tinto’s exercise of its pre-emptive rights under the Private Placement Agreement.
“Approved Investment Contract” means an Investment Contract that is approved by the Company’s board of directors and that is mutually acceptable to the Company and Rio Tinto, acting reasonably.
“ASX” means the Australian Stock Exchange.
“Cloncurry Project” means Ivanhoe Australia’s molybdenum, rhenium, copper, gold and uranium exploration and development project located in Queensland, Australia.
“Common Shares” means common shares without par value in the capital of the Company.
“Contract Assignment Arrangement Agreement” means an agreement dated as of August 13, 2008 among the Company, OT LLC and Rio Tinto Alcan.
“Credit Agreement” means the credit agreement dated as of October 24, 2007, as amended, between the Company, as borrower, and Rio Tinto, as lender.
“Entrée” means Entrée Gold Inc.
“Entrée Earn-in Agreement” means the Equity Participation and Earn-in Agreement dated October 15, 2004 between Entrée and IVN, as amended November 9, 2004.

“Entrée Joint Venture” means the joint venture between IVN and Entrée contemplated by the Entrée Earn-in Agreement in respect of a portion of the Hugo North Extension in which (i) IVN holds an 80% interest and Entrée holds a 20% interest in minerals below 560m and (ii) IVN holds a 70% interest and Entrée holds a 30% interest in minerals above 560m.
“Erdenes” means Erdenes MGL LLC, a company owned by the Government of Mongolia.
“First Tranche Investment” means the 37,089,883 Common Shares issued to Rio Tinto on October 27, 2006 under the Private Placement Agreement.
“HKSE” means the Stock Exchange of Hong Kong.
“Hugo Dummett Deposits” means collectively, the Hugo North, the Hugo South and Hugo North Extension mineral deposits of the Oyu Tolgoi Project.
“Hugo North” means the Hugo North mineral deposit of the Oyu Tolgoi Project.
“Hugo North Extension” means the Hugo North Extension deposit of the Oyu Tolgoi Project, representing the extension of the Hugo Dummett Deposits into the area that is the subject of the Entrée Joint Venture.
“Hugo South” means the Hugo South mineral deposit of the Oyu Tolgoi Project.
“Integrated Development Plan 2005” or “IDP05” means a report on the development of the Oyu Tolgoi Project prepared by a group of independent engineering companies in October 2005.
“Investment Agreement” means the investment agreement dated October 6, 2009, as such agreement may be amended from time to time, among the Government of Mongolia, OT LLC, IVN and Rio Tinto in respect of the Oyu Tolgoi Project, providing legal, administrative and tax stability during its term and extension, if any, and guaranteeing that the legal, administrative and tax framework in force in Mongolia when the agreement is entered into will remain unmodified during its term and extension, if any, notwithstanding any modification, either introduced by law or regulations, enacted after the execution of the agreement, and includes any agreement superseding or replacing the investment agreement dated October 6, 2009.
“Ivanhoe Australia” means Ivanhoe Australia Limited.
“IVN” or the “Company” means Ivanhoe Mines Ltd.
“IVN Group” means, collectively, IVN and its subsidiaries or a group of subsidiaries, as the context requires.
“MEL” means Mongolian mineral exploration licence.
“Norwest” means Norwest Corporation of Salt Lake City, Utah, U.S.A..
“OT LLC” means Oyu Tolgoi LLC, formerly Ivanhoe Mines Mongolia Inc. LLC.
“Ovoot Tolgoi” means the location known as Ovoot Tolgoi (formerly Nariin Sukhait) in southern Mongolia.
“Ovoot Tolgoi Coal Project” means SouthGobi’s coal mine at Ovoot Tolgoi which includes the Sunset Field (including the Underground) and the Sunrise Field.
“Ovoot Tolgoi Technical Report” means a technical report dated October 21, 2009 on the Ovoot Tolgoi Coal Project, prepared by Richard D Tifft III and Alister Horn of Norwest Corporation, of Salt Lake City, Utah.
“Oyu Tolgoi Project” means IVN’s copper and gold exploration and development project located at Oyu Tolgoi in Mongolia.
“Oyu Tolgoi Technical Report” means a Technical Report on the Oyu Tolgoi Project dated March 30, 2010 prepared by AMEC Minproc.
“Preferred Shares” means preferred shares without par value in the capital of the Company.

“Private Placement Agreement” means the private placement agreement dated October 18, 2006, as amended, between the Company and Rio Tinto.
“Private Placement Warrants” means the Series A Warrants, the Series B Warrants, the Series C Warrants, the Anti-Dilution Warrants, or any of them, as the context requires.
“Put Agreement” means an agreement dated as of August 13, 2008, as amended, among the Company, OT LLC and Rio Tinto Alcan.
“Put Option Placement Shares” means 15,000,000 Common Shares purchased by Rio Tinto on March 19, 2010 at a price of Cdn$16.31 per Common Share.
“Rio Tinto” means Rio Tinto International Holdings Limited, a company incorporated under the laws of England and Wales and a member of the Rio Tinto Group.
“Rio Tinto Alcan” means Rio Tinto Alcan Pte. Ltd., a corporation incorporated under the laws of Singapore and a member of the Rio Tinto Group.
“Rio Tinto Group” means Rio Tinto plc (incorporated in England), Rio Tinto Limited (incorporated in Victoria, Australia) and any other corporation in which Rio Tinto plc, and/or Rio Tinto Limited owns or controls, directly or indirectly, more than 50% of the shares or stock carrying the right to vote at a general meeting (or its equivalent) of the corporation.
“Savage River Project” means the Savage River iron ore project located in Tasmania, Australia.
“Second Tranche Investment” means the 46,304,473 Common Shares issued to Rio Tinto on October 27, 2009 under the Private Placement Agreement.
“Series A Warrants” means the Series A Warrants issued to Rio Tinto on October 27, 2006 under the terms of the Private Placement Agreement, the terms of which are more particularly described under the heading “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Private Placement Agreement”.
“Series B Warrants” means the Series B Warrants issued to Rio Tinto on October 27, 2006 under the terms of the Private Placement Agreement, the terms of which are more particularly described under the heading “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Private Placement Agreement”.
“Series C Warrants” means the Series C Warrants issued to Rio Tinto on October 29, 2007 in connection with the Credit Agreement, the terms of which are more particularly described under the heading “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Credit Agreement”.
“Shareholders’ Agreement” means the shareholders agreement dated October 6, 2009 among OT LLC, Ivanhoe Oyu Tolgoi (BVI) Ltd., Oyu Tolgoi Netherlands B.V. and Erdenes MGL LLC.
“Southern Oyu Deposits” means collectively, the South Oyu, Southwest Oyu, Central Oyu and Wedge mineral deposits of the Oyu Tolgoi Project.
“SouthGobi” or “SGQ” means SouthGobi Energy Resources Ltd. (formerly Asia Gold Corp.).
“Southgobi sands” or “SGS” means Southgobi sands LLC, a wholly-owned Mongolian subsidiary of SGQ that holds the licenses and permits relating to the Ovoot Tolgoi Coal Project.
“Sunrise Field” means the area of a coal deposit delineated and identified as the Sunrise Field in the Ovoot Tolgoi Coal Project, formerly referred to as the South-East Field.
“Sunset Field” means the area of a coal deposit delineated and identified as the Sunset Field in the Ovoot Tolgoi Coal Project, formerly referred to as the West Field.

“T-Bill Purchase Agreement” means the treasury bill purchase agreement dated October 6, 2009 between OT LLC and the Government of Mongolia.
“Technical Committee” means a committee established under the terms of the Private Placement Agreement through which Rio Tinto and the Company consult with one another with respect to the development, operation and management of the Oyu Tolgoi Project.
“TSX” means the Toronto Stock Exchange.
“Underground” means the part of the Ovoot Tolgoi Coal Project comprising the underground coal resources of the Sunset Field.
“Warrant Determination Date” means the earlier of (i) the date upon which the Company, or a subsidiary of the Company, enters into an Approved OT Investment Contract, and (ii) October 27, 2009.
“YBCA” means the Business Corporations Act (Yukon), as amended.
Conversion Factors
For ease of reference, the following conversion factors are provided:

Imperial Measure =	Metric Unit	Metric Unit =	Imperial Measure
2.47 acres	1 hectare	0.4047 hectares	1 acre
3.28 feet	1 m	0.3048 m	1 foot
0.62 miles	1 km	1.609 km	1 mile
0.032 ounces (troy)	1 gram	31.1 grams	1 ounce (troy)
2.205 pounds	1 kilogram	0.454 kilograms	1 pound
1.102 tons (short)	1 tonne	0.907 tonnes	1 ton
0.029 ounces (troy)/ton	1 gram/tonne	34.28 grams/tonne	1 ounce (troy)/ton
Glossary of Technical Terms and Abbreviations
Certain scientific and technical terms and abbreviations used in this AIF are defined below.
anomaly: a departure from the norm which may indicate the presence of mineralization in the underlying bedrock.
assay: the chemical analysis of an ore, mineral or concentrate of metal to determine the amount of valuable species.
Au: gold.
chalcocite: a form of copper mineral ore that generally contains a high copper content.
chalcopyrite: a form of copper mineral ore that generally contains a low copper content.
CIM: the Canadian Institute of Mining, Metallurgy and Petroleum.
CIM Standards: CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005, as those definitions may be amended from time to time.
concentrate: a product containing valuable metal from which most of the waste material in the ore has been eliminated.

concentrator: a plant for recovery of valuable minerals from ore in the form of concentrate. The concentrate must then be treated in some other type of plant, such as a smelter, to effect recovery of the pure metal.
covellite: a supergene mineral found in copper deposits; a source of copper.
Cu: copper.
CuEq: a copper equivalent grade, calculated using assumed metal prices for copper, gold and, where applicable, molybdenum.
cut-off grade: the lowest grade of mineral resources considered economic; used in the calculation of reserves and resources in a given deposit.
dyke: a tabular igneous intrusion that cuts across the bedding or foliation of the country rock.
fault: a fracture in rock along which the adjacent rock surfaces are differentially displaced.
feasibility study: a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.
flotation: a milling process by which some mineral particles are induced to become attached to bubbles of froth and float, and others to sink, so that the valuable minerals are concentrated and separated from the gangue.
gangue: valueless rock or mineral material in ore.
g/t: grams per tonne.
GSC Paper 88 – 21: the Geological Survey of Canada Paper 88-21 “A Standardized Coal Resource/Reserve Reporting System for Canada”, which is a reference for qualified persons estimating NI 43-101 compliant mineral resources or mineral reserves for coal, provided the estimates are disclosed using the categories set out in the CIM Standards.
hypogene: primary mineralization formed by mineralizing solutions emanating up from a deep magnetic source.
HQ: diamond drilling equipment that produces a 63.5 millimetre core diameter.
indicated mineral resource: that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and test information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.
inferred mineral resource: that part of a mineral resource for which the quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

intrusive: rock which while molten, penetrated into or between other rocks but solidified before reaching the surface.
IP: induced polarization.
km: kilometres.
km2: square kilometres.
kriging: A weighted, moving-average interpolation method in which the set of weights assigned to samples minimizes the estimation variance, which is computed as a function of the variogram model and locations of the samples relative to each other, and to the point or block being estimated.
lb: pound.
leach: to dissolve minerals or metals out of ore with chemicals.
m: metres.
mm: millimetres.
measured mineral resource: that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.
metallurgic coal: various grades of coal suitable for making steel, such as coking coal.
mineral reserve: the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, and economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An ore reserve includes diluting materials and allowances for losses that may occur when the material is mined.
mineral resource (deposit): a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource (deposit) are known, estimated or interpreted from specific geological evidence and knowledge.
Mo: molybdenum.
NI 43-101: National Instrument 43-101 of the Canadian Securities Administrators.
NQ: diamond drilling equipment that produces a 47.5 millimetre core diameter.
oz: ounce.
porphyry: any igneous rock in which relatively large, conspicuous crystals (called phenocrysts) are set in a fine-grained ground mass.

ppm: parts per million.
preliminary assessment: a study that includes an economic analysis of the potential viability of mineral resources taken at an early stage of the project prior to the completion of a preliminary feasibility study.
preliminary feasibility study and pre-feasibility study: a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.
probable reserve: the economically mineable part of an indicated and, in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.
proven reserve: the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.
PQ: diamond drilling equipment that produces an 85 millimetre core diameter.
qualified person: an individual who: (a) is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation, or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project; and (c) is a member in good standing of a professional association as defined by NI 43-101.
QMD or quartz monzodiorite: plutonic rock containing quartz, alkali feldspars, plagioclase feldspars and feldspathoid minerals.
RC: reverse circulation.
seam: A stratum or bed of coal or other mineral; generally applied to large deposits of coal.
splits: The division of a bed of coal into two or more horizontal sections by intervening rock strata.
stock: an irregular, metalliferous mass in a rock formation.
strike: the direction, or course or bearing, of a vein or rock formation measured on a level surface.
sulphides: compounds of sulphur with other metallic elements.
supergene: ore minerals that have been formed by the effects (usually oxidization and secondary sulphide enrichment) of descending ground water.
thermal coal: coal that is used primarily for its heating value and that tends not to have the carbonization properties possessed by metallurgic coal.
tpd: tonnes per day.
tpy: tonnes per year.

CORPORATE STRUCTURE
Name, Address and Incorporation
The Company was incorporated under the Company Act (British Columbia) on January 25, 1994 under the name 463212 B.C. Ltd. In February 1994, the Company changed its name to Indochina Goldfields Ltd. In March 1994, the Company increased its authorized capital from 10,000 Common Shares to 100,000,000 Common Shares and created 100,000,000 Preferred Shares. In February 1995, the Company was continued under the YBCA. In July 1997, the Company increased its authorized capital to an unlimited number of Common Shares and an unlimited number of Preferred Shares. In June 1999, the Company changed its name to Ivanhoe Mines Ltd.
The Company’s head office is located at 654 — 999 Canada Place, Vancouver, British Columbia, Canada, V6C 3E1 and its Asian headquarters are located at 150 Beach Road, #25-03 The Gateway West, Singapore, 189720. The Company’s registered office is located at 300 — 204 Black Street, Whitehorse, Yukon, Canada, Y1A 2M9.
Intercorporate Relationships
The following sets forth the name, jurisdiction of incorporation and the IVN Group’s voting equity ownership interest, as of the date of this AIF, in each of the material subsidiaries through which the Company ultimately owns its assets and operates its business. These subsidiaries are grouped according to the particular IVN Group project or asset to which they relate and are presented in descending order according to the chain of voting equity ownership. Accordingly, the first such subsidiary presented in each group is owned directly by the Company and the voting equity ownership interest of the Company in that subsidiary is shown in the right hand column opposite its name and jurisdiction of incorporation. The voting equity ownership interest shown in respect of each other subsidiary is, except as otherwise indicated, that of the subsidiary listed immediately above it. In the case of the Oyu Tolgoi Project, the IVN Group’s voting equity ownership interest therein is divided between two parallel groups of subsidiaries.
Oyu Tolgoi Project Group One Subsidiaries

		Voting Equity
Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Ivanhoe Mines Delaware Holdings, LLC	Delaware	100%
Ivanhoe Mines Aruba Holdings LLC	Aruba	100%
Ivanhoe Oyu Tolgoi (BVI) Ltd.	British Virgin Islands	100%
Oyu Tolgoi LLC	Mongolia	6.5%
Oyu Tolgoi Project Group Two Subsidiaries

		Voting Equity
Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Ivanhoe OT Mines Ltd.	British Columbia	100%
Turquoise Hill Netherlands Cooperative	Netherlands	100	%(1)
Oyu Tolgoi Netherlands B.V.	Netherlands	100%
Oyu Tolgoi LLC	Mongolia	93.5%

Ovoot Tolgoi Project Subsidiaries

		Voting Equity
Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
SouthGobi Energy Resources Ltd.	British Columbia	57.4%
SGQ Coal Investment Pte. Ltd.	Singapore	100%
Southgobi sands LLC	Mongolia	100%
Cloncurry Project Subsidiaries

		Voting Equity
Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Orian Holding Corp.	British Virgin Islands	100%
IAL Holdings Singapore Pte. Ltd.	Singapore	100%
Ivanhoe Australia Limited	Australia	81%
Ivanhoe Australia Tennant Creek Pty. Ltd.	Australia	100	% (2)
Ivanhoe Cloncurry Mines Pty. Limited	Australia	100	%(2)

(1)	Ownership divided between IVN, as to 80%, and Ivanhoe OT Mines, as to 20%.

(2)	Each of these companies is a wholly-owned subsidiary of Ivanhoe Australia Limited.
Additional direct and indirect subsidiaries of the Company (i) holding, individually, 10% or less and, in the aggregate, 20% or less of the IVN Group’s consolidated assets, and (ii) generating, individually, 10% or less and, in the aggregate, 20% or less of the IVN Group’s consolidated sales and operating revenues, in each case, as at December 31, 2009 have been omitted.
GENERAL DEVELOPMENT OF THE BUSINESS
Overview
IVN is an international mineral exploration and development company. The Company’s principal mineral resource property is the Oyu Tolgoi Project, located in Mongolia. The Company also has two publicly traded subsidiaries through which it holds interests in coal resource properties in Mongolia and molybdenum, rhenium, copper, gold and uranium resource properties in Australia. SouthGobi, the shares of which are listed on the TSX and the HKSE, owns and operates the Ovoot Tolgoi Coal Project located in Mongolia. Ivanhoe Australia, the shares of which are listed on the ASX, owns the Cloncurry Project located in Queensland, Australia. The IVN Group also holds interests in several other mineral resource projects in Asia, including a 50% interest in the Kyzyl Shear Project, located in Kazakhstan, through a shareholding in Altynalmas Gold.
Three Year History
     2007
In May 2007, IVN re-organized its coal assets and sold them to SouthGobi (then Asia Gold Corp.), a company in which IVN held approximately 45% of the issued and outstanding shares. These assets included the Ovoot Tolgoi Coal Project and other prospective coal properties in Mongolia. As consideration for IVN’s coal assets, SouthGobi issued 57,000,000 common shares and 25,576,383 preferred shares (each convertible into a SouthGobi common share) to IVN. As a result of the transaction, SouthGobi became a majority-owned, publicly traded IVN subsidiary.
In October 2007, IVN and Rio Tinto entered into the Credit Agreement, pursuant to which IVN obtained a convertible credit facility of up to $350 million to finance ongoing development activities at the Oyu Tolgoi Project. In connection with the completion of the Credit Agreement, IVN and Rio Tinto also agreed to amend certain terms of the Private Placement Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Credit Agreement”.
     2008
In January 2008, SouthGobi completed three equity private placement financings to raise a total of Cdn$117.9 million. The first private placement involved the issuance of 10 million common shares at Cdn$8.00 per share. The second and third private placements involved the issuance of 3.5 million common shares and 711,111 common shares, respectively, each at Cdn$9.00 per share. Concurrent with these financings, IVN converted all of its SouthGobi preferred shares into 25,576,383 SouthGobi common shares and approximately Cdn$30 million of convertible inter-corporate debt into 14,709,071 additional SouthGobi common shares.
In January 2008, IVN announced that it had completed an estimate of inferred resources at the Heruga Deposit, a newly discovered deposit of the Oyu Tolgoi Project located on lands covered by the Entrée Joint Venture. IVN reported inferred resources of 760 million tonnes grading 0.48% copper, 0.55g/t gold and 142 ppm molybdenum, using a 0.60% copper equivalent cut-off grade.
In April 2008, SouthGobi received government approval to mine coal at the Ovoot Tolgoi Coal Project and subsequently commenced mining and stockpiling coal from the Sunset Field.
In May 2008, IVN completed the sale of its controlling stake in Jinshan Gold Mines Inc. (“Jinshan”) to China National Gold Group Hong Kong Ltd. (“China National”). China National purchased IVN’s entire holding of 67,520,000 common shares of Jinshan at a price of Cdn$3.11per share and a Jinshan promissory note in the principal amount of Cdn$7,500,000, for an aggregate purchase price of approximately Cdn$216.7 million.
In June 2008, IVN notified Entrée that it had completed $35 million in expenditures on the property covered by the Entrée Joint Venture, and had thereby earned an 80% interest in minerals below 560 m and a 70% interest on minerals above that depth.
In August 2008, Ivanhoe Australia completed a Aus$125 million initial public offering. Ivanhoe Australia sold 62.5 million shares at a price of Aus$2 per share and began trading on ASX under the symbol “IVA”. The offering raised capital for the ongoing exploration and development of the Cloncurry Project.
In August 2008, the Company, OT LLC and Rio Tinto Alcan entered into the Contract Assignment Arrangement Agreement, which provided for Rio Tinto Alcan to purchase from OT LLC certain Oyu Tolgoi Project equipment already acquired by OT LLC, and to take an assignment of certain contracts with third party suppliers for additional Oyu Tolgoi Project equipment on long lead time order, pending the successful completion of negotiations with the Government of Mongolia for an Investment Agreement. The Company, OT LLC and Rio Tinto Alcan also entered into the Put Agreement whereby Rio Tinto Alcan had the right to require OT LLC to re-purchase the equipment upon OT LLC entering into an Investment Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Contract Assignment Arrangement Agreement and Put Agreement”.
     2009
In October 2009, the Company, OT LLC, Rio Tinto and the Government of Mongolia entered into an Investment Agreement in respect of the OT Project. The Investment Agreement provides for, among other things, a framework for maintaining a stable tax and operational environment for the Oyu Tolgoi Project, protection of the parties’ investment in the Oyu Tolgoi Project, the amount and term of the parties’ investment in the Oyu Tolgoi Project, the right to realize the benefits of such investment, the undertaking of mining activities with minimum damage to the environment and human health, the rehabilitation of the environment, the social and economic development of the Southern Gobi region and the creation of new jobs in Mongolia.

See “GENERAL DEVELOPMENT OF THE BUSINESS – Agreements with the Government of Mongolia – Investment Agreement”.
Concurrent with the execution of the Investment Agreement, OT LLC and two indirect, wholly-owned subsidiaries of the Company through which the Company holds its interest in OT LLC entered into the Shareholders’ Agreement with Erdenes. The Shareholders’ Agreement contemplates the basis upon which the Government of Mongolia will, through Erdenes, acquire an initial 34% equity interest in the Oyu Tolgoi Project through a shareholding in OT LLC and provides for the respective rights and obligations of the parties as shareholders of OT LLC. See “GENERAL DEVELOPMENT OF THE BUSINESS – Agreements with the Government of Mongolia – Shareholders’ Agreement”.
Concurrent with the execution of the Investment Agreement, OT LLC also entered into the T-Bill Purchase Agreement with the Government of Mongolia pursuant to which OT LLC agreed to purchase from the Government, in instalments, three discounted Treasury Bills with an aggregate face value of US$287.5 million for an aggregate purchase price of US$250 million. See “GENERAL DEVELOPMENT OF THE BUSINESS – Agreements with the Government of Mongolia – T-Bill Purchase Agreement”.
In October 2009, Rio Tinto completed the Second Tranche Investment under the Private Placement Agreement. Pursuant to the Second Tranche Investment, the Company issued, and Rio Tinto subscribed for and purchased, 46,304,473 Common Shares at $8.38 per share for gross proceeds of $388 million. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Private Placement Agreement”.
In November 2009, SouthGobi and China Investment Corporation entered into a series of agreements providing for a US$500 million convertible debenture investment in SouthGobi by China Investment Corporation. The convertible debenture has a term of 30 years and bears interest at 8% per annum, of which 1.6% is payable in common shares. The principal amount is convertible at Cdn$11.88 per share, or a lower amount if the prevailing stock price of SouthGobi is less than such amount, to a floor price of Cdn$8.88 per share. Conversion is at the option of China Investment Corporation on or after November, 2010. SouthGobi is entitled to require conversion of one-half of the principal amount at any time upon completion of an HKSE listing (which occurred in January 2010) and to require conversion of the entire amount as of and after November 2014. China Investment Corporation holds a security interest in SouthGobi’s assets, has a pre-emptive right on future SouthGobi share issuances and is entitled to nominate a director for election or appointment to SouthGobi’s board of directors.
     2010 to date
In January 2010, SouthGobi issued 27 million common shares at a price of Cdn$17.00 per share for gross proceeds of Cdn$459 million pursuant to a public offering in Hong Kong, Canada and other jurisdictions, which was accompanied by a listing of SouthGobi’s common shares on the HKSE.
In February 2010, Rio Tinto Alcan notified OT LLC that it was exercising its option under the Put Agreement to require OT LLC to re-purchase the Oyu Tolgoi Project equipment Rio Tinto acquired from OT LLC in 2008 pursuant to the Contract Arrangement Assignment Agreement.
In March 2010, IVN and Rio Tinto completed a private placement pursuant to which Rio Tinto subscribed for the Put Option Placement Shares. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Contract Assignment Arrangement Agreement and Put Agreement”.
In March, 2010, at SouthGobi’s request, China Investment Corporation converted US$250 million of the convertible debenture into common shares of SouthGobi at a conversion price of Cdn$11.88 per share. As a result of the conversion, IVN’s interest in SouthGobi was reduced to approximately 57%.

In March 2010, the remaining conditions to the effectiveness of the Investment Agreement were fulfilled and the terms of the Investment Agreement became effective. For the balance of 2010, IVN anticipates continuing its Oyu Tolgoi Project development work and plans to finalize an updated integrated development plan for the Oyu Tolgoi Project based on the terms of the approved Investment Agreement.
Rio Tinto Transactions
In 2006, Ivanhoe identified Rio Tinto as a strategic investor to support development of the Oyu Tolgoi Project. The parties have entered into a series of agreements since 2006 pursuant to which Rio Tinto has provided equity and debt financing to fund ongoing development of the Oyu Tolgoi Project and company operations. As a result of these transactions, Rio Tinto holds a significant investment interest in IVN and is actively involved in the development process of the Oyu Tolgoi Project.
     Private Placement Agreement
In October 2006, the Company and Rio Tinto entered into the Private Placement Agreement and the First Tranche Investment was completed, pursuant to which the Company issued 37,089,883 Common Shares to Rio Tinto at a price of $8.18 per share, for an aggregate subscription price of $303,395,243. The First Tranche Investment represented, upon issuance, 9.95% of the then issued and outstanding Common Shares.
In October 2009, the Second Tranche Investment was completed, pursuant to which the Company issued a further 46,304,473 Common Shares to Rio Tinto at a price of $8.38 for an aggregate subscription price of US$388,031,484. The combined First Tranche Investment and Second Tranche Investment represented, upon issuance, 19.7% of the then issued and outstanding Common Shares.
In conjunction with the First Tranche Investment, the Company issued to Rio Tinto the Series A Warrants and the Series B Warrants. The Series A Warrants entitle Rio Tinto to purchase up to 46,026,522 Common Shares at prices per Common Share ranging from US$8.38 to US$8.54 depending on when they are exercised. The Series A Warrants expire 365 days after the Warrant Determination Date. The Series B Warrants entitle Rio Tinto to purchase up to 46,026,522 Common Shares at prices per Common Share ranging from US$8.38 to US$9.02 depending on when they are exercised. The Series B Warrants expire 725 days after the Warrant Determination Date.
Rio Tinto has been granted pre-emptive rights entitling Rio Tinto to participate, subject to certain specific exceptions, in future issuances of Common Shares on a basis sufficient to maintain its percentage shareholding interest in the Company on economic terms equivalent to those upon which any such Common Shares are issued to third parties.
The Company has agreed that it will use not less than ninety per cent (90%) of the proceeds from all Common Shares issued to Rio Tinto under the terms of the Private Placement Agreement, including the First Tranche Investment, the Second Tranche Investment and the exercise, if any, of the Series A Warrants and the Series B Warrants, on expenditures in furtherance of the Oyu Tolgoi Project.
Rio Tinto has agreed that, until October 18, 2011, the Rio Tinto Group will not, without the prior consent of the Company:
•	make a take-over bid or a tender offer for, or otherwise acquire any Common Shares or securities convertible into Common Shares or engage in certain other specified activities except as contemplated by the Private Placement Agreement;

•	prior to having fully exercised all of the Series A Warrants and Series B Warrants, directly or indirectly acquire, alone or jointly or in concert with any other person, any Common Shares or securities convertible into Common Shares (other than Common Shares or securities acquired through an issuance by the Company) representing more than 6.65% of the then issued and outstanding Common Shares, provided that the Put Option Placement Shares will be counted toward such 6.65% threshold; or

•	after having fully exercised all of the Series A Warrants and Series B Warrants, directly or indirectly acquire, alone or jointly or in concert with any other person, any Common Shares or securities convertible into Common Shares that would result in the Rio Tinto Group owning in excess of 46.65% of the then issued and outstanding Common Shares.
Rio Tinto is entitled, but not obliged, to nominate directors to the Company’s board of directors in proportion to the Rio Tinto Group’s holdings of the issued and outstanding Common Shares. When Rio Tinto is entitled to nominate more than one director, at least half of Rio Tinto’s nominees must be “independent directors” within the meaning of applicable securities laws. Rio Tinto is also entitled to nominate one financially literate and independent director to the Company’s audit committee.
Rio Tinto and the Company have established a Technical Committee to manage all aspects of the engineering, construction, development and operation of the Oyu Tolgoi Project. Through the Technical Committee, the Company and Rio Tinto cooperatively oversee and supervise all operations in respect of the Oyu Tolgoi Project. The Technical Committee consists of two members from the Company, two members from Rio Tinto and a fifth member who acts as chair of the Technical Committee and has a casting vote. The Company formerly held the right to appoint the chair of the Technical Committee but, as of October 27, 2009, the right to appoint the chair of the Technical Committee passed to Rio Tinto.
Rio Tinto has also been granted a right of first refusal in respect of any proposed disposition of the Company’s interest in the Oyu Tolgoi Project and, until October 24, 2012, a right of first offer to provide any equity financing that the Company proposes to obtain. The Company has also agreed that, until October 24, 2012, it will not issue any Common Shares to any person who is not an institutional or retail investor if, as a result, such person would beneficially own more than five per cent (5%) of the issued and outstanding Common Shares. The Company can elect to terminate this restriction by waiving the obligation of Rio Tinto not to hold more than 46.65% of the outstanding Common Shares.
     Credit Agreement
In October 2007, the Company and Rio Tinto entered into the Credit Agreement pursuant to which Rio Tinto agreed to make the Credit Facility available to the Company. The aggregate principal amount advanced to the Company under the Credit Facility was $350 million.
Amounts outstanding under the Credit Facility bear interest at a rate per annum equal to the three-month London Inter-Bank Offered Rate plus 3.3%. In the absence of a default by the Company, accrued interest up to an aggregate maximum of $108 million is, together with the principal amount, convertible into Common Shares. Accrued interest over and above $108 million is payable in cash.
Subject to Rio Tinto’s right to demand earlier repayment, the outstanding principal amount and all accrued and unpaid interest is repayable in full on September 12, 2010. Rio Tinto has the right to demand repayment earlier than September 12, 2010 upon the occurrence of certain specified events, including (a) the exercise by Rio Tinto of any of the Series A Warrants, Series B Warrants or Series C Warrants, (b) a change of control of the Company, (c) subject to certain exceptions, the completion by the Company or any of its subsidiaries of an equity financing to a third party other than Rio Tinto or its affiliates, or (d) the sale by the Company or any of its subsidiaries of assets having an aggregate value in excess of $50 million. The Company has no right to prepay the Credit Facility.
The aggregate principal amount of the Credit Facility and up to $108 million of accrued and unpaid interest is convertible at the option of Rio Tinto into Common Shares at a price of $10.00 per Common Share. Provided that the Company is not in default, and unless the aggregate principal amount and all accrued and unpaid interest has previously been repaid in full, the aggregate principal amount of the Credit Facility and up to $108 million of accrued and unpaid interest will be automatically converted into Common Shares as of September 12, 2010.
As security for the performance by the Company of its obligations under the Credit Agreement, Rio Tinto holds the following security interests:
•	pledges of, and first ranking charges over, the shares of certain of its material subsidiaries through which it beneficially owns, directly or indirectly, its interest in the Oyu Tolgoi Project;

•	a first ranking charge over a 2% net smelter returns royalty that the Company holds in respect of the Oyu Tolgoi Project; and

•	first ranking general security interest over all assets of the Company.
As an inducement to provide the Credit Facility, the Company issued to Rio Tinto the Series C Warrants. The Series C Warrants entitle Rio Tinto to purchase up to 35,000,000 Common Shares at a price of $10.00 per Common Share. The Series C Warrants expire on October 24, 2012. As with the Series A Warrants and the Series B Warrants, the Company has agreed to apply not less than 90% of the proceeds from the exercise of the Series C Warrants to fund expenditures in respect of the Oyu Tolgoi Project.
     Contract Assignment Arrangement Agreement and Put Agreement
In August 2008, the Company, OT LLC and Rio Tinto Alcan entered into the Contract Assignment Arrangement Agreement which provided for Rio Tinto Alcan to purchase from OT LLC certain Oyu Tolgoi Project equipment already acquired by OT LLC, and to take an assignment of certain contracts with third party suppliers for additional Oyu Tolgoi Project equipment on long lead time order, pending the successful completion of negotiations with the Government of Mongolia for an Investment Agreement. As consideration for the purchase of the equipment and the assignment of the contracts, Rio Tinto Alcan paid to OT LLC an aggregate purchase price of approximately $121.5 million.
The Company, OT LLC and Rio Tinto Alcan also entered into a Put Agreement whereby Rio Tinto Alcan can require OT LLC to re-purchase the equipment if an Approved OT Investment Contract is obtained. The Company has guaranteed the performance by OT LLC of its obligations to Rio Tinto Alcan under the Put Agreement and the guarantee is secured by the same security interests that secure the Company’s obligations to Rio Tinto under the Credit Agreement. OT LLC also has a right of first refusal to re-purchase the equipment if Rio Tinto Alcan intends to deploy the equipment elsewhere or sell it to a third party.
In March 2010, Rio Tinto subscribed for, and the Company agreed to issue, by way of private placement, the Put Option Placement Shares. Approximately Cdn$198,200,000 of the proceeds from the issuance of the Put Option Placement Shares were allocated and set-off against the purchase from Rio Tinto Alcan of the Oyu Tolgoi Project equipment covered by the option under the Put Agreement. The balance of the proceeds from the issuance of the Put Option Placement Shares, equal to approximately Cdn$46,400,000, was paid to the Company in cash.

Rio Tinto Pro Forma Holdings
The following table sets out (i) the issued and outstanding Common Shares currently owned by Rio Tinto, (ii) the additional unissued Common Shares that may be issued to Rio Tinto pursuant to the exercise of the Private Placement Warrants and the conversion of the Credit Facility, and (iii) the percentage interest that such Common Shares represents or would represent after giving effect to such issuances, based on the 441,136,052 Common Shares issued and outstanding as of March 30, 2010.

				Aggregate
				Percentage of All
			Number of Common	Common Shares
Transaction	Number of Common Shares Held		Shares Issuable	Outstanding
First Tranche Investment	37,333,655	(1)	N/A	9.87%
Second Tranche Investment	46,304,473		N/A	19.70%
Put Option Placement Shares	15,000,000		N/A	22.36%
Exercise of Series A Warrants	N/A		46,026,522	29.70%
Exercise of Series B Warrants	N/A		46,026,522	35.77%
Exercise of Series C Warrants	N/A		35,000,000	39.72%
Exercise of Anti-Dilution Warrants(2)	N/A		1,440,406	39.88%
Conversion of Credit Facility	N/A		45,800,000	44.35%

(1)	Includes additional Common Shares issued pursuant to Rio Tinto’s exercise of its pre-emptive rights under the Private Placement Agreement.

(2)	Represents additional share purchase warrants issued pursuant to Rio Tinto’s exercise of its pre-emptive rights under the Private Placement Agreement.
Agreements with the Government of Mongolia
     Investment Agreement
The parties to the Investment Agreement are the Company, its subsidiary OT LLC, Rio Tinto, and the Government of Mongolia. The Investment Agreement provides for, among other things, a framework for maintaining a stable tax and operational environment for the Oyu Tolgoi Project, protection of the parties’ investment in the Oyu Tolgoi Project, the amount and term of the parties’ investment in the Oyu Tolgoi Project, the right to realize the benefits of such investment, the undertaking of mining activities with minimum damage to the environment and human health, the rehabilitation of the environment, the social and economic development of the Southern Gobi region and the creation of new jobs in Mongolia.
     Effective Date
The Investment Agreement became effective as of March 31, 2010 (the “Effective Date”), following the satisfaction of all conditions precedent to its effectiveness. These conditions included the completion of a number of corporate transactions intended to establish an efficient foundation for the operation of the project and the respective interests of the parties, such as tax-related restructuring of subsidiaries and conversion of certain exploration licences to mining licences.
     Term
The Investment Agreement has an initial term of 30 years from the Effective Date (the “Initial Term”). OT LLC has the right, exercisable by notice given not less than 12 months prior to the expiry of the Initial Term and subject to the fulfillment of certain conditions, to extend the Initial Term of the Investment Agreement for a further duration of 20 years (the “Renewal Term”).
In order to exercise its right to obtain the Renewal Term, OT LLC must have performed the following obligations during the Initial Term:
•	OT LLC must have demonstrated that the Oyu Tolgoi Project has been operated to industry best practice in terms of national and community benefits, environment and health and safety practices;

•	OT LLC must have made capital expenditures in respect of the Oyu Tolgoi Project of at least US$9 billion;

•	OT LLC must have complied in all material respects with its obligations to pay taxes under the laws of Mongolia, as stabilized under the terms of the Investment Agreement;

•	OT LLC must have commenced commercial production from the Oyu Tolgoi Project within: (i) seven years of the Effective Date, or (ii) five years from the date of having obtained access to project financing sufficient to fully construct the Oyu Tolgoi Project in accordance with the feasibility study submitted to the Government of Mongolia, whichever is earlier;

•	if, as part of the development of the Oyu Tolgoi Project, OT LLC has constructed, or is constructing, a copper smelter, OT LLC must have constructed or be constructing such smelter in Mongolia;

•	if the development and operation of the Oyu Tolgoi Project has caused any unanticipated and irreversible ecological damage to natural resources in Mongolia, OT LLC must have paid compensation based on the value of any such permanently damaged natural resources in accordance with the applicable laws of Mongolia; and

•	OT LLC must have, within four years of having commenced commercial production at the Oyu Tolgoi Project, secured the total power requirements for the Oyu Tolgoi Project from sources within the territory of Mongolia.
     Investment Protection
The Investment Agreement confirms OT LLC’s rights to market, sell and export mineral products from the Oyu Tolgoi Project at international market prices and to freely expend and repatriate its sale proceeds in Mongolian togrogs and foreign currencies. It also conveys legal protection on investments and procedural protection from expropriation.
     Taxes, Royalties and Fees
Throughout the Initial Term and the Renewal Term, if any, all taxes payable by OT LLC will remain stabilized. The annual corporate income tax rate will be stabilized at 10% on all sums earned up to three billion togrogs (approximately US$2.1 million). All taxable income earned in excess of three billion togrogs will be taxed at the rate of 25%. In addition to corporate income tax, the following taxes have been stabilized: customs duties; value-added tax; excise tax (except on gasoline and diesel fuel purchases); royalties (at 5% of gross sales value); mineral exploration and mining license payments (at US$15 per hectare); and immovable property tax and/or real estate tax.
The existing Windfall Profits Tax will be eliminated with effect as of January 1, 2011. Taxation on dividends and other forms of income have also been stabilized.

     Project Financing and Commercial Production
OT LLC has agreed to secure (or have made available to it), within two years of the Effective Date, sufficient financing facilities on terms reasonably acceptable to it, including in respect of guarantees, security or other support, to enable the full and complete construction of the Oyu Tolgoi Project as described in the feasibility study submitted to the Government of Mongolia.
OT LLC is required to achieve commencement of commercial production from the Oyu Tolgoi Project within five years of having secured (or having made available to it) the financing necessary to enable the full and complete construction of the Oyu Tolgoi Project. Commencement of commercial production will be evidenced by the achievement of 70% of planned concentrator throughput based on design capacity at that stage of construction for the Oyu Tolgoi Project, for a continuous period of 30 days.
     Infrastructure
All roads, pipelines and other transportation infrastructure funded or constructed by OT LLC or its affiliates in connection with implementation of the Oyu Tolgoi Project are required to be constructed to a standard necessary to meet the specific requirements of the Oyu Tolgoi Project only. OT LLC may provide the public, the Government of Mongolia and third parties access to certain infrastructure and/or services, provided such access does not interfere with the operation of the Oyu Tolgoi Project. In addition, OT LLC may recover costs by way of payments or collection of tolls from those persons or entities using such infrastructure and/or services.
OT LLC is permitted to construct a road between the Oyu Tolgoi Project site and Gashuun Sukhait border crossing with China. OT LLC may deduct the road construction expenses from its annual taxable income. The Government of Mongolia will be responsible for the maintenance of the road and the collection of road use fees from any third party users. OT LLC will be exempt from any such road user fees.
OT LLC has the right to access, and to use, self-discovered water resources for any purpose connected with the Oyu Tolgoi Project during the life of the Oyu Tolgoi Project, including construction, commission, operation and rehabilitation of the Oyu Tolgoi Project. OT LLC is required to pay fees for its water use but such fees must be no less favourable than those payable from time to time by other domestic and international users, must take into account the quantity and quality of the water removed and consumed, and will be treated as a deductible expense from OT LLC’s taxable income.
     Smelter
OT LLC has agreed that, within three years of commencing commercial production from the Oyu Tolgoi Project, it will, if requested by the Government of Mongolia, prepare a research report on the economic viability of constructing and operating a copper smelter in Mongolia to process the mineral concentrate derived from the Oyu Tolgoi Project. If a smelter is to be constructed for the Oyu Tolgoi Project, OT LLC has agreed to build such smelter in Mongolia and to offer all gold bullion produced at such smelter to the Mongol Bank, subject to reasonable commercial terms and prevailing international prices.
     Power Supply
During the construction period of the Oyu Tolgoi Project and until the fourth anniversary after the Oyu Tolgoi Project attains commercial production, OT LLC will have the right to import electric power from sources outside Mongolia, including China. Within four years of having commenced commercial production, OT LLC will be required to secure all of its power requirements for the Oyu Tolgoi Project from a domestic Mongolian source.

     Local Communities
OT LLC has agreed that it will conduct, implement, and update, from time to time, socio-economic impact assessments, socio-economic risk analyses, multi-year community plans, community relations management systems, policies, procedures and guidelines, and mine closure plans, all of which shall be produced with community participation and input and be consistent with international best practices. OT LLC will also conduct community development and education programs.
OT LLC will prioritize the training, recruiting and employment of citizens from local communities for the Oyu Tolgoi Project, giving specific preference to the citizens of Umnugovi Aimag. Once the Oyu Tolgoi Project attains commercial production, 90% of the Oyu Tolgoi Project workforce must be Mongolian nationals. OT LLC must use its best endeavours to ensure that 50% of its engineers are Mongolian nationals within 5 years, increasing to 70% after 10 years.
     Other
The Investment Agreement also includes environmental protection provisions, by which OT LLC will implement an environmental protection plan and provide to the Government of Mongolia an independent report on progress every three years.
Any dispute that is not resolved through negotiation will be resolved by binding arbitration in accordance with the procedures under the Arbitration Rules of the United Nations Commission on International Trade Law as in force at the time of the dispute.
     Shareholders’ Agreement
Concurrent with the execution of the Investment Agreement, OT LLC and two indirect, wholly-owned subsidiaries of the Company through which the Company holds its interest in OT LLC (the “Company Shareholder Subsidiaries”), entered into the Shareholders’ Agreement with Erdenes. The Shareholders’ Agreement contemplates the basis upon which the Government of Mongolia will, through Erdenes, acquire an initial 34% equity interest in the Oyu Tolgoi Project through a shareholding in OT LLC and provides for the respective rights and obligations of the parties as shareholders of OT LLC.
     Ownership of OT LLC
Under the terms of the Shareholders’ Agreement, within 14 days of the Effective Date OT LLC must issue to Erdenes a number of common shares of OT LLC that, upon issuance, represent 34% of the then issued and outstanding common shares of OT LLC. If OT LLC exercises its right under the Investment Agreement to obtain the Renewal Term, Erdenes shall have the option to acquire additional common shares of OT LLC to increase its shareholding in OT LLC to 50%. Erdenes’ shareholding of OT LLC may not be diluted by the issue of new share capital without its consent.
     Management of Oyu Tolgoi Project
OT LLC’s board of directors will engage a management team for the Oyu Tolgoi Project, which may include the Company, Rio Tinto or one or more affiliates of the Company or Rio Tinto. This management team will be responsible for the day to day operations of OT LLC and the Oyu Tolgoi Project and will report to OT LLC’s board of directors on a quarterly basis. A management services payment will be payable to the management team equal to 3% of the Oyu Tolgoi Project’s operating and capital costs incurred prior to the commencement of commercial production and 6% thereafter. This management services payment will be shared, as to 50%, by the Company and its affiliates and, as to 50%, by Rio Tinto and its affiliates.

     Election of Directors
Appointment of directors as between the Company Shareholder Subsidiaries and Erdenes is divided pro rata based on their respective shareholdings. The Company Shareholder Subsidiaries will have the right to nominate six (6) directors and Erdenes will be entitled to nominate three (3) directors.
     Existing Shareholder Loans and Cash Calls
All funds advanced to OT LLC prior to the Effective Date by the Company, Rio Tinto or any of their respective affiliates in relation to the Oyu Tolgoi Project, including interest thereon (collectively, the “Existing Shareholder Loans”), are repayable prior to any dividend distributions to the shareholders of OT LLC, as discussed below.
The management team of OT LLC may request that the shareholders of OT LLC contribute funds (“Called Sums”) in proportion to their respective share ownership interests in OT LLC to meet the projected cash requirements of OT LLC under the Oyu Tolgoi Project programs and budgets approved by the board of directors. The Company Shareholder Subsidiaries have agreed to fund Erdenes’ portion of Called Sums (the “Government Debt”), with interest accruing as set out below, unless Erdenes is able to fund its portion of the Called Sum from external sources.
During the period commencing on the 21st day after the Effective Date and ending three years after the commencement of commercial production from the Oyu Tolgoi Project (the “Funding Period”), the Company Shareholder Subsidiaries will be responsible for all contributions of Called Sums, including those otherwise payable by Erdenes. The Company Shareholder Subsidiaries will determine what method or methods of finance will apply in respect to those contributions, including by way of a combination of debt, redeemable preference shares (“Preferred Equity”) and/or common shares, provided the debt to equity ratios fall within a 3:1 ratio, as required by applicable Mongolian law. The Company Shareholder Subsidiaries will, however, be required to consult with Erdenes prior to the effecting any financing plan.
After the Funding Period, Erdenes has the option of contributing to any required funding but is not obligated to do so. Regardless of whether or not Erdenes contributes funding, its shareholding in OT LLC cannot be diluted. If Erdenes elects not to fund its proportionate share, the Company Shareholder Subsidiaries have the right to meet the full funding requirement in a similar manner as to the initial funding and Erdenes’ proportionate share of the requested funding will be added to the Government Debt.
Each of the Government Debt and the Existing Shareholder Loans will attract interest at the rate of 9.9% adjusted, on a quarterly basis, by the percentage of the variation in the United States Consumer Price Index during each period (the “Escalation Terms”). If Preferred Equity is issued, the applicable coupon rate will be 9.9% and will also carry the Escalation Terms.
     Payment of Dividends
All principal and interest outstanding on Government Debt, the Existing Shareholder Loans, outstanding coupon payments on Preferred Equity and the face value of the Preferred Equity must be paid in full prior to the payment of any dividends to the shareholders of OT LLC. Subject to the foregoing, if OT LLC has profits available for distribution in respect of any completed financial year, OT LLC’s board of directors will declare that at least 50% of those profits must be distributed by way of cash dividends within 3 months after the end of that financial year, subject to the retention of reasonable and proper reserves for OT LLC’s future cash requirements (including potential expansions, working capital, and the maintenance of funds for capital costs and other actual or contingent liabilities).
     Transfer of Shares of OT LLC to Third Parties

No shareholder of OT LLC may dispose of any of their shares to a third party without first offering such shares to the other shareholders of OT LLC on equivalent commercial terms as those offered by the relevant third party.
     T-Bill Purchase Agreement
Concurrent with the Investment Agreement, OT LLC also entered into the T-Bill Purchase Agreement with the Government of Mongolia pursuant to which OT LLC has agreed to purchase from the Government, in instalments, three discounted Treasury Bills (the “T-Bills”) with an aggregate face value of $287.5 million for an aggregate purchase price of $250 million. The annual rate of interest on the T-Bills is 3%. Each T-Bill will mature on the fifth anniversary from the date of its respective issuance.
The T-Bills will be purchased in three separate instalments, with each purchase triggered by the attainment of a defined milestone. The initial T-Bill, with a face value of $115 million, was purchased on October 20, 2009 for $100 million. A second T-Bill, with a face value of $57.5 million, must be purchased within 14 days of the Effective Date. The purchase price will be $50 million. The final T-Bill, having a face value of $115 million, must be purchased within 14 days of OT LLC having fully drawn down the financing necessary to enable the full and complete construction of the Oyu Tolgoi Project or June 30, 2011, whichever is earlier. The purchase price will be $100 million.
The T-Bills will become immediately repayable to OT LLC on the 5-year anniversary of their issuance, subject to accelerated maturity on a material breach of the Investment Agreement by Erdenes or the Government of Mongolia or upon termination of the Investment Agreement.
OT LLC, at its discretion, may offset sums owing to it against any taxes assessed to OT LLC by the Government of Mongolia. The Government of Mongolia will be entitled to repay the amounts owing under the T-Bills, in whole or in part, at any time.
Risk Factors
The Company is subject to a number of risks due to the nature of the industry in which it operates, the present state of development of its business and the foreign jurisdictions in which it carries on business. The following is a description of some of the risks and uncertainties to which the Company is subject. Some of the following statements are forward-looking and actual results may differ materially from the results anticipated in these forward-looking statements. Please refer to the section entitled “Forward-Looking Information” in this AIF.
Although the conditions to the effectiveness of the Investment Agreement have been fulfilled, IVN now has obligations to the Government of Mongolia that must be performed within a relatively short period of time.
As of the date of this AIF, all of the conditions to the effectiveness of the Investment Agreement have been fulfilled. However, the Company has significant obligations to the Government of Mongolia to pay money and convey a 34% voting equity interest in OT LLC to Erdenes, a company controlled by the Government of Mongolia, within a relatively short period of time. If these obligations are not met in a timely manner, the Government of Mongolia may declare that IVN is in breach of the terms of the Investment Agreement or otherwise challenge the validity of its terms, which could have significant adverse effects on the development of the Oyu Tolgoi Project and on IVN itself.
IVN may be limited in its ability to enforce the Investment Agreement against a sovereign government.
The Investment Agreement imposes numerous obligations and commitments upon the Government of Mongolia that provide clarity and certainty in respect of the development and operation of the Oyu Tolgoi

Project. The Investment Agreement also includes an arbitration clause that requires the parties to resolve disputes through international commercial arbitration procedures. Nevertheless, if and to the extent that the Government of Mongolia does not observe the terms and conditions of the Investment Agreement, there may be limitations on IVN’s ability to enforce the terms of the Investment Agreement against the Government of Mongolia, which is a sovereign entity, regardless of the outcome of an arbitration proceeding. Without an effective means of enforcing the terms of the Investment Agreement, IVN could be deprived of substantial rights and benefits arising from its investment in the Oyu Tolgoi Project with little or no recourse against the Government of Mongolia for fair and reasonable compensation. Such an outcome would have a material adverse impact on the Company.
The Investment Agreement includes a number of future covenants that may be outside of the control of IVN to complete.
The Investment Agreement commits IVN to perform a number of obligations in respect of the development and operation of the Oyu Tolgoi Project. While performance of many of these obligations is within the effective control of IVN, the scope of certain obligations may be open to interpretation. The performance of other obligations may require co-operation from third parties or may be dependent upon circumstances that are not necessarily within the control of IVN. For example:
•	IVN is obligated to obtain project financing for the development of the Oyu Tolgoi Project within two years following the Effective Date of the Investment Agreement and to commence commercial production within five years of securing such financing. There is a risk that OT LLC will be unable to obtain sufficient project financing within the stipulated time or that, in order to meet the project financing requirement in a timely manner, OT LLC is required to accept financing terms that are less advantageous than those that might have been available had there been no deadline for obtaining such financing. There is also a risk that unanticipated construction delays or other unforeseen development problems may cause delays in commencement in commercial production or that unforeseen mining or processing difficulties are encountered that prevent OT LLC from attaining the required commercial production levels;

•	IVN is obligated to utilize only Mongolian power sources within 4 years of commencing commercial production. Such sources of power may not be available or may be available upon commercial terms that are less advantageous than those available from other potential power suppliers;

•	Mongolian nationals must represent at least 90% of the Oyu Tolgoi Project work force once commercial production is attained and 50% of the Project’s engineers must be Mongolian nationals within five years, increasing to 70% after 10 years. While IVN has a plan for achieving these targets, success in doing so is contingent upon the availability of a sufficient number of qualified personnel, which is not wholly within IVN’s control.

•	IVN is obligated to use Mongolian services, transportation and freight facilities on a priority basis. Such services and facilities may not be available to the extent required or may be available upon commercial terms that are less advantageous than those available from other sources.

•	OT LLC has community development commitments and social responsibility obligations. There is a risk that OT LLC will be unable to meet the expectations or demands of relevant community stakeholders to the extent contemplated to allow OT LLC to meet its commitments under the Investment Agreement.

•	The extension of the term of the Investment Agreement from 30 years to 50 years is subject to a number of conditions, including IVN having demonstrated that the Oyu Tolgoi Project has been operated in accordance with industry best practices in terms of national and community benefits, environment and health and safety practices. The inherently subjective nature of these criteria creates the risk that IVN and the Government of Mongolia may disagree as to whether the conditions for extending the term of the Investment Agreement have been met.
Despite IVN’s best efforts, such provisions are not necessarily within the control of the Company and non-fulfillment may result in default under the Investment Agreement. Such a default could result in termination of the Investment Agreement or damages accruing, which could have a material adverse effect on the Company.
The Oyu Tolgoi Project will be operated as a corporate/government joint venture and will be subject to joint venture risk.
Although the Shareholders’ Agreement contemplates that IVN will maintain a controlling interest in the Oyu Tolgoi Project, the Government of Mongolia will also hold a significant stake in what is effectively a corporate joint venture involving a government entity. In addition, a portion of the Oyu Tolgoi Project property is held subject to the Entrée Joint Venture. As such, the Oyu Tolgoi Project is, to a certain extent, a joint venture within a joint venture. Therefore, IVN will be subject, on multiple levels, to all of the risks to which participants in mining joint ventures are typically exposed. Such risks include the potential for disputes respecting development, operation and financing matters resulting from differing levels of sophistication in relevant business and technical matters, inequality of bargaining power and incompatible long-term strategic and economic objectives.
The Government of Mongolia T-Bills may remain illiquid beyond the stated maturity date.
OT LLC is obligated to complete the purchase of an additional $150 million of T-Bills in addition to the $100 million of T-Bills already purchased. Mongolia continues to maintain a relatively high level of debt and, as such, its debt securities carry a higher level of risk than similar securities issued by countries with lower debt and more developed economies. There is no assurance that IVN will be able to readily convert the T-Bills into cash upon the stated maturity date, and the inability to do so could have a material adverse impact on IVN’s cash position.
There can be no assurance that IVN will be capable of raising the additional funding that it needs to carry out its development and exploration objectives.
Carrying out the development and exploration of the Oyu Tolgoi Project and the various other mineral properties in which IVN holds interests depends upon IVN’s ability to obtain financing through capital markets, sales of non-core assets or other means. IVN expects to be able to meet short-term cash requirements for the development of the Oyu Tolgoi Project and IVN’s other projects from its existing financial resources, but these funds will not be sufficient to meet all anticipated development expenditure requirements. The Private Placement Warrants held by Rio Tinto may, if exercised in full, account for a portion of the development cost of the Oyu Tolgoi Project, but will be insufficient to fund the entire development cost and, in any case, there is no assurance that Rio Tinto will fully exercise the Private Placement Warrants, which are exercisable at the sole discretion of Rio Tinto. Even if Rio Tinto fully exercises the Private Placement Warrants, IVN will require access to additional sources of capital to complete the development of the Oyu Tolgoi Project and to advance the development of its other mineral properties. The terms of the Investment Agreement oblige IVN to obtain, within two years of the Effective Date of the Investment Agreement, project financing sufficient to complete the development activities necessary to establish commercial production. Market volatility in precious and base metals may affect the terms upon which debt financing or equity financing is available. IVN operates in a region of the world that is prone to economic and political upheaval and instability, which may make it more difficult for IVN to obtain debt financing from project lenders. Failure to obtain additional financing on a timely basis may cause IVN to postpone its development plans, forfeit rights in some or all of its properties or joint ventures or reduce or terminate some or all of its operations.

Lack of infrastructure in proximity to IVN’s material properties could adversely affect mining feasibility.
The Oyu Tolgoi Project is located in an extremely remote area in the South Gobi Region of Mongolia, which currently lacks basic infrastructure, including sources of electric power, water, housing, food and transport necessary to develop and operate a major mining project. While IVN has established the limited infrastructure necessary to conduct its current exploration and development activities, substantially greater sources of power, water, physical plant and transportation infrastructure in the area will need to be established before IVN can conduct mining operations. Lack of availability of the means and inputs necessary to establish such infrastructure may adversely affect mining feasibility. Establishing such infrastructure will, in any event, require significant financing, identification of adequate sources of raw materials and supplies and necessary cooperation from national and regional governments, none of which can be assured. The Ovoot Tolgoi Coal Project is similarly located in a remote area of southern Mongolia and, although it is in commercial production, it faces the same challenges that come from operating in such a remote location.
The resource and reserve estimates for the IVN Group’s projects disclosed in this AIF are estimates only and are subject to change based on a variety of factors, some of which are beyond the IVN Group’s control. The IVN Group’s actual production, revenues and capital expenditures may differ materially from these estimates.
The estimates of reserves and resources disclosed in this AIF, including the anticipated tonnages and grades that will be achieved or the indicated level of recovery that will be realized, are estimates and no assurances can be given as to their accuracy. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. It may also take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a deposit may change. Reserve and resource estimates are materially dependent on prevailing metal prices and the cost of recovering and processing minerals at the individual mine sites. Market fluctuations in the price of metals or increases in the costs to recover metals from the IVN Group’s mining projects may render the mining of ore reserves uneconomical and materially adversely affect IVN’s operations. Moreover, various short-term operating factors may cause a mining operation to be unprofitable in any particular accounting period.
Prolonged declines in the market price of metals may render reserves containing relatively lower grades of mineralization uneconomic to exploit and could reduce materially the IVN Group’s reserves and resources. Should such reductions occur, material write downs of IVN’s investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow. The estimates of mineral reserves and resources attributable to a specific property are based on accepted engineering and evaluation principles. The estimated amount of contained metals in proven and probable mineral reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.
There are numerous uncertainties inherent in estimating quantities of mineral reserves and resources. The estimates in this AIF are based on various assumptions relating to commodity prices and exchange rates during the expected life of production, mineralization of the area to be mined, the projected cost of mining, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures, and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward revision to current estimates.

Mining projects are sensitive to the volatility of metal prices.
The long-term viability of the Oyu Tolgoi Project depends in large part on the world market prices of copper and gold. The market prices for these metals are volatile and are affected by numerous factors beyond IVN’s control. These factors include international economic and political trends, expectations of inflation, global and regional demand, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, increased production due to improved mining and production methods and economic events, including the performance of Asia’s economies.
The aggregate effect of these factors on metals prices is impossible to predict. Should prevailing metal prices remain depressed or below variable production costs of IVN’s current and planned mining operations for an extended period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of IVN’s mining, development and exploration activities. IVN would also have to assess the economic impact of any sustained lower metal prices on recoverability and, therefore, the cut-off grade and level of IVN’s reserves and resources. These factors could have an adverse impact on IVN’s future cash flows, earnings, results of operations, stated reserves and financial condition.
The following table sets forth for the periods indicated (1) the London Metals Exchange’s high, low and average settlement prices for copper in U.S. dollars per pound and (2) the high, low and average London afternoon fixing prices for gold.

	Copper			Gold
Year	High	Low	Average	High	Low	Average
2005	$2.11	$1.39	$1.67	$536	$411	$444
2006	$3.99	$2.06	$3.05	$725	$524	$604
2007	$3.77	$2.37	$3.23	$841	$604	$695
2008	$4.08	$1.26	$3.15	$1,011	$713	$872
2009	$3.33	$1.38	$2.34	$1,213	$810	$972
IVN’s ability to carry on business in Mongolia is subject to legal and political risk.
Although IVN expects that the Investment Agreement will bring significant stability and clarity to the legal, political and operating environment in which IVN will develop and operate the Oyu Tolgoi Project, IVN is still subject to legal and political risks in Mongolia.
The Ovoot Tolgoi Project is not covered by the Investment Agreement. SGQ holds its interest in its Mongolian mineral exploration and development projects indirectly through mining licences and exploration licences, and the rights with respect to those activities may be subject to changes in legislation or government regulations or changes in political attitudes within Mongolia.
The Investment Agreement is expected to mitigate a significant degree of political risk. Nevertheless, there is still a risk, particularly with respect to investments not covered by the Investment Agreement, that the Government may change its policies to discourage foreign investment, mining projects may be nationalized or other government limitations, restrictions or requirements not currently foreseen may be implemented. There can be no assurance that IVN’s assets will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by any authority or body.
There is no assurance that provisions under Mongolian law for compensation and reimbursement of losses to investors under such circumstances would be effective to restore the full value of IVN’s original investment or to compensate for the loss of the current value of the Mongolian projects. Insofar as the Government of

Mongolia is a sovereign entity against which the terms of the Investment Agreement may be unenforceable, this risk applies to the Oyu Tolgoi Project despite the provisions of the Investment Agreement respecting nationalization and expropriation. Similarly, other projects in Mongolia in which IVN holds a direct or indirect interest that are not covered by the Investment Agreement, such as the Ovoot Tolgoi Coal Project, may be affected in varying degrees by, among other things, government regulations with respect to restrictions on production, price controls, export controls, income taxes, environmental legislation, mine safety and annual fees to maintain mineral licences in good standing. There can be no assurance that Mongolian laws protecting foreign investments will not be amended or abolished or that existing laws will be enforced or interpreted to provide adequate protection against any or all of the risks described above.
The legal framework in Mongolia is, in many instances, based on recent political reforms or newly enacted legislation, which may not be consistent with long-standing local conventions and customs. Although legal title risks in respect of the Oyu Tolgoi Project are expected to be significantly mitigated by the terms of the Investment Agreement, there may still be ambiguities, inconsistencies and anomalies in the other agreements, licences and title documents through which IVN holds its interests in other mineral resource properties in Mongolia, or the underlying legislation upon which those interests are based, which are atypical of more developed legal systems and which may affect the interpretation and enforcement of IVN’s rights and obligations. Local institutions and bureaucracies responsible for administrating laws may lack a proper understanding of the laws or the experience necessary to apply them in a modern business context. Many laws have been enacted, but in many instances they are neither understood nor enforced and may be applied in an inconsistent, arbitrary and unfair manner, while legal remedies may be uncertain, delayed or unavailable. For decades Mongolians have looked to politicians and bureaucrats as the sources of the “law”. This has changed in theory, but often not in practice. With respect to most day-to-day activities in Mongolia government civil servants interpret, and often effectively make, the law. This situation is gradually changing but at a relatively slow pace. Accordingly, while IVN believes that it has taken the legal steps necessary to obtain and hold its property and other interests in Mongolia, there can be no guarantee that such steps will be sufficient to preserve those interests.
Recent and future amendments to Mongolian laws could adversely affect IVN’s mining rights in the Oyu Tolgoi Project or make it more difficult or expensive to develop the project and carry out mining.
The Government of Mongolia has, in the past, expressed its strong desire to foster, and has to date protected the development of, an enabling environment for foreign investment. IVN believes that the successful negotiation of the Investment Agreement in respect of the Oyu Tolgoi Project clearly demonstrates the level of commitment of the current government to continue to do so. However, there are political constituencies within Mongolia that have espoused ideas that would not be regarded by the international mining industry as conducive to foreign investment if they were to become law or official government policy. This was evidenced by revisions to the Minerals Law in 2006. At present, IVN has no reason to believe that the Government of Mongolia intends to sponsor or that Parliament intends to enact amendments to the Minerals Law or other legislation that would be materially adverse to the interests of international investors in Mongolia’s mining sector, including those of IVN. Nevertheless, there can be no assurance that the present government or a future government will refrain from enacting legislation or adopting government policies that are adverse to IVN’s interests or that impair IVN’s ability to develop and operate the Oyu Tolgoi Project, Ovoot Tolgoi or other projects on the basis presently contemplated.
Changes in, or more aggressive enforcement of, laws and regulations could adversely impact IVN’s business.
Mining operations and exploration activities are subject to extensive laws and regulations. These relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response and other matters.
Compliance with these laws and regulations increases the costs of exploring, drilling, developing, constructing, operating and closing mines and other facilities. It is possible that the costs, delays and other effects associated with these laws and regulations may impact IVN’s decision as to whether to continue to operate in a particular jurisdiction or whether to proceed with exploration or development of properties. Since legal requirements change frequently, are subject to interpretation and may be enforced to varying degrees in practice, IVN is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, changes in governments, regulations and policies and practices could have an adverse impact on IVN’s future cash flows, earnings, results of operations and financial condition.
IVN is subject to substantial environmental and other regulatory requirements and such regulations are becoming more stringent. Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect IVN.
All phases of IVN’s operations are subject to environmental regulations in the various jurisdictions in which it operates. For example, the Oyu Tolgoi Project is subject to a requirement to meet environmental protection obligations. IVN must complete an Environmental Protection Plan for Government approval and complete a report prepared by an independent expert on environmental compliance every three years.
Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect IVN’s operations. Environmental hazards may exist on the properties in which the IVN Group holds interests which are presently unknown to IVN and which have been caused by previous or existing third party owners or operators of the properties. Government approvals and permits are also often required in connection with various aspects of IVN’s operations. To the extent such approvals are required and not obtained, IVN may be delayed or prevented from proceeding with planned exploration or development of its mineral properties.
Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on IVN and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.
Previous mining operations may have caused environmental damage at current and former IVN mining projects, and if IVN cannot prove that such damage was caused by such prior operators, its indemnities and exemptions from liability may not be effective.
IVN has received exemptions from liability from relevant governmental authorities for environmental damage caused by previous mining operations at current and former mining projects, including at the Kyzyl Shear Project in Kazakhstan and the Cloncurry Project in Australia. There is a risk, however, that, if an environmental accident occurred at those sites, it may be difficult or impossible to assess the extent to which environmental damage was caused by IVN’s activities or the activities of other operators. In that event, the liability exemptions could be ineffective and possibly worthless.
The actual cost of developing the Oyu Tolgoi Project may differ significantly from IVN’s estimates and involve unexpected problems or delays.
The estimates in this AIF regarding the development and operation of the Oyu Tolgoi Project are based on the IDP05. This study established estimates of resources, construction and development costs, operating costs and project economic returns based, in part, on assumptions about future metal prices and future cost inputs, determined as at October 2005 and variances in these inputs, as well as other inputs that form the basis of IDP05, may result in operating costs, construction and development costs, production and economic returns that differ significantly from those anticipated by the IDP05 and future development reports. In the case of operating costs, IDP05 derives estimates of average cash operating costs based upon, among other things:
•	anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•	anticipated recovery rates of copper and gold from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.
The Company is planning to extensively update IDP05 using assumptions that are based upon the terms and conditions of the Investment Agreement. The Company will need to update the IDP05 before it can proceed with the financing and development of a mine. There are also a number of uncertainties inherent in the development and construction of any new mine, including the Oyu Tolgoi Project. These uncertainties include:
•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the availability and cost of skilled labour, power, water and transportation;

•	the availability and cost of appropriate smelting and refining arrangements;

•	the need to obtain necessary environmental and other government permits, and the timing of those permits; and

•	the availability of funds to finance construction and development activities.
The cost, timing and complexities of mine construction and development are increased by the remote location of a property such as the Oyu Tolgoi Project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that future development activities will result in profitable mining operations.
IVN’s ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions imposed by law, foreign currency exchange regulations and financing arrangements.
IVN conducts its operations through subsidiaries. Its ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. The subsidiaries’ ability to pay dividends or make other distributions to IVN is also subject to their having sufficient funds to do so. If the subsidiaries are unable to pay dividends or make other distributions, IVN’s growth may be inhibited unless it is able to obtain additional equity or debt financing on acceptable terms. In the event of a subsidiary’s liquidation, IVN may lose all or a portion of its investment in that subsidiary. IVN will be able to rely on the terms of the Investment Agreement to pay dividends out of

Mongolia, subject to certain restrictions contained in the Investment Agreement but will be unable to do so in respect of projects that are not covered by the terms of the Investment Agreement.
There can be no assurance that the interest held by IVN in its exploration, development and mining properties is free from defects or that material contractual arrangements between IVN and entities owned or controlled by foreign governments will not be unilaterally altered or revoked.
IVN has investigated its rights to explore and exploit its various properties and, to the best of its knowledge, those rights are in good standing but no assurance can be given that such rights will not be revoked, or significantly altered, to the detriment of IVN. There can also be no assurance that IVN’s rights will not be challenged or impugned by third parties. IVN has also applied for rights to explore, develop and mine various properties, but there is no certainty that such rights, or any additional rights applied for, will be granted on terms satisfactory to IVN or at all.
The proceeds from the sale of the Savage River Project are dependent on iron ore prices and the remaining supply of ore at the Savage River Project.
The remaining portion of the proceeds payable to IVN from the sale of the Savage River Project are deferred, and the amount of such payments are dependent on prevailing prices for iron ore (as represented by the Nibrasco/JSM pellet price) in the year that the compensation is paid and the total tonnage of iron ore pellets sold from the Savage River Project in that year. Such prices are very volatile and in the past prices have suffered significant declines. Lower prices mean lower corresponding payments to IVN. In addition, while current reserve and resource estimates indicate that the mine will be capable of producing sufficient ore to meet the desired tonnes per year threshold for the term of deferred payments, there is no assurance that these estimates will actually bear themselves out. If insufficient ore is actually present to produce the desired threshold amount of ore, then the corresponding payments to IVN will be lower.
Competition for new mining properties by larger, more established companies may prevent IVN from acquiring interests in additional properties or mining operations.
Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, IVN may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that IVN will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.
There is no assurance that IVN will be capable of consistently producing positive cash flows.
IVN has paid no dividends on its Common Shares since incorporation and does not anticipate doing so in the foreseeable future. IVN has not, to date, produced positive cash flows from operations, and there can be no assurance of its ability to operate its projects profitably. While IVN may in the future generate additional working capital through the operation, development, sale or possible syndication of its properties, there is no assurance that IVN will be capable of producing positive cash flow on a consistent basis or that any such funds will be available for exploration and development programs.
There is no guarantee that any exploration activity will result in commercial production of mineral deposits.
Development of a mineral property is contingent upon obtaining satisfactory exploration results. Mineral exploration and development involves substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. There is no assurance that additional commercial quantities of ore will be discovered on any of IVN’s exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. The discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the control of IVN.
IVN cannot insure against all of the risks associated with mining.
Exploration, development and production operations on mineral properties involve numerous risks and hazards, including:
•	rock bursts, slides, fires, earthquakes or other adverse environmental occurrences;

•	industrial accidents;

•	labour disputes;

•	political and social instability;

•	technical difficulties due to unusual or unexpected geological formations;

•	failures of pit walls, shafts, headframes, underground workings; and

•	flooding and periodic interruptions due to inclement or hazardous weather condition.
These risks can result in, among other things:
•	damage to, and destruction of, mineral properties or production facilities;

•	personal injury;

•	environmental damage;

•	delays in mining;

•	monetary losses; and

•	legal liability.
It is not always possible to obtain insurance against all such risks and IVN may decide not to insure against certain risks as a result of high premiums or other reasons. The incurrence of an event that is not fully covered or covered at all, by insurance, could have a material adverse effect on IVN’s financial conditions, results of operations and cash flows and could lead to a decline in the value of the securities of IVN. IVN does not maintain insurance against political or environmental risks.
Insofar as Rio Tinto is the Company’s largest shareholder, Rio Tinto has the ability to significantly influence the business and affairs of IVN.
Through its existing shareholding in the Company and the rights it holds to acquire additional Common Shares, Rio Tinto has the ability to exercise voting power to significantly influence the policies, business and affairs of IVN and the outcome of any significant corporate transaction or other matter, including a merger, business combination or a sale of all, or substantially all, of IVN’s assets. Through existing contractual arrangements, including the Credit Agreement, Rio Tinto has the benefit of a series of negative covenants that limit actions that the Company can take and transactions in which the Company can participate without Rio Tinto’s approval. Rio Tinto also has, among other rights, a right of first offer in respect of any equity financing that the Company proposes to undertake and a right of first refusal with respect to any proposed disposition by IVN of an interest in the Oyu Tolgoi Project. See “GENERAL DEVELOPMENT OF THE BUSINESS — Rio Tinto Transactions”. Rio Tinto’s voting equity position in IVN and its existing contractual rights may have the effect of delaying, deterring or preventing a transaction involving a change of control of IVN in favour of a third party that otherwise could result in a premium in the market price of the Common Shares in the future.
Rio Tinto is also able to significantly influence the management, development and operation of the Oyu Tolgoi Project through its representatives on the Technical Committee, established to manage the Oyu Tolgoi Project. Rio Tinto appointees represent a majority of the members of the Technical Committee and are entitled to control the ongoing decisions made by the Technical Committee.
IVN is exposed to risks of changing political stability and government regulation in the countries in which it operates.
IVN holds mineral interests in countries, which may be affected in varying degrees by political stability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of these countries. Any changes in regulations or shifts in political conditions are beyond the control of IVN and may adversely affect its business. IVN’s operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. IVN’s operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.
In certain areas where IVN is active, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. The laws of many of the countries in which IVN operates also contain inconsistencies and contradictions. Many of them are structured to bestow on government bureaucrats substantial administrative discretion in their application and enforcement with the result that the laws are subject to changing and different interpretations. As such, even IVN’s best efforts to comply with the laws may not result in effective compliance in the determination of government bureaucrats.
     IVN’s prospects depend on its ability to attract and retain key personnel.
Recruiting and retaining qualified personnel is critical to IVN’s success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. IVN believes that it has been successful in recruiting excellent personnel to meet its corporate objectives but, as IVN’s business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff on the operations side. Although IVN believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.
Certain directors of IVN are directors or officers of, or have significant shareholdings, in other mineral resource companies and there is the potential that such directors will encounter conflicts of interest with IVN.
Certain of the directors of IVN are directors or officers of, or have significant shareholdings in, other mineral resource companies and, to the extent that such other companies may participate in ventures in which IVN may participate, the directors of IVN may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. This includes the individuals nominated by Rio Tinto to serve on the Company’s board of directors. Rio Tinto is entitled to nominate a number of directors to the Company’s board of directors proportionate to its level of ownership of IVN’s issued and outstanding Common Shares from time to time. Certain of these nominees are or may be directors or officers of, or have significant shareholdings in, Rio Tinto Group companies or other mineral resource companies and, to the extent that such companies may engage in business relationships with IVN, the directors of IVN appointed by Rio Tinto may have conflicts of interest in negotiating and concluding terms of such relationships. In all cases where directors and officers have an interest in another resource company, such other companies may also compete with IVN for the acquisition of mineral property rights.
In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of IVN and will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, IVN will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the YBCA, the directors of IVN are required to act honestly, in good faith and in the best interests of IVN. In determining whether or not IVN will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to IVN, the degree of risk to which IVN may be exposed and its financial position at that time.
     Capital markets are volatile.
Securities markets throughout the world are cyclical and, over time, tend to undergo high levels of price and volume volatility, and the market price of securities of many companies, particularly those in the resource sector, can experience wide fluctuations which are not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Increased levels of volatility and resulting market turmoil could adversely affect the market price of IVN’s securities.
If IVN is required to access credit markets to carry out its development objectives, the state of domestic and international credit markets and other financial systems could affect IVN’s access to, and cost of, capital. If these credit markets were significantly disrupted, as they were in 2007 and 2008, such disruptions could make it more difficult for IVN to obtain, or increase its cost of obtaining, capital and financing for its operations. Such capital may not be available on terms acceptable to IVN or at all.
     IVN is subject to the U.S. Foreign Corrupt Practices Act.
IVN is subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), which prohibits corporations and individuals from paying, offering to pay, or authorizing the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect their transactions and to devise and maintain an adequate system of internal accounting controls. IVN’s international activities create the risk of unauthorized payments or offers of payments by our employees, consultants or agents, even though they may not always be subject to our control. IVN discourages these practices by our employees and agents. However, IVN’s existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants and agents may engage in conduct for which we might be held responsible. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the

FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on our ability to conduct business in certain foreign jurisdictions.
IVN and SouthGobi hold substantial funds in cash and cash equivalents and there is a risk that financial market turmoil or other extraordinary events could prevent the companies from obtaining timely access to such funds or result in the loss of such funds.
IVN and SouthGobi both currently hold substantial investments in cash and cash equivalents, including treasury bills, money market funds and bank deposits. Management has adopted a conservative investment philosophy with respect to such funds, as the Company may require that these funds be used on short notice to support the business objectives of the Company and SouthGobi. Nevertheless, there is a risk that an extraordinary event in financial markets generally or with respect to an obligor under an investment individually will occur that prevents the Company and/or SouthGobi from accessing its cash and cash equivalent investments. Such an event could, in the case of delayed liquidity, have a negative impact on implementation of time sensitive business objectives that require access to such funds or such an event could, in extreme circumstances, result in the loss of some or all of such funds.
DESCRIPTION OF THE BUSINESS
Overview
The Oyu Tolgoi Project and the Ovoot Tolgoi Coal Project have been identified as mineral projects on properties that are material to IVN. The properties on which the Cloncurry Project in Australia and the Kyzyl Gold Project in Kazakhstan are located are not presently regarded as properties that are material to IVN although one or both of them may become material to IVN in the future.
Qualified Persons
Disclosure of a scientific or technical nature in this AIF in respect of the material mineral resource properties of IVN, the Oyu Tolgoi Project and the Ovoot Tolgoi Coal Project, was prepared by or under the overall supervision of IVN’s Resource Manager, Stephen Torr. Mr. Torr is an employee of IVN.
The Oyu Tolgoi Technical Report was prepared by the following qualified persons: Bernard Peters, B. Eng. (Mining), Aus. I.M.M. of AMEC Minproc, who was responsible for overall preparation of the report and, in particular, the open pit design and mineral reserve estimate of the report; Scott Jackson, B.Sc. (Hons), CFSG, M.Aus.I.M.M., of Quantitative Geoscience Pty Ltd., who was responsible for preparation of the sections on Geology and Mineral Resources; John Vann, B.App.Sc., B.Sc. (Hons), M.Sc., F.Aus.I.M.M., M.A.I.G, M.S.E.G., of Quantitative Geoscience Pty Ltd., who was responsible for preparation of the sections on Geology and Mineral Resources; Albert Chance, B.App.Sc, Association of Professional Engineers of the Province of British Columbia (no. 16370), an employee of Golder Associates Ltd, who was responsible for the subsection on Open Pit Mine Geotechnical in the Oyu Tolgoi Technical Report; and Dean David, B. AppSc (Metallurgy), M Aus.I.M.M., of AMEC Minproc, who was responsible for preparation of the processing section.
The Ovoot Tolgoi Technical Report was prepared by the following qualified persons: Richard D. Tifft III and Alister Horn of Norwest Corporation.
     Oyu Tolgoi Project
The information in this section is based on the Oyu Tolgoi Technical Report, in accordance with the requirements of NI 43-101.

     Project Description and Location
The Oyu Tolgoi Project is located in the Aimag (province) of Omnogovi, approximately 550 km south of the capital city of Ulaanbaatar and 80 km north of the border with China. Mineralization on the property consists of porphyry style copper, gold and molybdenum contained in a linear structural trend, termed the OT Trend, with a strike length that extends over 20 km. Mineral resources have been identified in a series of deposits throughout this trend, which from south to north include the Heruga deposit, the Southern Oyu Deposit group, consisting of the Southwest Oyu, South Oyu, Wedge deposits and Central Oyu, and the Hugo Dummett Deposits group, consisting of the Hugo South, Hugo North and Hugo North Extension deposits.
IVN operates the Oyu Tolgoi Project through its 100%-owned subsidiary, OT LLC. OT LLC, in turn, holds its rights to the Oyu Tolgoi Project through mining licence 6709A (the “OT Licence”), comprising approximately 8,496 hectares of property. The Mongolian government granted the OT Licence to OT LLC in 2003 along with mining licences for three properties identified as mining licences 6708A, 6710A and 6711A. 6711A (Ulaan Uul) was relinquished in 2008 due to its distance from the OT licence (20km) and lack of mineralisation. The OT Licence includes the right to explore, develop mining infrastructure and facilities and conduct mining operations on the Oyu Tolgoi Project. When originally granted, the OT Licence had a term of 60 years, with an option to extend the licence for an additional term of up to 40 years. In 2006 the Mongolian parliament passed new mining legislation that changed the term of mining licences to 30 years with two 20 year extensions. It is unclear if this law will be applied retroactively to current licences.
IVN holds an interest in approximately 20,000 hectares of ML 15226A (the “Shivee Tolgoi Licence”) and approximately 20,000 hectares of ML 15225A (the “Javkhlant Licence”) owned by Entrée. IVN holds its rights to the property through the Entrée Joint Venture, pursuant to which IVN has an 80% interest in minerals below 560 m and a 70% interest in minerals above that point. Conditions to fulfill the joint venture agreement were reached in May 2008 when IVN spent more than $35 million on the properties. Joint venture expenditure commitments are in 80-20% proportion, with Entrée having the option of amortizing its commitment against future income. The Shivee Tolgoi and Javkhlant Licences were converted to mining licenses in October 2009 The Shivee Tolgoi Licence is adjacent to the north of the OT Licence, and the Hugo North deposit crosses the property boundary onto the Shivee Tolgoi Licence. The Javkhlant Licence is adjacent to the south of the OT licence and hosts the Heruga deposit which crosses the property boundary onto the OT licence.
OT LLC must pay a yearly per hectare fee to the Mongolian government in order to maintain the OT Licence in good standing. The licence fees are $15 per hectare per year on the mining licence. The OT Licence property was surveyed by an independent consultant in 2002 and by a qualified Mongolian Land Surveyor in 2004 to establish the legal boundaries of the OT Licence concession.
Pursuant to the Minerals Law, the Mongolian government assesses a royalty of 5% on the sale value of all minerals mined in the country. IVN holds a 2% net smelter returns royalty over the property covered by the OT Licence (which does not cover the Entrée Joint Venture lands) that was purchased from BHP Exploration in 2003.
Oyu Tolgoi LLC has, and continues to, study the permitting and approval requirements for the development of the Project and maintains a permit and licensing register. Oyu Tolgoi LLC personnel work with the Mongolian authorities and have developed descriptions of the permitting processes and procedures for the Project permitting in Mongolia. Some permits have already been obtained and others are in the process of being submitted. Oyu Tolgoi LLC has advised that it expects that all permits can be obtained in a suitable time frame for the project development. Under the terms of the Investment Agreement, a working group consisting of a company and government representatives will be formed to assist in the permitting process.

     Environment
Holders of a mining license in Mongolia must comply with environmental protection obligations established in the Environmental Protection Law of Mongolia, Law of Environmental Impact Assessment and the Minerals Law. These obligations include preparation of an environmental impact assessment (“EIA”) for mining proposals, submitting an annual environmental protection plan, posting an annual bond against completion of the protection plan and submitting an annual environmental report.
OT LLC has posted environmental bonds to the Mongolian Ministry for Nature and Environment (“MNE”) in accordance with the Minerals Law of Mongolia for restoration and environmental management work required for exploration and the development work undertaken at the site. OT LLC pays to the Khanbogd Soum annual fees for water and road usage, while sand and gravel use fees are paid to the Aimag government in Dalanzadgad.
OT LLC has, through qualified independent consultants, prepared an EIA for the Oyu Tolgoi Project consisting of three volumes (as per instructions from the MNE): (i) road, (ii) water supply, and (iii) mine and processing facilities. Internally, two further volumes were produced for the Power Plant and the Airport re-location. The first EIA document, for the transport corridor running south of the Oyu Tolgoi lease to the Chinese border, was submitted in April 2004 and approved in May 2004. An amendment to the approved EIA was submitted in December 2006 to allow for an alternative road alignment to the Chinese border. Construction is expected to commence in the second or third quarters of 2010.
The second volume of the Oyu Tolgoi Project EIA, which covers the supply of water from nearby Gunii Hooloi deep aquifer, was submitted in June 2005. Approval was obtained for the use of the Gunii Hooloi water reserve in September 2005 for a partial amount of the total water required for the Project. Since approval, changes have been proposed to the mine process which has resulted in an increase to the project water demand. In addition, further hydrogeological investigations at Gunii Hooloi have occurred, and allowed for a revision to be made to the aquifer capacity, characteristics and exploitable reserves. This revision is provided in the Report on Groundwater Exploration (OT LLC, 2007) submitted by OT LLC to the MNE in January 2008. This document was reviewed by the Water Sector Science and Technology Council who approved registration (January 2009) of the available water resource at Gunii Hooloi of 870L/s.
An explanatory amendment document in addition to the approved 2005 EIA is to be submitted to the MNE. The document discusses the potential changes to the environmental impacts associated with the use of the resource as a result of the latest hydrogeological assessments and approved exploitable water reserves.
The third volume, (Mining & Processing) incorporates the results of the 2005 IDP, and was first submitted in January 2006. Following review by the Mongolian government, the submission was amended in May 2006. An expert committee review of the mine and processing facilities volume of the EIA was completed in September 2006, and further information was submitted in November 2006 to address the issues raised. The third volume of the EIA was approved by the MNE in December 2007.
Additional volumes produced to cover the Power Plant (Volume IV) and Airport Re-location (Volume V) and a number of supplementary assessments which cover current development work associated with underground shafts 1 & 2, waste water treatment, diesel power supply, emulsion plant, chemicals import and usage, and the quarry and batch plant have been submitted to the authorities and are in various stages of approval.
The Power Plant Screening and EIA reports are prepared for a 3x150MW coal fired steam power plant located on the mining licence at the Oyu Tolgoi Project. Submission to the MNE is pending the exact location on site.
The water supply pipeline and bore field infrastructure EIA was submitted December 2009.

OT LLC contracts the Institute of Archaeology at the Mongolian Academy of Science to complete archaeological studies of the Oyu Tolgoi Project. The studies have resulted in the excavation and removal of sites of historical and cultural significance within the Oyu Tolgoi Project area in accordance with the relevant Mongolian Laws and custom.
     Accessibility, Climate, Local Resources and Physiography
The Oyu Tolgoi Project is located in the South Gobi region of Mongolia, approximately 550 km south of the capital city, Ulaanbaatar. The most prominent nearby community is Dalanzadgad, with a population of approximately 15,000, which is located approximately 220 km northwest of the Oyu Tolgoi property. Facilities at Dalanzadgad include a regional hospital, tertiary technical colleges, domestic airport and a 6 megawatt capacity coal-fired power station. The closest community to the property is Khanbogd, the centre of the Khanbogd Soum. Khanbogd has a population of approximately 2,500 and is located 35 km to the east of the property.
Road access to the property follows a well-defined track directly south from Ulaanbaatar requiring approximately 12 hours travel time in a four-wheel drive vehicle. OT LLC has also developed a 2,000 m dirt airstrip within the Oyu Tolgoi property that allows the property to be serviced by a 50 passenger, turbo prop aircraft. Mongolian rail service and a large electric power line lie 350 km east of the property at the main rail line between Ulaanbaatar and China. The China-Mongolia border is located approximately 80 km south of Oyu Tolgoi. The Chinese government has upgraded a highway to the Mongolian border, which now provides a direct link between the border south of Oyu Tolgoi property to the trans-China railway system.
The south Gobi region has a continental, semi-desert climate with cool springs and autumns, hot summers, and cold winters. The average annual precipitation is approximately 80 millimetres, 90% of which falls in the form of rain with the remainder as snow. Temperatures range from an extreme maximum of about 36° Celsius to an extreme minimum of about -31° Celsius. The area occasionally receives very high winds accompanied by sand storms that often severely reduce visibility for several hours at a time. OT LLC conducts exploration activities year-round and believes that mining operations can also be run on a year-round basis.
The property ranges in elevation from 1,140 m to 1,215 m above sea level. The region is covered by sparse semi-desert vegetation and is used by nomadic herders who tend camels, goats and sheep. The topography largely consists of gravel-covered plains, with low hills along the northern and western borders. Scattered, small rock outcrops and colluvial talus are widespread within the northern, western and southern parts of the property. OT LLC believes that this topography will be amenable to the construction of the necessary infrastructure for mining operations, including tailings storage sites, heap leach pads, waste disposal, and processing plant sites. Seismicity studies related to the property have been conducted and OT LLC has determined that the seismicity of the project area is generally low.
The Mongolian Minerals Law and Mongolian Land Law govern OT LLC’s surface rights on the Oyu Tolgoi Project. Water rights are governed by the Mongolian Water Law and the Mongolian Minerals Law. These laws permit licence holders to use the land and water in connection with exploration and mining operations, subject to the discretionary authority of Mongolian national, provincial and regional governmental authorities. IVN expects that it will have to negotiate with all three levels of government to ensure access to appropriate land and water rights prior to the commencement of any mining operations.
Power sources are currently sufficient for exploration activities. The nearest power line is 350 km away, so OT LLC operates a number of diesel generators for camp electrical needs. A small power station consisting of six one MW diesel generators has been installed to provide power for sinking a shaft on the property. Additional power sources will need to be developed prior to the commencement of mine development and mining operations. OT LLC is exploring the possibility of utilizing currently undeveloped coal deposits as a source of power supply.
Water is widely available from shallow wells, and is sufficient for exploration purposes. A more substantial source of water will be required for development and mining operations. Groundwater supply investigations by independent consultants for the Oyu Tolgoi Project have been ongoing since April 2002. OT LLC has identified three deep sedimentary groundwater systems within 100 km of the Oyu Tolgoi Project. Investigative drilling of two of these systems and computer modeling of the systems has now been completed and indicates that these groundwater systems will be able to meet the water demand for a production rate of up to 40 million tpy.
The results of a 2007 drill program indicates that the aquifer is capable of supplying an estimated maximum output of 1,325 litres per second (“L/s”) for 40 years assuming the water drawdown is restricted to the base of the confining layer which is the top of the main aquifer. All of the data related to the assessment of the aquifer potential, as well as a report covering an assessment of the supply potential, was supplied to the Water Agency in January 2008. In mid November of 2008, the Water Agency stated that they would accept a calculation of the groundwater reserve of 870 L/s for the Gunii Hooloi borefield. This rate is almost the same as that used during the design of the wellfield and associated pipeline. Currently, application is being made for a Water Use Contract for the 870 L/s usage rate.
     History
Old diggings and small amounts of slag found in the area indicate that the Oyu Tolgoi area was subject to small scale mining activity in ancient times. However, modern mineral exploration did not begin in earnest in the area until 1996, when the Magma Copper Company Ltd. began a reconnaissance program which examined more than 60 copper occurrences in various parts of Mongolia. In 1996, after BHP Minerals International Exploration Inc. (“BHP Exploration”) acquired Magma Copper Company Ltd., BHP Exploration continued the reconnaissance program in western and southern Mongolia.
BHP Exploration first visited the Oyu Tolgoi Project in September 1996 as part of its regional reconnaissance program of the south Gobi region. In 1999, following a review of past results, additional drilling and continued exploration on the property was planned but never carried out. BHP Exploration then offered the properties for joint venture.
OT LLC originally acquired its interest in the property from BHP Exploration in May 2000 pursuant to an earn-in agreement. Shortly thereafter, OT LLC carried out a RC drill program to delineate a chalcocite blanket intersected by one of BHP Exploration’s diamond drill holes. This program consisted of 109 RC holes totalling 8,828 m. In 2001, OT LLC continued the RC drilling program to expand the chalcocite blanket and locate additional supergene resources. OT LLC also completed three diamond drill holes to test deep hypogene copper and gold potential. One of these holes, OTD 150, intersected 508 m of chalcopyrite-rich mineralization grading 0.81% copper and 1.17 g/t gold, while another hole, OTD 159, intersected a 49 m thick chalcocite blanket grading 1.17% copper and 0.21 g/t gold and 252 m of hypogene covellite mineralization grading 0.61% copper and 0.11 g/t gold.
The diamond drill holes were sufficiently encouraging for OT LLC to conduct a major follow-up drill program that resulted in the discovery of the Southwest Oyu deposit. In late 2002, drilling in the far northern section of the property intersected 638 m of bornite-chalcopyrite rich mineralization grading 1.61% copper and 0.07 g/t gold starting at a depth of 222 m. This marked the discovery of the Hugo Dummett Deposits.
OT LLC completed the earn-in requirements under the Earn-in Agreement with BHP Exploration by the first quarter of 2002. After certain back-in rights held by BHP Exploration expired, BHP Exploration transferred title to the relevant mineral exploration licences to OT LLC in the summer of 2002. Pursuant to the Earn-in Agreement, BHP Exploration retained a 2% net smelter returns royalty on production from the Oyu Tolgoi Project. IVN acquired this royalty from BHP Exploration in November 2003 in consideration for the payment to BHP Exploration of $37,000,000.
In February 2004, a scoping study was prepared for development of the Oyu Tolgoi Project. The report considered mine development options ranging from a 20-year mine life to a 40-year mine life, with all deposits except Hugo North being mined by open pit and Hugo North being mined by block caving.
In 2005, the IDP 2005 was completed. The IDP05, a preliminary assessment report, was summarized in a Technical Report dated October 1, 2005, which was filed with applicable Canadian securities regulatory authorities and is available for review at www.sedar.com. The report assesses development alternatives open to IVN and charts an implementation path for developing the Oyu Tolgoi Project. In January 2006 IVN reported an open pit Mineral Reserve on the Southern Oyu deposits.
     Geology and Mineralization
The Oyu Tolgoi Project lies near the boundary of the South Mongolian and the South Gobi tectonic units, in the Kazakh Mongol Belt. The project area falls within the Gurvansayhan Terrane, which consists of highly deformed accretionary complexes and oceanic island arc assemblages. The area is dominated by a broad corridor of major strike-slip faults, contractional fault and fold belts and fault-controlled Mesozoic sedimentary basins.
The Oyu Tolgoi Project area lies within an east to west trending belt of volcanic and sedimentary rocks of continental margin and island arc affinities. The two major stratigraphic sequences recognised in the project area are a sequence of tuffs, basaltic rocks and sedimentary strata of probable island arc affinity, assigned to the Upper Devonian Alagbayan Formation and an overlying succession containing conglomerates, fossiliferous marine siltstones, sandstones, waterlain tuffs and basaltic to andesitic flows and volcaniclastic rocks, assigned to the Carboniferous Sainshandhudag Formation. There is also a thin covering of stratified clays and clay-rich gravels of Cretaceous age overlying the two main sequences, infilling paleochannels and small fault-controlled basins.
The Devonian Alagbayan Formation sequence includes four major lithological divisions. The lowest division consists of laminated siltstone and sandstone overlain by an approximately 800m thick augite basalt unit. Overlying is a sequence of volcaniclastic conglomerate/breccias and lapilli tuffs of dacitic composition up to 200m thick. These rocks are commonly strongly altered and host much of the contained mineralisation found on the property; the top of the alteration commonly extends up into the conglomerate/ lapilli tuff unit. The third division is a carbonaceous siltstone and sandstone unit up to 200 m thick.
A major low angle thrust is hosted within the top of the carbonaceous siltstone unit, termed the contact fault. This separates the lower three divisions with the fourth upper division of the Alagbayan formation- a sequence of basaltic flows and volcaniclastic rocks interstratified with thinly bedded siltstone and massive sandstone averaging up to 600 m thick. This unit is commonly overturned and has been transported by thrusting from another location.
The Early Carboniferous Sainshandhudag Formation unconformably overlies the Alagbayan Formation sequence, and consists of a lower tuffaceous sequence, a middle clastic package and an uppermost volcanic sequence. The lowest sequence consists mainly of andesitic lapilli tuff and measures up to 200 m in thickness. The intermediate sequence typically shows a progression from a lower conglomerate-sandstone-siltstone dominant unit to an overlying siltstone-waterlain tuff unit; total thickness is up to 200 m. The uppermost sequence consists of a thick layer of andesitic to basaltic flows and volcaniclastic rocks comprising several subunits; thickness is up to 800 m.
Intrusive rocks are common, and range in age from Devonian to Mesozoic. A broad range of dykes and sills intrude the host rocks, of particular significance are Devonian aged quartz monzodiorite (QMD) intrusions that are genetically linked to the porphyry style mineralisation, mineralised QMD intrusions are irregular dykelike bodies, much larger weakly to unmineralised QMD underlies much of the mineralisation and crops out to the west. Biotite granodiorite dykes and sills intrude the axis of the mineralised trend, In the Hugo Dummett deposit area they feed upward into a keel shaped intrusive interpreted to be the bottom of a dacite dome.
There is a complex network of faults, folds and shear zones that cross-cut the project area. A major Devonian aged low angle thrust fault, the contact fault, is hosted within the carbonaceous siltstone unit of the Alagbayan formation and is of district scale. Other significant faults include the Mesozoic aged West Bat fault and the East Bat fault, which respectively bound the west and east side of the zone of mineralization constituting the Hugo Dummett Deposits. The Solongo fault is also major, and cuts off the southern end of the outcropping South West Oyu and south Oyu Deposits. To the south of this fault mineralisation is deeply buried, with the Heruga deposit some 4km to the south under about 800m of Devonian rocks.
     Heruga Deposit
The Heruga Deposit is at present the southernmost deposit discovered on the OT Trend. It is preserved below the contact fault, a major low angle thrust of district scale significance. 600 to 1000m of Devonian Alagbayan formation overlie the contact fault. Below the contact fault, the porphyry system is intact, with the top of the porphyry related alteration zone commencing 100-200m below the fault, usually within conglomerates and tuffs of the lower Alegbayan formation. Almost all of the deposit is hosted in the underlying augite basalt with some lesser QMD intrusions. The upper part of the deposit comprises a pyritic copper-molybdenum rich zone approximately 200-300m thick overlying and partly overlapping with a copper and gold rich zone, this lower zone is similar to that at Southwest Oyu. The alteration at Heruga is typical of gold rich porphyry style deposits, with the upper copper-molybdenum rich zone equated to the molybdenum rich external annuli that commonly partly overlap the copper gold cores to gold rich porphyry deposits. In the gold zone biotite and magnetite are the main alteration minerals, chalcopyrite and minor bornite accompany the gold, and pyrite contents are low in the gold zone.
Mineralized veins have a much lower density at Heruga than in the more northerly Southern Oyu and Hugo Dummett Deposits. Some quartz veins show a weak preferred orientation, but in general most occur as stockworks with no visible preferred orientation.
High grade copper and gold intersections show a strong spatial association with contacts of the mineralized quartz monzodiorite porphyry intrusion in the southern part of the deposit, occurring both within the outer portion of the intrusion and in adjacent enclosing basaltic country rock.
     Southern Oyu Deposits
The Southern Oyu deposits consist of a series of deposits known as Southwest Oyu, South Oyu, Central Oyu and the Wedge. These deposits form contiguous zones of mineralization representing multiple mineralizing centres, each with distinct styles of mineralization, alteration and host lithology. The boundaries of the individual deposits coincide with major fault zones.
The geology and mineralization of the Southwest Oyu deposit is characterized by a gold-rich porphyry system, with a high-grade core about 250 m in diameter and extending over 700 m vertically (the Southwest Gold Zone). Over 80% of the deposit is hosted by porphyritic augite basalt of the Alagbayan Formation, with the remainder hosted by QMD intrusions. The high-grade core is enclosed by a large, low-grade ore shell approximately 600 m by 2,000 m in area.
Mineralization at Southwest Oyu consists mainly of finely disseminated pyrite-chalcopyrite with minor bornite and massive chalcopyrite veins cross-cutting and impregnating earlier deformed quartz vein stock works and the basalt and QMD host rocks. The mineralization is related to a late stage sericite and sericite-biotite-albite overprint, which affects the QMD intrusions and basaltic wall rocks. The high grade core is centred on a 10 m to 30 m wide, vein-rich QMD dyke and extends for over 100 m into the adjacent porphyritic augite basalt. Gold to copper ratios (g/t Au to % Cu) vary between 0.5 to one and one to one in the outer margin of the deposits, increasing to approximately two to one into the high grade gold core, with the highest ratios consisting of up to three to one in the deeper parts of the deposit. Outside the Southwest Gold Zone, the augite basalts contain anomalous gold contents, with the gold to copper ratios increasing southward.
South Oyu is a copper porphyry deposit developed mainly in the Alagbayan Formation strata consisting of basalt and dacite tuff units. The deposit is cut by numerous barren dykes, including one major rhyolite dyke that that is up to tens of metres wide and cuts east to west through the middle of the deposit. Unlike Southwest Oyu, the South Oyu system is not gold rich. Copper mineralization at South Oyu is associated with stockworks of thin quartz and sulphide veins, and consists of finely disseminated pyrite-chalcopyrite and bornite.
The Central Oyu deposit is hosted in a quartz monzodiorite dyke swarm that contains a series of isolated irregular bodies of altered basalt and dacite tuff up to 200m thick extending several hundred metres down dip to the limit of drilling. Mineralisation consists of high-sulphidation style copper mineralization with pyrite, covellite, chalcocite, and minor enargite in intensely sericite altered rock; this is telescoped down into a deeper and peripheral body of chalcopyrite and gold porphyry mineralization and is overlain by a shallow chalcocite enrichment blanket developed 20 to 80m below a surficial leached cap. The centre of the system is strongly quartz veined.
The Wedge deposit is wedged between South Oyu and SW Oyu, it is a downfaulted block of the top of the alteration system, which, like other deposits at Oyu Tolgoi is developed in the top of the augite basalt unit of the Alagbayan Formation and the overlying dacitic tuff. Mineralisation is largely high sulfidation style with chalcopyrite, chalcocite and enargite but grades down into chalcopyrite in basalt and QMD rocks. There is little gold mineralisation.
     Hugo Dummett Deposits
The Hugo Dummett Deposits consist of Hugo South, Hugo North and the Hugo North Extension. These deposits represent a continuous zone of mineralization that is elongated in a north-north-easterly direction over a strike length of at least three km. While mineralization of the Hugo Dummett Deposits is virtually continuous, OT LLC has divided the mineralized zone into two deposits (Hugo South and a combined Hugo North and Hugo North Extension) for the purposes of resource estimation, development and mine planning. Hugo South and Hugo North are separated by a 110° striking sub-vertical fault that displaces Hugo North vertically down a modest distance from Hugo South. Hugo North Extension represents the extension of the Hugo North deposit into the Shivee Tolgoi Licence.
The Hugo Dummett Deposits occur in a northerly striking, moderately to steeply east dipping monocline that is bounded and intruded by several faults, including a near vertical fault that controls the western edge of the deposit known as the West Bat Fault and a near vertical fault that controls the eastern edge of the deposit known as the East Bat Fault. The host rocks to the deposit are basalt and overlying dacite tuffs and breccias of the Alagbayan Formation intruded by QMD’s which are the source and host most of the mineralisation. Overlying the dacite tuffs are sedimentary and volcanic rocks of the upper Alagbayan Formation and

Sainshandhudag Formation with a total intersected thickness of up to 600 m thick in places. The width of the mineralized zone on the Hugo Dummett Deposits varies along strike from 200 m to in excess of 500 m. Mineralization dips generally to the east from as low as 40° to up to 80°, but is generally above 60° and increases to sub-vertical at the northern end of Hugo North.
Hugo South has a higher copper to gold ratio than Hugo North, averaging 10 to one copper to gold in most of the deposit. It is closer to the surface than Hugo North, with the lowest portion of the deposit approximately 700 m below surface compared to 1,500 m below the surface for Hugo North. Mineralization is centred on a high-grade zone typically grading in excess of 2% copper, this usually corresponds with intensely quartz stockwork veined narrow QMD intrusions extending out into the enclosing basalt and dacite tuff. The sulphide mineralization consists of chalcopyrite, bornite, chalcocite and pyrite. The sulphides are zoned, with bornite, chalcocite and tennantite comprising the highest grades, often in excess of 2.5% copper, then grading outwards to chalcopyrite at between 1% to 2% copper and then pyrite-chalcopyrite and other minerals grading at less than 1% copper. The gold-rich QMD does not occur in Hugo South, with the result that the gold grades are typically less than 0.1 g/t. Weakly mineralized QMD forms the base of the deposit.
Hugo North contains the same high-grade copper zone as Hugo South, consisting of a zone of intense stockwork to sheeted quartz veins centred on QMD intrusions and extending into the adjacent Alagbayan Formation basalt. Unlike Hugo South, the Hugo North quartz veining also hosts significant gold mineralization. The copper mineralization in the high-grade zone is also greater, at up to 3% to 5% copper, moderate to high-grade copper and gold values are also in nearby QMD intrusions below and to the west of the intense vein zone. In other respects, Hugo North and Hugo South have similar mineralogy and zonation patterns. Bornite is dominant in the highest grade part of the deposit, at 3% to 5% copper and is zoned outward to chalcopyrite at approximately 2% copper, grading upward to less than 1% copper in pyrite-chalcopyrite in the altered dacitic tuff sequence at the top of the deposit.
All of the deposits display alteration zones, including K-silicate, advanced argillic, muscovite/sericite and intermediate argillic styles. The copper in the deposits also correlates with elevated abundances of silver, selenium and tellurium. Small amounts of zinc, arsenic, lead and mercury also occur with or near the high-grade zone.
On the Hugo North Extension, mineralization is similar to that characterizing the northern part of the Hugo North deposit. High copper grades are associated with equally elevated gold values, with copper and gold ratios typically around two to four to one. The extension is more structurally complex, manifested in a more variable strike and steeper dip to the mineralized zone with a higher prevalence of faults, and structurally-induced discontinuities in the high-grade zone. These features are the result of post-mineral deformation. Both the mineralized zone and lithologic contacts in the enclosing and overlying rocks display an abrupt right-hand stepover of around 200 m, starting at the border of the deposit with the main Hugo North deposit. Drilling in this zone during 2006 confirmed that this stepover is a flexure/fold with a short, east-west striking limb, rather than a fault offset. North of the flexure, grade continuity is more difficult to predict, and the western margin of the deposit consists of a zone of complex faulting. These faults typically result in a sliver of weakly- to moderately- mineralized QMD lying between the sub vertical high-grade deposit core, and non-mineralized Devonian and Carboniferous rocks to the west of the fault system.
     Exploration
OT LLC’s exploration at Oyu Tolgoi has consisted mainly of remote sensing and geophysical methods, including satellite image interpretation, detailed ground magnetics, Bouger gravity and gradient array IP, as well as extensive drilling and geological mapping. These activities have enabled OT LLC to construct detailed geophysical and geological maps of the entire property, as well as the nearby mining licences owned by OT LLC. Outcropping prospects, including Southwest, South and Central Oyu, have been mapped at 1:1,000 scale and the heruga area has been mapped at 1:1000 scale. The entire remaining exploration block has been mapped at 1:10,000 scale. In 2004, extensive surface trenching by excavators and shallow overburden RC drilling was conducted to provide bedrock geology over the extensive areas devoid of outcrop. As a result the geology is well defined over the entire 10 km by 8 km concession block.
Gradient array IP has been conducted on north to south, and subsequently east to west lines at 200 m line spacing, with electrode spacing up to 11 km. A further IP survey covered the deposit areas with a more detailed program using multiple electrode spacing, repeated in 2009 with the high powered the Zues IP transmitter. An airborne magnetometer was flown by BHP in the late 1990s at a height of 100 m on 300 m spaced, east to west oriented lines, a falcon airborne gravity survey was flown by BHP in 2005. OT LLC conducted magnetometer surveys on the property, with the northern half using east to west oriented lines on 50 m intervals with 25 m spaced readings and Southern Oyu deposits using a north to south orientation for 5 m intervals on 25 m spaced lines and the area south to Heruga using east west 25m spaced lines.
A gravity survey was conducted, controlled by GPS, with readings on deposit areas taken on 50 m centres and on the extremities at 100 m centres. The Bouger map was reduced to residual gravity for contouring. An airborne Falcon gravity survey was flown over Oyu Tolgoi by BHP in late 2005, with 400m spaced east-west flight lines and 80m elevation. Telluric electromagnetic surveying was conducted over the eastern half of the concession to identify smaller drainage basins that could have channelled copper-rich waters during the Cretaceous Period.
In late 2004 OT LLC began to extend its exploration program to the outlying Oyu Tolgoi Project concessions, including the mining licences 6708A, 6710A and 6711A and exploration licence 3677X that adjoins and extends the southern limits of the mining concessions. A number of chargeability anomalies with similarities to the Oyu Tolgoi Project anomaly were discovered on the other concessions and OT LLC has conducted diamond drilling with negative results to date. Mining licence 6710A has since been relinquished and exploration licence 3677X reduced in size, split up into smaller licences and transferred to Asia Gold Mongolia LLC in its entirety.
OT LLC initiated exploration work on the Shivee Tolgoi Licence in November 2004 following the signing of the Entrée Earn-in Agreement. Prior to that time, Entrée had undertaken geochemical remote sensing, geophysics testing, such as ground magnetics, Bouger gravity and pole-dipole geophysical surveying, and geological mapping. Starting at the northern boundary of the OT Licence, an IP survey was run on 100 m spaced lines oriented east-west to trace the northern projection of the Hugo North Deposit. This initial IP survey used gradient array with 11,000 m AB electrode spacing, covered an area extending 5.6 km north of the boundary and 10 km in width. Subsequent IP surveys covering smaller areas within the larger area were carried out with gradient arrays. The IP surveys resulted in the delineation of a significant chargeability feature being traced for approximately four km north along strike of the Hugo North deposit. Additional IP chargeability targets were also revealed 2.5 km to three km west of the Hugo North trend and are referred to as the Eagle anomalies.
In 2005 and 2006, OT LLC conducted IP surveying on 100 m spaced, east-west lines across the Javkhlant Licence. This resulted in the discovery of three significant chargeability IP anomalies subsequently named the Sparrow South (Heruga deposit), Castle Rock and SW Magnetic anomalies.
In 2007, 2008 and 2009 further detailed IP surveying was conducted over Heruga and the area between Heruga and SW Oyu where previous IP surveys detected a weak anomaly. Detailed ground magnetometer surveys were also conducted over Heruga, extensions to the south of Heruga, the area between Heruga and SW Oyu and over the Hugo North Extension area and northwards. This resulted in a far better understanding of the surface geology of the OT Trend south of SW Oyu and a better understanding of IP anomalies. A program of detailed 1:1000 scale geological mapping is continuing over this area. OTD1487 was drilled in 2008 to target an IP anomaly half way between Heruga and SW Oyu. It intersected 350m of high grade gold-copper mineralisation below about 1978m. Drilling is ongoing in this area.
     Drilling
Diamond drill holes are the most significant source of geological and grade data for the Oyu Tolgoi Project. From the start of OT LLC’s diamond core drill program in 2001 to March 22, 2010, OT LLC has drilled approximately 848,731m, in approximately 1950 drill holes of which 1433 were diamond drill holes for a total of 800,729m. OT LLC currently has three drill rigs operating on the property.
OT LLC has relied on wireline methods for all drilling, utilizing HQ and NQ size core and some PQ size core for metallurgical testing. At Hugo North, virtually all holes are initiated in PQ size core to a depth of at least 450 m to 550 m. The rest of the drill hole is then continued using HQ or NQ sized core. On two occasions PQ coring was extended to depth of 1,450 m, allowing OT LLC to collect large diameter core from the deep Hugo North deposit. Upon completion of all holes, the collar and anchor rods on drill holes are removed, and a PVC pipe is inserted in the hole. Each hole collar is marked by a cement block inscribed with the hole number. The holes are not grouted or back filled with cement so as to allow re-entry of individual holes for surveying checks or to permit OT LLC to drill new daughter holes. In future, some holes may have to be grouted or cemented to keep near surface water from entering the underground mine workings.
Drill hole collars are located respective to a property grid by either global positioning system or theodolite and electronic distance measuring instruments. Holes are drilled at an inclination of between 45° and 90°, with the majority between 60° and 70°. The drill contractors take down-hole surveys about every 50 m. Where magnetite is present that will affect the deviation of the compass readings in the survey instruments, gyro compasses are used that are not affected by magnetism in the rock.
OT LLC uses standard logging and sampling conventions to capture information from the drill core. The core is logged in detail onto paper logging sheets, and the data are then entered into the project database. The core is photographed prior to being sampled, and the digital photographs are linked to the drill logs enabling the geologist to quickly access specific photographs for any given metre. Drill core is then stacked on pallets in an organized “core farm”. Core recovery in the mineralized units has been usually between 95% and 100%.
OT LLC’s current drill program is now focused on testing Gap between Heruga and South-west Oyu in the “new discovery zone”.
     Sampling, Analyses and Security
OT LLC’s sampling procedure comprises collection of core samples taken on continuous two m intervals down each drill hole, excluding dykes that extend more than 10 m along the core length. Samples of one-half of NQ and HQ core or one-quarter of PQ core are taken for assaying. The core is marked with a continuous linear cutting line before being split to prevent a sampling bias. Splitting is done with a rock saw flushed continually with fresh water. Samples are placed in cloth bags and sent to an on-site preparation facility operated by SGS Mongolia LLC (“SGS Mongolia”).
Core samples initially are assembled into groups of 15 or 16 and then four or five quality control samples are randomly inserted to make up batch of 20. The quality control samples comprise one duplicate split core sample and one uncrushed field blank, which are inserted prior to sample preparation, a coarse reject or pulp preparation duplicate, which is inserted during sample preparation, and one or two standard reference material samples, which are inserted after sample preparation.
Split core samples are crushed to 90% minus 3.5 mm. A 1 kg sub-sample is then riffle split from the crushed sample and pulverized to a 90% minus 200 mesh (70 µ) pulp. A 150 gram sub-sample is split off by taking multiple scoops from the pulverized 200 mesh (70 µ) pulp, which is then placed in a sealed tin-tip kraft envelope.
The kraft envelopes of prepared pulp samples are packed in wooden shipping boxes, locked, sealed with tamper-proof, numbered tags, and shipped under the custody of OT LLC to Ulaanbaatar, where they are assayed at a facility operated by SGS Mongolia.
All samples are assayed for gold, copper, molybdenum, arsenic, and silver. Gold is determined by atomic absorption spectroscopy following lead fire assay fusion to obtain prills that are digested with nitric and hydrochloric acids. Copper, molybdenum, arsenic, and silver also are determined by atomic absorption spectroscopy following digestion with nitric, hydrochloric, hydrofluoric, and perchloric acids to dryness, leaching by hydrochloric acid to dissolve soluble salts, and volume make-up with distilled water.
Upon receipt of assay results, values for Standard Reference Material samples and Field Blanks are tabulated and compared to those from an established Round Robin program. Assay results that deviate from Round Robin program results beyond pre-set tolerance limits are rejected and subject to re-assay. OT LLC also performs check assays on a regular basis at the rate of one per batch of 20 samples, although this program was temporarily suspended during 2006 and early 2007.
The QAQC program used by OT LLC was developed by an independent Quality Control consultant and adopted in April 2002. The original samples taken from diamond drilling at Southwest Oyu following its discovery were assayed prior to implementation of this QAQC program. Re-assaying of 20% of these early samples under the new QAQC program indicated a slight positive bias in the original gold and copper assays of a small proportion of samples. Accordingly, resource estimates covering Southwest Oyu include a proportional adjustment of the grades of a number of pre-OTD231 gold and copper assays to account for this bias. Since the implementation of the full QAQC program, OT LLC has not been required to conduct re-assay programs or make adjustments for bias to its assay results for subsequent resource estimations.
In preparation for feasibility level metallurgical testing OT LLC has conducted a trace element composite (TEC) analytical program to map the distribution of potential penalty elements within the deposits. The program consists of the preparation of 10 m composite samples from five continuous 2 m samples obtained from reject minus 200 mesh (70 µ) pulps. The program was conducted on approximately every second hole in Southwest and Central Oyu deposits and every drill hole in Hugo South, Hugo North, and Heruga deposits. These samples are sent to an independent laboratory in Canada for a 47 element ICP analysis based on a four acid digestion method plus carbon, sulphur, mercury, and fluorine by various fusion methods. Arsenic and fluorine are modelled to provide a global distribution of the potential penalty elements to facilitate blending strategies if required to reduce the effects of these elements in the concentrates.
     Mineral Resources and Mineral Reserves
The estimates of mineral reserves and resources on the Oyu Tolgoi Project identified below are contained in the Oyu Tolgoi Technical Report and were classified using logic consistent with the CIM Standards. The current estimates of mineral resources for the Oyu Tolgoi Project were independently reviewed by John Vann and Scott Jackson of Quantitative Geoscience, each of whom is a qualified person for the purposes of NI 43-101. The estimate of mineral reserves on the Southern Oyu Deposits was prepared by Bernard Peters of AMEC Minproc, who is also a qualified person under NI 43-101.

     Mineral Resources
The base case CuEq cut-off grade assumptions for each deposit were determined using cut-off grades applicable to mining operations exploiting similar deposits. For open pit resources, a base case cut-off for resources of 0.3% CuEq was applied, for underground block cave resources a 0.6% CuEq cut-off was applied.
The equivalent grade was calculated using assumed metal prices of $1.35/lb for copper, $650/oz for gold and $10/lb for molybdenum. For convenience, the formula is:
CuEq = %Cu + ((g/t Au*18.98)+(Mo*0.01586))/29.76
Molybdenum was only included in the copper equivalent formula for Heruga. At Hugo Dummett and Southern Oyu, molybdenum occurs in concentrations considered too low to justify the capital involved to add a molybdenum recovery circuit.
The contained gold and copper estimates in the tables have not been adjusted for metallurgical recoveries however the differential recoveries was taken into account when calculating the equivalent formula. The various recovery relationships at Oyu Tolgoi are complex and relate both to grade and Cu:S ratios. For the purposes of calculating equivalence, gold recovery is assumed to be 91% of copper recovery, molybdenum is assumed to be 72% of copper recovery.
The CuEq formula now applied to resources at Oyu Tolgoi has the same ratio of copper to gold as previously used (Juras 2005 and Cinits 2007). This ensures the tabulations of resources previously disclosed are consistent with the new equivalence formula.
     Resources
The resource estimates for the Oyu Tolgoi Property have various effective dates. Please see the deposit by deposit breakdown of the estimates for their respective effective dates. In the Oyu Tolgoi Technical Report, a consolidated resource estimate for the Oyu Tolgoi Property is reported as follows:
Total Oyu Tolgoi Project Mineral Resources March 2010(1)(2)
(based on a 0.60 CuEq cut-off)

						Contained Metal(4)
Resource		Cu	Au	Mo	CuEq(3)	Cu	Au	CuEq(3)
Category	Tonnes	(%)	(g/t)	(ppm)	(%)	(‘000 lbs)	(oz)	(‘000 lbs)
Measured	101,590,000	0.64	1.10	—	1.34	1,430,000	3,590,000	3,000,000
Indicated	1,285,840,000	1.38	0.42	—	1.65	39,120,000	17,360,000	46,770,000
Measured + Indicated	1,387,430,000	1.33	0.47	—	1.63	40,680,000	20,970,000	49,860,000
Inferred	2,367,130,000	0.78	0.33	50	1.02	40,610,000	25,390,000	53,280,000

Notes:

(1)	Resource classifications conform to CIM Standards on Mineral Resources and Reserves referred to in National Instrument 43-101. Mineral Resources that are not Reserves do not have demonstrated economic viability. Measured and Indicated Resources are that part of a mineral resource for which quantity and grade can be estimated with a level of confidence sufficient to allow the application of technical and economic parameters to support mine planning and evaluation of the economic viability of the project. An Inferred Resource is that part of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.

(2)	This table includes estimated resources on the Hugo North Extension Deposit and the Heruga deposit. These deposits are located on mineral licences owned by Entrée but subject to the Entrée Joint Venture. These resources consist of indicated resources of 117,000,000 tonnes grading 1.8% copper and 0.61 g/t gold and inferred resources of 910,000,000 tonnes grading 0.48% copper and 0.49 g/t gold and a 141ppm Molybdenum at a 0.6% cut-off grade on the combined Hugo North Extension and Heruga Deposits.

(3)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(4)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper. Differences in measured and indicated totals relate to rounding associated with tonnes and grade.
The estimates were based on 3D block models utilizing commercial mine planning software (MineSite®). Industry-accepted methods were used to create interpolation domains, these domains were based upon mineralization and geology. Grade estimation was performed by ordinary kriging. A separate resource model was prepared for each of the deposits. Only hypogene mineralization was estimated, with the exception of a zone of supergene mineralization at Central Oyu. The estimation plans, or sets of parameters used for estimating blocks, were designed using a philosophy of restricting the number of samples for local estimation, as it was found to be an effective method of reducing smoothing and producing estimates that match the Discrete Gaussian change-of-support model and ultimately the actual recovered grade-tonnage distributions.
Modelling consisted of grade interpolation by ordinary kriging. Only capped grades were interpolated in the Southern Oyu and Hugo South Deposits. Nearest neighbour grades were interpolated for validation purposes. For both copper and gold, on all deposits except Hugo South, an outlier restriction was used to control the effect of high-grade composites. In the Southern Oyu Deposits, resource grades were also adjusted to reflect likely occurrences of internal and contact dilution from unmineralized post-mineral dykes. Validation procedures included Discrete Gaussian change-of-support method, comparisons using a nearest neighbour model and visual checks.
The base case CuEq cut-off grade assumptions for each deposit were determined using cut-off grades applicable to mining operations exploiting similar deposits.
     Southern Oyu Resources
The mineral resource grade model on the Southern Oyu Deposits was tabulated above a 0.30% copper equivalent cut-off grade within a pit shell approximating a copper price of $1.15/lb copper and $450/oz gold. These parameters were used as they approximate the effective copper equivalent cut-off grade and pit shell in the reserve estimate on the Southern Oyu Deposits. The grade and tonnages, at a range of copper equivalent cutoff grades are reported below.
Southern Oyu Deposits(1)(2)
(as of April 15, 2005)

					Contained Metals(4)
Southern Oyu	CuEq	Tonnage	Cu	Au	CuEq	Cu	Au	CuEq(3)
Deposits	Cutoff	(t)	(%)	(g/t)	(%)(3)	(‘000 lb)	(oz)	(‘000 lb)
Measured	1.0	59,550,000	0.77	1.55	1.76	1,011,000	2,970,000	2,311,000
	0.7	84,140,000	0.69	1.25	1.49	1,280,000	3,380,000	2,764,000
	0.6	101,590,000	0.65	1.09	1.34	1,456,000	3,560,000	3,001,000
	0.5	115,180,000	0.61	1.00	1.25	1,549,000	3,700,000	3,174,000
	0.4	123,440,000	0.59	0.95	1.20	1,606,000	3,770,000	3,266,000
	0.3	126,690,000	0.58	0.93	1.17	1,620,000	3,790,000	3,268,000
	0.25	127,550,000	0.58	0.92	1.17	1,631,000	3,770,000	3,290,000
	0.2	127,800,000	0.58	0.92	1.17	1,634,000	3,780,000	3,296,000
Indicated	1.0	102,330,000	0.85	0.82	1.38	1,918,000	2,700,000	3,113,000

					Contained Metals(4)
Southern Oyu	CuEq	Tonnage	Cu	Au	CuEq	Cu	Au	CuEq(3)
Deposits	Cutoff	(t)	(%)	(g/t)	(%)(3)	(‘000 lb)	(oz)	(‘000 lb)
	0.7	279,850,000	0.71	0.50	1.02	4,380,000	4,500,000	6,293,000
	0.6	430,830,000	0.63	0.40	0.89	5,984,000	5,540,000	8,453,000
	0.5	617,530,000	0.57	0.35	0.79	7,760,000	6,950,000	10,755,000
	0.4	827,050,000	0.51	0.30	0.70	9,299,000	7,980,000	12,763,000
	0.3	992,400,000	0.47	0.27	0.64	10,283,000	8,610,000	14,002,000
	0.25	1,067,830,000	0.45	0.26	0.61	10,594,000	8,930,000	14,360,000
	0.2	1,143,710,000	0.43	0.25	0.59	10,842,000	9,190,000	14,877,000
Measured+Indicated	1.0	161,880,000	0.82	1.09	1.52	2,926,000	5,670,000	5,425,000
	0.7	363,990,000	0.70	0.67	1.13	5,617,000	7,840,000	9,068,000
	0.6	532,420,000	0.64	0.54	0.98	7,512,000	9,240,000	11,503,000
	0.5	732,710,000	0.57	0.45	0.86	9,207,000	10,600,000	13,892,000
	0.4	950,490,000	0.52	0.38	0.76	10,896,000	11,610,000	15,926,000
	0.3	1,119,100,000	0.48	0.35	0.70	11,843,000	12,590,000	17,270,000
	0.25	1,195,370,000	0.46	0.33	0.67	12,123,000	12,680,000	17,657,000
	0.2	1,271,510,000	0.45	0.32	0.65	12,614,000	13,080,000	18,221,000
Inferred	1.0	3,750,000	0.91	0.48	1.22	75,000	60,000	101,000
	0.7	19,420,000	0.62	0.39	0.87	265,000	240,000	372,000
	0.6	47,390,000	0.51	0.35	0.74	533,000	530,000	773,000
	0.5	103,190,000	0.43	0.31	0.63	978,000	1,030,000	1,433,000
	0.4	181,700,000	0.38	0.26	0.55	1,522,000	1,520,000	2,203,000
	0.3	266,820,000	0.34	0.23	0.48	2,000,000	1,970,000	2,824,000
	0.25	318,380,000	0.32	0.21	0.45	2,246,000	2,150,000	3,159,000
	0.2	394,850,000	0.29	0.19	0.40	2,524,000	2,410,000	3,482,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. Mineral resources are reported inclusive of mineral reserves.

(2)	The resources shown above at a 0.3% CuEq Cut-off are inclusive of the resources tabulated at the 0.6 CuEq cutoff in the consolidated resource statement.

(3)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(4)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.
In the Southwest Gold Zone at Southwest Oyu, drilling is approximately on a 50 m sample spacing. Inspection of the model and drill hole data on plans and sections in the Southwest Gold Zone area, combined with spatial statistical work and investigation of confidence limits in predicting planned quarterly production showed good geologic and grade continuity. When taken together with all observed factors, it was determined that the blocks covered by this data spacing in the Southwest Gold Zone area may be classified as a measured mineral resource. A three-hole rule was used where blocks containing an estimate resulting from three or more samples from different holes (all within 55 m and at least one within 30 m) were classified as measured mineral resource.
The bulk of the remainder of the Southern Oyu Deposits were estimated at an indicated resource level. The drill spacing is at a nominal 70 m on and between sections. Geologic and grade continuity is demonstrated by inspection of the model and drill hole data in plans and sections over the various zones, combined with spatial statistical work and investigation of confidence limits in predicting planned annual production. A two-hole rule was used where blocks containing an estimate resulting from two or more samples from different holes. For the Southwest Oyu Deposit the two holes needed to be within 75 m, with at least one hole within 55 m. For the remaining deposits, both holes needed to be within 65 m, with at least one hole within 45 m to be classified as indicated mineral resources. All interpolated blocks that did not meet the criteria for either measured or indicated mineral resources were assigned as inferred mineral resources if they fell within 150 m of a drill hole composite.
     Hugo Dummett Mineral Resources
A drill spacing of between 135 to 150 m along strike and 75 m to 100 m down dip was adopted for the classification of indicated resource blocks at Hugo Dummett. Blocks that do not meet these criteria but that are within 150 m of a drill-hole composite are classified as inferred resource. Blocks outside of 150 m from a borehole composite are not classified.
For the Hugo North resource estimate, OT LLC created three-dimensional mineralized shells or envelopes based on copper grades of 0.6%, and a quartz vein percentage of 15%. For gold interpolation OT LLC created two sets of grade shells, one at 0.3 g/t gold threshold and one at 1.0 g/t gold thresh-hold. The shapes were checked for interpretational consistency in section and plan. These shells were then used as interpolation domains. Copper grades for blocks within the copper domains in each deposit or zone were estimated with a hard boundary between the shells. Gold grades for blocks within the gold zone in Hugo North were also estimated with a hard boundary. The background estimation domain used all composites outside of the grade shells.
In Hugo South, a 0.6% copper shell and a 2% copper shell were used to constrain ordinary kriging. All blocks that fell within 150 m of a drill composite were assigned to an inferred mineral resource category. All other blocks were not included in the resource estimate.
The resources of the Hugo North Deposit were updated at an effective date of February 20, 2007. This update included drilling that was completed up to November 1, 2006.
Hugo Dummett Deposits — Mineral Resources at 0.6% copper equivalent cut-off(1)

					Contained Metal(3)
	Tonnage	Cu	Au	CuEq(2)	Cu	Au	CuEq(2)
Deposit	(t)	(%)	(g/t)	(%)	(‘000 lb)	(oz)	(‘000 lb)
Indicated (Hugo North)	703,200,000	1.82	0.39	2.07	28,215,000	8,820,000	32,091,000
Indicated (Hugo North Extension)(4)	117,000,000	1.80	0.61	2.19	4,643,000	2,290,000	5,649,000
Inferred (Hugo North)	722,800,000	0.97	0.30	1.17	15,457,000	6,970,000	18,644,000
Inferred (Hugo North Extension)(4)	95,500,000	1.15	0.31	1.35	2,421,000	950,000	2,842,000
Inferred (Hugo South)	490,330,000	1.05	0.09	1.11	11,350,000	1,420,000	12,000,000

Total
Indicated (Hugo North and Hugo North Extension(4))	820,200,000	1.82	0.42	2.08	32,910,000	11,080,000	37,611,000

					Contained Metal(3)
	Tonnage	Cu	Au	CuEq(2)	Cu	Au	CuEq(2)
Deposit	(t)	(%)	(g/t)	(%)	(‘000 lb)	(oz)	(‘000 lb)
Inferred (Hugo North, Hugo South and Hugo North Extension(4))	1,308,630,000	1.02	0.22	1.16	29,430,000	9,260,000	33,470,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. IVN reports mineral resources inclusive of mineral reserves.

(2)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(3)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.

(4)	The Hugo North Extension is located on property which is the subject of the Entrée Joint Venture.
A further breakdown of the mineral resource inventory of the Hugo North and Hugo North Extension Deposits is set forth below.
Hugo North Mineral Resource Inventory(1)
Indicated

						Contained Metal(3)
Class		Tonnage	Cu	Au	CuEq(2)	Cu	Au	CuEq(2)
Hugo North Deposit	CuEq Cutoff	(t)	(%)	(g/t)	(%)	(‘000 lb)	(oz)	(‘000 lb)
Indicated (Hugo North)	3.5	125,300,000	3.74	0.93	4.34	10,331,000	3,750,000	11,989,000
	3	175,400,000	3.49	0.84	4.03	13,496,000	4,740,000	15,584,000
	2	276,900,000	3.03	0.69	3.47	18,497,000	6,140,000	21,183,000
	1	541,600,000	2.15	0.46	2.44	25,672,000	8,010,000	29,134,000
	0.6	703,200,000	1.82	0.39	2.07	28,215,000	8,820,000	32,091,000
	0.3	798,200,000	1.65	0.35	1.87	29,036,000	8,980,000	32,907,000
Indicated (Hugo North	3.5	22,300,000	3.68	1.43	4.59	1,809,000	1,030,000	2,257,000
Extension)(4)	3	32,000,000	3.36	1.29	4.18	2,370,000	1,330,000	2,949,000
	2	52,300,000	2.84	1.09	3.53	3,275,000	1,830,000	4,070,000
	1	84,800,000	2.22	0.80	2.73	4,150,000	2,180,000	5,104,000
	0.6	117,000,000	1.80	0.61	2.19	4,643,000	2,290,000	5,649,000
	0.3	137,900,000	1.59	0.52	1.92	4,834,000	2,310,000	5,837,000
Total Indicated	3.5	147,600,000	3.73	1.01	4.38	12,138,000	4,790,000	14,253,000
(Hugo North and Hugo	3	207,400,000	3.47	0.91	4.05	15,866,000	6,070,000	18,518,000
North Extension(4))	2	329,200,000	3.00	0.76	3.48	21,773,000	8,040,000	25,257,000
	1	626,400,000	2.16	0.51	2.48	29,829,000	10,270,000	34,248,000
	0.6	820,200,000	1.82	0.42	2.08	32,910,000	11,080,000	37,611,000
	0.3	936,200,000	1.64	0.38	1.88	33,849,000	11,440,000	38,803,000

Inferred

						Contained Metal(3)
Class		Tonnage	Cu	Au	CuEq(2)	Cu	Au	CuEq(2)
Hugo North Deposit	CuEq Cutoff	(t)	(%)	(g/t)	(%)	(‘000 lb)	(oz)	(‘000 lb)
Inferred (Hugo North)	>= 3.5	3,600,000	3.06	1.41	3.96	243,000	160,000	314,000
	>= 3	12,900,000	2.80	0.98	3.43	796,000	410,000	975,000
	>= 2	54,700,000	2.08	0.91	2.66	2,508,000	1,600,000	3,208,000
	>= 1	385,500,000	1.25	0.41	1.51	10,624,000	5,080,000	12,833,000
	>= 0.6	722,800,000	0.97	0.30	1.17	15,457,000	6,970,000	18,644,000
	>= 0.3	1,108,200,000	0.76	0.24	0.92	18,568,000	8,550,000	22,477,000
Inferred (Hugo North Extension)(4)	>= 3.5	1,400,000	3.32	1.03	3.98	102,000	50,000	123,000
	>= 3	3,600,000	2.97	0.88	3.53	236,000	100,000	280,000
	>= 2	11,000,000	2.20	0.86	2.75	534,000	300,000	667,000
	>= 1	62,200,000	1.39	0.39	1.64	1,906,000	780,000	2,249,000
	>= 0.6	95,500,000	1.15	0.31	1.35	2,421,000	950,000	2,842,000
	>= 0.3	152,400,000	0.85	0.23	1.00	2,856,000	1,130,000	3,360,000
Total Inferred (Hugo North and	>= 3.5	5,000,000	3.13	1.30	3.96	345,000	210,000	437,000
Hugo North Extension(4))	>= 3	16,500,000	2.84	0.96	3.45	1,033,000	510,000	1,255,000
	>= 2	65,700,000	2.10	0.90	2.68	3,042,000	1,900,000	3,882,000
	>= 1	447,700,000	1.27	0.41	1.53	12,535,000	5,900,000	15,101,000
	>= 0.6	818,300,000	1.00	0.30	1.19	18,040,000	7,890,000	21,468,000
	>= 0.3	1,260,500,000	0.77	0.24	0.93	21,398,000	9,730,000	25,844,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study.

(2)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.

(3)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(4)	The Hugo North Extension is located on property which is the subject of the Entrée Joint Venture.
A further breakdown of the mineral resource inventory of the Hugo South Deposit is set forth below.
Hugo South Mineral Resource Inventory(1)

						Contained Metal(3)
	CuEq	Tonnage	Cu	Au	CuEq(2)	Cu	Au	CuEq(3)
Hugo South Deposit	Cutoff	(t)	(%)	(g/t)	(%)	(‘000 lb)	(oz)	(‘000 lb)
Inferred	>= 3.5	5,440,000	3.71	0.25	3.87	440,000	40,000	460,000
	>= 3	11,950,000	3.38	0.21	3.51	890,000	80,000	920,000
	>= 2	38,900,000	2.67	0.15	2.77	2,290,000	190,000	2,380,000
	>= 1	203,590,000	1.53	0.09	1.59	6,870,000	590,000	7,140,000
	>= 0.6	490,330,000	1.05	0.09	1.11	11,350,000	1,420,000	12,000,000
	>= 0.3	1,105,600,000	0.67	0.07	0.72	16,330,000	2,490,000	17,550,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study.

(2)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(3)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.
     Heruga Mineral Resources
For Inferred resources at Heruga a three dimensional wireframe was constructed inside of which the nominal drill spacing was less than 150m. The shape aimed to remove isolated blocks around drill holes where continuity of mineralization could not be confirmed. Within the 150m shape there were a small number of blocks that were greater than 150m from a drill hole. These were included because it was considered that geological and grade continuity could be reasonably inferred within the main part of the mineralized zone. The average distance of all the Inferred blocks in the resource model is displayed in the plot below. Of the total tonnes classified as inferred approximately 95% are within 150m of a drill hole while the average distance of the inferred blocks is approximately 100m.
At Heruga OT LLC created three-dimensional mineralized shells or envelopes based on copper grades of 0.3%, gold grades of 0.3g/t and 0.7 g/t and Molybdenum of 100ppm. In addition OT LLC created 3 dimensional shapes of the major lithological and structural features of the deposit. The shapes were checked for interpretational consistency in section and plan and were used as interpolation domains during kriging.
The Heruga deposit now spans the boundary between the OT Mining license and the Javkhlant mining license. The resources of the Heruga Deposit were reported at an effective date of October 20, 2009. This update included drilling that was completed up to June 21, 2009.
Heruga (OT License) Mineral Resource Inventory(1)
(October 2009)

						Contained Metal(3)
Cut-off	Tonnage	Cu	Au	Mo	CuEq(2)	Cu	Au	CuEq
CuEq %	(‘000 t)%		g/t	ppm	%	(‘000 lb)	(‘000 oz)	(‘000 lb)
>1.50	—	0.58	1.46	52	1.54	—	—	—
>1.25	—	0.53	1.28	52	1.37	10,000	—	40,000
>1.00	10,000	0.54	0.86	107	1.15	70,000	—	140,000
>0.90	10,000	0.54	0.68	131	1.04	130,000	—	250,000
>0.80	20,000	0.53	0.55	136	0.95	250,000	—	450,000
>0.70	40,000	0.50	0.43	133	0.85	460,000	1,000	780,000
>0.60	60,000	0.48	0.37	128	0.78	670,000	1,000	1,090,000
>0.50	90,000	0.45	0.33	122	0.72	840,000	1,000	1,360,000
>0.40	110,000	0.41	0.29	111	0.66	1,020,000	1,000	1,640,000
>0.30	130,000	0.38	0.27	105	0.62	1,110,000	1,000	1,770,000

Heruga (Entree Javkhlant Only) Mineral Resource Inventory(1)
(October 2009)

						Contained Metal(3)
Cut-off	Tonnage	Cu	Au	Mo	CuEq(2)	Cu	Au	CuEq
CuEq %	(‘000 t)%		q/t	ppm	%	(‘000 lb)	(‘000 oz)	(‘000 lb)
>1.50	30,000	0.57	1.86	124	1.83	360,000	2,000	1,150,000
>1.25	70,000	0.56	1.45	118	1.55	840,000	3,000	2,340,000
>1.00	190,000	0.57	0.96	155	1.26	2,370,000	6,000	5,260,000
>0.90	290,000	0.56	0.80	160	1.15	3,610,000	8,000	7,450,000
>0.80	450,000	0.54	0.66	160	1.05	5,310,000	10,000	10,320,000
>0.70	660,000	0.51	0.56	151	0.95	7,390,000	12,000	13,780,000
>0.60	910,000	0.48	0.49	541	0.87	9,570,000	14,000	17,390,000
>0.50	1,210,000	0.44	0.44	130	0.79	11,780,000	17,000	21,060,000
>0.40	1,670,000	0.39	0.38	115	0.69	14,430,000	20,000	25,540,000
>0.30	2,180,000	0.35	0.33	102	0.61	16,730,000	23,000	29,470,000
Heruga (OT License and Javkhlant) Mineral Resource Inventory(1)
(October 2009)

						Contained Metal(3)
Cut-off	Tonnage	Cu	Au	Mo	CuEq(2)	Cu		CuEq
CuEq %	(t)%		g/t	ppm	%	(‘000 lb)	Au (oz)	(‘000 lb)
>1.50	30,000	0.57	1.86	124	1.83	360,000	2,000	1,160,000
>1.25	70,000	0.56	1.45	117	1.55	860,000	3,000	2,380,000
>1.00	190,000	0.57	0.96	153	1.26	2,430,000	6,000	5,400,000
>0.90	300,000	0.56	0.79	159	1.15	3,730,000	8,000	7,700,000
>0.80	470,000	0.54	0.66	158	1.04	5,560,000	10,000	10,770,000
>0.70	700,000	0.51	0.56	150	0.94	7,850,000	13,000	14,560,000
>0.60	970,000	0.48	0.48	140	0.86	10,240,000	15,000	18,480,000
>0.50	1,300,000	0.44	0.43	130	0.78	12,620,000	18,000	22,420,000
>0.40	1,780,000	0.39	0.37	114	0.69	15,450,000	21,000	27,180,000
>0.30	2,310,000	0.35	0.33	102	0.61	17,840,000	24,000	31,250,000

Notes:

(1)	Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study.

(2)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(3)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper.
     Mineral Reserves
To date, IVN has declared reserves on the Oyu Tolgoi Project for only the Southern Oyu Deposits, based on a reserve estimate prepared by AMEC Minproc in January 2006. IVN anticipates that it will be in a position to declare reserves on the Hugo Dummett Deposits in connection with the completion of an updated integrated development plan that IVN plans to finalize now that the terms of the Investment Agreement have become effective.
In the January 2006 study by AMEC Minproc, a reserve was declared based on the open pit mine plan. This represents the initial step in the overall mine plan for the Oyu Tolgoi mineral resources. The open pit is planned to be a conventional truck and shovel open pit mining operation on the Southern Oyu Deposit. Ore is to be treated in a conventional concentrator. The mineral reserve is not intended to replace the IDP05 but to identify the open pit mineral reserve that is in the Southern Oyu and available for inclusion in the finalized life of mine plan.
Southern Oyu Mineral Reserves — January 2006

		NSR	Copper	Gold	CuEq Grade	Recovered Copper	Recovered
Class	Ore (tonnes)	$/t	(%)	(g/t )	(%)	(‘000 lbs)	Gold (ounces)
Proven	127,000,000	15.91	0.58	0.93	1.18	1,451,000	2,833,000
Probable	803,000,000	7.96	0.48	0.27	0.66	7,431,000	4,768,000
Total	930,000,000	9.05	0.50	0.36	0.73	8,882,000	7,601,000
The key parameters in determining the Mineral Reserves are: (i) assumed metal prices of $400/oz gold and $1.00 /lb copper; and (ii) block value net smelter return (“NSR”) cut-off grades of $3.54 per tonne for Southwest Oyu and $3.39 per tonne for Central Oyu. There was no change in the mineral reserve compared to the previously stated mineral reserves.
In order to estimate the reserves, AMEC Minproc relied on the resource model from its prior resource estimates on the Southern Oyu deposits, and then applied proposed mining parameters for mining and processing. This includes pit designs using industry standard mining software, assumed metal prices as described above and smelter terms as set forth in the Oyu Tolgoi Technical Report. The estimate was prepared on a simplified project analysis on a pre-tax basis. Key outstanding variables noted by AMEC Minproc included the Investment Agreement, marketing matters, water supply and management and power supply.
Only measured resources were used to report proven reserves and only indicated resources were used to report probable reserves. The mineral reserve estimate is primarily based on the IDP05 and relies only on the resources and facilities necessary to support an open pit mine at the Oyu Tolgoi Project. The report only considers mineral resources in the measured and indicated categories, and engineering that has been carried out to a pre-feasibility level or better to state the open pit mineral reserve.
Comparison of the reserve to the total tonnes in the resource model indicates that at the reserve cut-off grades 100% of measured resource tonnage has been converted to proven mineral reserve. The probable to indicated ratios are as follows: tonnage 75%, recovered copper metal 79% and recovered gold metal 70%. Of the total reserve and total resource within the block model, the reserve resource ratios are: tonnage 55%, recovered copper metal 64% and recovered gold metal 70%.
     Project Development
The fundamental parameters of the mine plan at the Oyu Tolgoi Project were established in the IDP05, which was produced in September 2005. The IDP05 is a preliminary assessment report under the NI 43-101 guidelines and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would allow them to be categorised as mineral reserves, and there is no certainty that the preliminary assessment will be realised. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
Since the release of the IDP05 the resources reported on the Southern Oyu Deposits have been upgraded to mineral reserves and updated resource estimates have increased the confidence levels of a substantial portion of the resources from inferred to indicated and increased the overall amount of resources on the Hugo Dummett Deposits.
IVN has continued to advance mine planning and engineering. An updated integrated development plan for the Oyu Tolgoi Project based on the terms of the approved Investment Agreement is being prepared and will be incorporated into a technical report that is expected to support an estimate of underground reserves. The updated integrated development plan is being prepared for IVN by independent qualified persons, including several of the world’s foremost engineering, mining and environmental consultants, led by AMEC Minproc and including Stantec (formerly McIntosh) Engineering.
     IDP05 Summary
The IDP05 envisions the staged development of the Oyu Tolgoi Project, over a 15-year period, as a major copper and gold mining complex having an ultimate mine life that is expected to exceed 40 years. The IDP05 consists of a feasibility-level evaluation of an initial, large open-pit mine developed on the near-surface Southern Oyu deposits and a pre-feasibility-and scoping-level evaluation of the associated infrastructure, such as power supply, and at least two very large underground block cave mines at the Hugo Dummett Deposits.
It is contemplated that the open pit mine be developed in nine stages. The first three stages cover Southwest Oyu and the Wedge deposit, while later stages would expand to Southern Oyu and Central Oyu. Accordingly, the ore feed will focus on the gold-rich areas of the Southern Oyu deposits for the initial stages. Gold grades will drop significantly starting in stage 4 when production moves to South Oyu and Central Oyu. The IDP05 only addresses development of the first four stages of the open pit, with the remaining five stages available to expand the project life beyond the current schedule.
On the Hugo Dummett Deposits, block cave mining is contemplated. This method will require the development of deep production shafts to provide access for personnel, equipment and supplies and for hoisting ore and waste. OT LLC has developed an approximately 1,200 m shaft to access Hugo North. The IDP05 contemplates a total of four shafts for Hugo North over the 15-year build-out. At appropriate depths, OT LLC would commence lateral development to extract ore. On Hugo North, OT LLC would extract the ore through two rows of lateral development (lifts). Mining would target the 2% plus copper shell identified in Hugo North. The Hugo South Deposit would also be developed through block-cave mining, but only under an expanded production mining scenario.
It is proposed in IDP05 that ore be treated in a conventional flotation concentrator, using conventional technology. An ore-processing flow sheet was proposed based upon a large flotation concentrator using conventional 40-foot-diameter semi-autogenous (“SAG”) mills, ball mills and flotation. The IDP05 estimates for capacity were 20 million tpy (70,000 tpd) for the plant, with a second facility being built under the expanded case to accommodate a production increase to 40 million tpy (140,000 tpd). The concentrate would then be sold to smelters. During the initial three years of operation, mill feed would be primarily sourced from the Southwest Oyu open pit while the initial underground block cave mine at the copper-rich, higher-grade Hugo North Deposit was being developed. After year 3, production from the Hugo North Deposit would commence. By year 5, Hugo North would be the predominant source of mill feed for the concentrator. By year 6, open-pit production would be curtailed and only stages 1 and 2 of the ultimate nine-stage open-pit mine plan would have been mined. In this Base Case scenario, Hugo North would provide the mill feed to beyond year 40.
The Expanded Case, Phase 2 of the IDP05, would be initiated with a decision in year 3 to develop a block-cave mine at the Hugo South Deposit and proceed with the stripping of stages 3 & 4 of the open-pit mine. The capacity of the concentrator would be doubled through the addition of a second SAG milling circuit and related infrastructure increases, to increase the Oyu Tolgoi Project’s combined open-pit and underground production to at least 140,000 tpd by year 7. Hugo North mill feed, combined initially with feed from stages 3 & 4 of the open-pit mine, would ensure that the 140,000 tpd production rate was maintained. By year 12, when production from Hugo South would commence, underground production alone is expected to reach 140,000 tpd.
The IDP05 indicates that the Oyu Tolgoi Project could produce approximately 35 billion pounds of copper and 11 million ounces of gold over the projected, initial 35-year life of the mine, based on resource estimates delineated as at the date of the IDP05, with average annual production at approximately one billion lbs of copper and 900,000 oz of gold under the Expanded Case.
Following the reporting of the mineral reserve for the Southern Oyu Deposits, the IDP05 remains relevant in the context of a sensitivity showing overall development of the mineral resources at the Oyu Tolgoi Project. The IDP05 financial models were constructed using a base copper price of $1.00/lb and a base gold price of $400/oz, and are based on interpretation of tax, mining and other relevant Mongolian laws in effect at the time. The estimated net present value (“NPV”) of the Oyu Tolgoi Project, assuming the Expanded Case production is developed as scheduled to 140,000 tpd at an 8% discount rate, is $3.44 billion before tax and $2.71 billion after tax. At a 10% discount rate, the NPV is $2.40 billion before tax and $1.85 billion after tax. At an 8% discount rate, the internal rate of return (IRR) of the Expanded Case is 19.75% after tax, and the payback period is 6.5 years. The IDP05 is a preliminary assessment report under the NI 43-101 guidelines and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would allow them to be categorised as mineral reserves, and there is no certainty that the preliminary assessment will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
The engineering assessment of initial capital required to fund the open-pit mine and the associated milling complex, capable of processing 70,000 tpd, was estimated at $1.15 billion. In addition, $232 million would be expended during the same period to advance the development of the underground Hugo North Mine. This initial expenditure would carry the Oyu Tolgoi Project through a six-month ramp-up period to reach full production of 70,000 tpd.
The IDP05’s sensitivity analysis shows that the Oyu Tolgoi Project’s rate of return is most sensitive to changes in the copper price, followed by changes in operating costs, capital costs and copper recovery. The project is far less sensitive to changes in gold price or power costs.
The IDP05 was prepared in September 2005, prior to the implementation of amendments to the Minerals Law in the spring of 2006 and without reference to a completed and effective Investment Agreement. IVN expects that the updated development plan will include several adjustments to the financial inputs and conclusions set forth in the IDP05 based on changes to mine planning and changing assumptions regarding price and costs to reflect current realities.
One fundamental change upon which it is expected that an updated integrated development plan will focus, with a view to reducing operational risk and increasing throughput, will be to modify the milling circuit to move from a single line configuration to dual lines, each comprising a 38’ SAG Mill and two ball mills. The intention of this modification, and the working basis for future studies, is that the Oyu Tolgoi Project would initially be able to produce at 100,000 tonnes per day, with the expectation that this foundation would likely result in an increase in milling capacity beyond the 140,000 tonnes per day outlined in IDP05.
     Engineering and Construction
In 2009, IVN’s key priority was in securing a viable Investment Agreement with the Government of Mongolia. The project was effectively on a constrained budget until the Investment Agreement was finalised. With this constrained budget, the focus was on retaining key Mongolian staff, continuing detailed exploration and expanding underground lateral development at Shaft 1.
     Health and Safety
The year end for Oyu Tolgoi was an All Injury Frequency Rate (AIFR) of 0.67. This included all hours worked at site and in the UB office. While this would normally be considered an excellent achievement, Oyu Tolgoi did suffer one fatality in March 2009 in underground development. The focus for 2010 will be rolling out the concept of safety leadership to all Mongolian Supervisors and Managers and embedding a shared safety culture across the project.
     Underground Development
The 1,385 metre Shaft #1 was completed in 2009 and is supporting the initial development program that is underway for the Hugo North underground block-cave mine. Lateral development continued in 2009 as planned, including the continuation of the ramp down toward crusher one. The South characterization drift was completed and cross-cut three also was developed through to align with the North characterization drift. The 2009 year-end development rate was 45% above plan, with 1,074 metres achieved. At the end of 2009, the underground contractor also moved from one shift to two shifts, which allow for 24-hour operation.
An initial 1,800 person construction camp has been built and the construction warehousing facility is nearly completed. By December 31, 2009 engineering for the concentrator facility was 75% complete and engineering for the required infrastructure was 50% complete.
Underground lateral development is now resulting in a northward drive along the ore body. Latest diamond drilling core from the underground is also showing visible gold.
In 2009, OT LLC oversaw significant training and development of Mongolian national staff in the underground operations. OT LLC worked closely with the underground contractor to implement the role of the crew trainer to continuously monitor the skill and competency level of all Mongolian national trainees at all levels of their development. The crew trainers report to the shift supervisor and, while being 100% dedicated to the training role, they are also part of the mining crew.
Preparatory work was also completed for the establishment of a raise bore ventilation shaft at Shaft 1. Once completed in July 2011, future lateral development rates will increase by approximately 75% as this will allow the use of a second mining fleet. Orders are now being progressed for an Atlas Copco M2C Jumbo, a Sandvik LHD517 (Toro 10), a Sandvik LH550 truck (50 tonne), one Normet Spraymec and two Normet Transmixers.

In addition, surface works for the construction of Shaft #2 was completed in 2009. Site earthworks were undertaken in preparation for the laying of the concentrator foundation.
In preparation for the shaft system upgrade the scope was progressed for the skip change design work and also the hoist modifications which will also allow for increased development rates.
     2010 Activities
The 2010 budget provides for an early start on a site-wide development program which is now expected to be implemented following the successful completion of the remaining conditions precedent to the effectiveness of the Investment Agreement.
Work in 2010 is planned to include:
•	Resumption of the sinking of the 10-metre-diameter Shaft #2, which will be used to hoist ore to the surface from the deep, underground, copper-gold-rich Hugo Dummett Deposit.

•	Construction of a 97-metre-tall (approximately 31-storey), reinforced-concrete headframe for Shaft #2.

•	Pouring the concrete foundation for the 100,000-tonne-per-day concentrator and deliveries of building materials for the concentrator and infrastructure.

•	Installation of a 20-megawatt power station and 35-kilovolt distribution system.

•	Initial earthworks for the open-pit mine at the Southern Oyu deposits.

•	Continuation of lateral underground development off Shaft #1 at the Hugo Dummett Deposit.

•	Construction of a 105-kilometre highway link to the Mongolia-China border, which will be fully paved by the time production begins.

•	Construction of a regional airport, with a concrete runway to accommodate Boeing 737-sized aircraft.
     Current Exploration Activities
During 2009, IVN completed 20,024m of diamond drilling on the Oyu Tolgoi Project, with 17,060m completed in the area between SW Oyu and Heruga (“new discovery zone”) in 14 holes (including five daughter holes) and 2,964m completed in five holes in other parts of Oyu Tolgoi and surroundings. Due to budget constraints only one drill rig was available for most of the year. Average assay intercepts are shown below:
Average Assay Intercepts, New Discovery Zone Drilling

Hole	From	To	Interval	Au	Cu	Mo	CuEq
Number	(m)	(m)	(m)	(g/t)	(%)	(ppm)	(%)
OTD1487	1978	1994	16	0.1	1.65	38	1.73
	2028	2053.7	25.7	0.85	0.89	62	1.47
OTD1487A	1978	1994	16	0.09	1.55	38	1.63
	2028	2126	98	0.96	0.88	115	1.56
	2258	2336.3 (EOH)	78.3	2.13	0.82	126	2.24
	1978	2336.3	358.3	0.85	0.54	66	1.12

Hole	From	To	Interval	Au	Cu	Mo	CuEq
Number	(m)	(m)	(m)	(g/t)	(%)	(ppm)	(%)
OTD1495A	2034	2314	280	0.06	0.84	13	0.88
	2330	2377.2 (EOH)	47.2	0.10	1.32	8	1.39
	2034	2377.2 (EOH)	343.2	0.06	0.87	12	0.91
OTD1498A	1978	2100	122	0.05	0.42	54	0.48
	2240	2318	78	0.07	0.61	12	0.66
	2346	2418	72	0.07	0.44	41	0.51
OTD1500	1800	1910	110	0.17	0.44	189	0.65
OTD1500A		in progress
OTD1501		in progress
Copper equivalencies were calculated using the following metal prices and formula.
(Au = USD650/oz, Cu=USD1.35/lb, Mo=USD10/lb).
[CuEq=Cu%+((Aug/t*18.98)+(Moppm*0.01586))/29.76]
The holes drilled in the New Discovery Zone are in five northwest-southeast-oriented sections 500 metres apart. Of the holes drilled, only two have been successful so far in intersecting mineralization, OTD1487/OTD1487A completed in 2008 and OTD1495A completed in September 2009. Together, these two holes, in sections 1.5 kilometres apart, emphasize the importance of the zone. The mineralization at Far South is rich in bornite and appears to be very similar to that in the Hugo Dummett Deposit.
Of the other holes drilled, four holes (OTD1487C, OTD1487D, OTD1492 and OTD1496) targeted induced polarization (IP) anomalies. All were terminated after intersecting a major north-northeast-oriented fault, thought to be an extension of the West Bat Fault that terminates the western side of the Hugo Dummett deposit. Minor sulfides near the fault are thought to explain the IP. Four other holes (OTD1493, OTD1493A, OTD1495 and OTD1498) reached the top of the mineralized zone but were lost due to drilling difficulties. Two other holes in the northern-most section drilled (OTD1497 and OTD1499) also hit a major fault, with OTD1499 reaching the top of the mineralized section before being faulted off.
IVN and GoviEx Gold entered into an agreement to inaugurate the proprietary ZeusTM high-power technology at Oyu Tolgoi in an expanded, gradient array IP survey to test the full extent, on strike and at depth, of the Oyu Tolgoi copper and gold mineralized trend. To the end of 2009, part of the Oyu Tolgoi trend, extending from the southern end of the Heruga Deposit to the northern end of the Hugo Dummett Deposit has been surveyed. Follow-up drilling targeting the deep IP anomalies defined by the Zeus technology is continuing.
Geological mapping during 2009 focused on the southern end of the Oyu Tolgoi trend and the Javhalaad group of licences further south. This mapping showed that the Oyu Tolgoi trend probably curves to the south west at the southern end of Heruga and is cut by an east-west-trending belt of younger granites.
Follow up of IP anomalies on the previously postulated, linear southern continuation of the Oyu Tolgoi trend suggests that the anomalies are not related to Oyu Tolgoi porphyry-style targets. Geological mapping, ground magnetometer surveying, Zeus IP surveying and the drilling of a single, 1,452-metre drill hole (JUD010) on one anomaly showed that carboniferous rocks are 450 metres or more thick in this area and no Devonian host rocks have been found yet.

Ovoot Tolgoi Coal Project
The information in this Section is based on the Ovoot Tolgoi Technical Report in accordance with the requirements of NI 43-101.
     Property Description and Location
The Ovoot Tolgoi Coal Project is located in the southwest corner of the Omnogovi Aimag (South Gobi Province) of Mongolia within the administrative unit of Gurvantes Soum, 320 km southwest of the provincial capital of Dalanzadgad and 950 km south of the nation’s capital Ulaanbaatar. Ovoot Tolgoi is approximately 40 km north of the Mongolia-China border at Ceke — Shivee Khuren border crossing (as the crossing is referred to in China and Mongolia, respectively).
The SGQ-controlled property surrounds and is adjacent to the existing MAK-Qinghua Mines (including the Nariin Sukhait mine) operations. These operations currently consist of several open-pit mines on its 28.8 km2 mining license. The SGQ resource areas discussed are both adjacent to the existing MAK mining license. The various mines are operated directly by MAK, with one of the pits operated as a joint venture between MAK and Qinghua. The Sunset Field resource area occupies the area southwest of the MAK license boundary and encompasses the West Pit of SGQ’s Ovoot Tolgoi surface mining operation. The Sunset Field underground area is the down-dip extension of the Sunset Field. The Sunrise Field surface resource area occupies the area southeast of the MAK license. The Sunrise Field underground resource area is the down-dip extension. The waste dumps for the Sunrise and Sunset Fields are located to the South of either field within the mining license boundary. Both Sunset and Sunrise Fields are within mining license 12726A, which covers a total of 9,308 hectares and expires in 2037.
SGS, the operating company under SGQ, is a Mongolian-registered company that holds the licences and permits to the Ovoot Tolgoi Coal Project. The Mongolian government grants Mineral Exploration Licences (MELs) for a period of three years with the right to extend the period twice for two additional years each. Exploration license holders are subject to various environmental protection obligations including preparation and acceptance of a detailed environmental impact assessment and environmental protection plans, as well the annual posting of a bond equal to 50% of expected reclamation costs. Other obligations are for exploration license holders to pay a fee and incur a minimum expenditure per hectare of license area (see table below).
MONGOLIAN MINERAL EXPLORATION LICENSE FEES

Year	License Fee ($/Ha.)	Minimum Expenditure ($/Ha.)
1	0.10	0.00
2	0.20	0.50
3	0.30	0.50
4-6	1.00	1.00
7-9	1.50	1.50
Following successful exploration, an exploration license holder can apply for a mining license to any portion of the exploration license area. A mining license is granted for a period of 30 years, with the right to extend the period twice for 20 additional years with each extension. The mining license covers both mineral and surface lease rights. Portions of existing MELs held by SGQ were converted to a single Mining License, granted in September, 2007, for the development of an open-pit coal mine. The Ovoot Tolgoi open-pit coal mine is covered within the Mining License, while the remaining parts of the Ovoot Tolgoi Coal Project are covered by three MELs (11187x, 9443x and 6359x) covering an area of 109,664 hectares and expire in May 2012, December 2010 and September 2011 respectively.
The Mongolian Minerals Law (2006) and Mongolian Land Law (2002) govern SGQ’s exploration, mining and land use rights for the Ovoot Tolgoi project. Water rights are governed by the Mongolian Water Law, and the

Mongolian Minerals Law. These laws allow licence holders to use the land and water in connection with exploration and mining operations, subject to the discretionary authority of Mongolian national, provincial and regional governmental authorities as granted under Mongolian law.
Any coal extracted and sold is subject to a royalty rate of 2.5% and 5% of the sales value for domestic and international sales respectively. In addition to a mining license, SGQ is obliged to have an approved Detailed Environmental Impact Assessment (“EIA”) and Environmental Protection Plan (“EPP”). These documents were approved initially in October, 2005, with an addendum completed and approved in March, 2007. SGQ currently has all necessary permits to continue mining operations at the Ovoot Tolgoi Coal Project.
     Accessibility, Climate, Local Resources, Infrastructure and Physiography
The area around the Ovoot Tolgoi Coal Project currently supports a traditional subsistence economy focused on raising sheep, goats, and camels. The Omnogovi Aimag is the most sparsely populated province in Mongolia with a density of 0.8 people/km2. The number of persons skilled in the exploration and development of mining properties in Mongolia is limited. To date, SGQ has been successful in recruiting key personnel but, as the development of the Ovoot Tolgoi Coal Project continues, it will require additional personnel.
The surface expression of the deposit ranges from flat, gravel-covered desert plains to moderately hilly terrain. Surface elevation ranges from 1,515 to 1,555 m above sea level. Vegetation is sparse, consisting primarily of small shrubs and grasses. The region experiences a continental desert climate. Temperature typically ranges from 0° to -30°C in the winter, increasing to 30° to 35°C in the summer months. High winds occur frequently; particularly throughout the spring. Average rainfall is approximately 53 mm with most precipitation occurring during the summer months. The weather is acceptable for exploration activities from April through October. Exploration activities are not recommended during the harsh winters, however, the climate allows year-round mining operations.
The Ovoot Tolgoi Coal Project has an onsite airport and is accessible via chartered aircraft from Ulaanbaatar. Regular air service is also available from Ulaanbaatar to Dalanzadgad. Travel from Dalanzadgad to the property takes approximately seven hours over unpaved roads. All parts of the property can be reached with four-wheel-drive vehicles.
A new rail line became operational during 2008, connecting the Ovoot Tolgoi area with the interior of China. The railroad terminus is approximately 40 km south of the resource areas at Ovoot Tolgoi, at the Chinese border town of Ceke. Coal trucks travel overland from Ovoot Tolgoi as well as the neighbouring MAK-Qinghua mines to the railroad terminus located at Ceke. Electrical power is available from a powerline distributing power from China to various locations at Ovoot Tolgoi. Additional electric power is currently supplied by on-site diesel generators, as required.
No surface water is currently available in the immediate area of the Ovoot Tolgoi deposit. Water for the camp and shop complexes is being supplied from water supply wells drilled during the hydrological investigations. The recently-completed permanent man-camp has a water treatment facility on-site. Water for dust suppression is available from the pit dewatering.
Waste disposal areas have been identified and approved in the mining permit. Currently, limited screening is being conducted on some of the high ash content coal. SGQ intends to assess the feasibility of upgrading the coal through washing.
     History
The Ovoot Tolgoi Coal Project is a producing mine owned by SGQ and operated by it since April 2008, with approximately 1.3 million tonnes of coal sales through November 2009.

SGQ acquired its interest in the Ovoot Tolgoi Coal Project from IVN in May 2007.
     Geological Setting
The coal-bearing rocks at Ovoot Tolgoi are late Permian in age. Coal was deposited along the margins of tectonically active continental basins. The region has subsequently undergone Basin and Range style extensional tectonics followed by a period of compressional folding and faulting.
     Regional Geology
The South Gobi region of Mongolia reflects a complex geologic history of continental accretion and Basin and Range style crustal extension. The region is dominated by elongate, east-west trending mountain ranges and intervening basins. The intervening basins comprise sediments of Late Cretaceous to Permian age, overlain by a relatively thin Quaternary gravel layer or thin Aeolian deposit. The mountain ranges separating these sedimentary basins comprise mostly crystalline basement rocks dominated by intermediate to high angle faults that show evidence for both compressional and extensional movement.
     Coal Occurrences
The most prominent feature relating to the coal deposit at Ovoot Tolgoi is the arcuate, east-west trending Ovoot Tolgoi fault. The coal bearing section, interpreted to be late Permian in age, is exposed primarily in a window adjacent to the Nariin Sukhait fault. The only place where the fault is exposed is in the MAK Nariin Sukhait Mine, where it appears as an intermediate angle structure (40-50 degrees) in their West pit. SGQ holdings at Ovoot Tolgoi contain two distinct resource areas within the window of upper Permian rocks, the Sunrise Field and the Sunset Field.
Exploration activities undertaken by SGQ within the Ovoot Tolgoi Coal Project area have focused on the thick coal of the 5 Seam, but additionally have defined further resources in packages of “upper seams” located above this horizon. This work has shown that what was previously named as a single seam often contains a number of discrete coal seams separated by rock partings of highly variable thickness and extent. As such, modeling efforts have required the organization of these coal packages into a number of coal series. The thick seam originally identified as the 5 Seam in outcrop has retained that designation, but the discovery of splits above and below this has required a number of additional correlatable seams to be designated within what is now the 5-Series.
The remainder of the resource is found in the 8, 9, and 10 Series, which each contain a number of discreet coal seams. The No. 4 and No. 7 seams are recognized in a number of drill holes, but do not appear to represent any significant resources. Coal seams 1 through 3 described in the early work at Nariin Sukhait have not been identified on the Ovoot Tolgoi Coal Project.
Interburden both within and between coal series is highly variable at Ovoot Tolgoi. Interburden between the series is generally dominated by sandstones and conglomerates, while the partings within the coals are most commonly mudstones and carbonaceous mudstones.
     Structural Geology
The Sunrise Field is located on SGQ-controlled land surrounding the southeast corner of the MAK mining license. The 5 Seam is currently being mined by MAK and MAK-Qinghua in this area along the axis of a poorly defined antiform. This structure trends to the southwest from the MAK East Pit, and forms the basis for the SGQ resources here. The coal bearing section is found primarily as a southeast dipping homocline. Coal resources modelled in the Sunrise Field are almost entirely of the 5 Series. This is the primary seam that will be (and currently is) mined.

The Sunset Field is located on SGQ land near the southwest corner of the MAK mining license. Coal resources are found along a southwest striking trend. Previous interpretation of structure in the Sunset Field described a southwest plunging antiform. New data, however, has led to the interpretation of a thrust fault system controlling the distribution of coal in this area. This interpretation requires the field to be divided into several distinct resource blocks. The majority of resources are found in the 5-Series coal within a southeast dipping coal- bearing sequence. Additionally, a considerable amount of resources are also found in the upper coals, Series 8, 9, and 10.
     Exploration
OT LLC began exploration in late 2004 with the completion of 5 boreholes in the Sunrise Field. This program was continued in early 2005 and expanded to include general exploration activities along the entire regional trend as well as resource delineation drilling in the Sunrise and Sunset Fields. The exploration programs in 2006 through 2008 concentrated on the Sunrise and Sunset Fields, but continued work elsewhere on the trend. Exploration activities used to date at the Ovoot Tolgoi Coal Project include: (i) geological mapping; (ii) satellite imagery; (iii) geophysical surveys; (iv) trenching; and (v) drilling.
Geologic mapping was initiated by OT LLC in early 2005 and continued during 2006. Mapping and examination of images was used to define the trend of coal outcrops. Additionally, these activities were used to locate coal occurrences in the hangingwall of the Nariin Sukhait fault along the entire length of this structure. Reconnaissance exploration work was contracted primarily to Sapphire Geo Ltd. (“Sapphire”) and supervised by SGQ. Norwest Corporation (“Norwest”) has provided assistance in the review of activities and interpretation of results. The majority of the reconnaissance work was conducted prior to transfer of the mineral exploration licences to SGQ. Satellite imagery was used in conjunction with the geological mapping to locate surface exposures of coal and identify structures.
Additionally, 3-D and 2-D surface resistivity surveys were used to help locate mineralization in areas of thin surficial cover. Potential targets identified with the above mentioned techniques were then tested with trenches cut perpendicular to the apparent strike, to expose coal seams close to surface.
Trenching has been useful in identifying the near-surface expression of coal seams for locating exploratory drill holes. Coal seam thickness and structure as observed in the trenches are greatly affected by near-surface erosion, alteration, and deformation however. Trenching intercepts have been found to be unreliable sources of seam characteristics and structure, and are not used in resource estimation.
     Drilling
Drilling through December 31, 2008 at Ovoot Tolgoi holdings includes a total of 430 exploration holes completed and 100,393 m drilled. This does not include limited drilling that took place under the Soviet-Mongolian government sponsored exploration programs. This was expanded considerably by OT LLC and SGS from 2004 to 2008.
All holes have been geophysically logged except where holes have caved. Depending on the equipment used, logs were either examined visually, or interpreted using the geophysical logging software. Drillhole depths were then incorporated into the geologic model. A drilling summary by method and area is presented in the table below.

HISTORIC COAL EXPLORATION DRILLING ACTIVITY

		Reverse Circulation		Rotary		Core		Combination[1]
Area	Year	No. Holes	Meters Drilled	No. Holes	Meters Drilled	No. Holes	Meters Cored	No. Holes	Meters Cored
Sunrise Field	2004 OT LLC	—	—	—	—	5	750	—	—
	2005 OT LLC	76	14,425	18	2,807	34	5,524	—	—
	2006 SGS	11	4,855	12	1,999	5	1,860	7	NA2
	2007 SGQ	—	—	17	3,542	1	253.9	—	—
	2008 SGQ	—	—	—	—	—	—	—	—
Sunset Field	2005 OT LLC	70	12,861	17	2,223	13	2,034	—	—
	2006 SGS	48	10,203	—	—	25	5,737	—	—
	2007 SGQ	—	—	23	5,430.6	7	2,699.5	—	—
	2008 SGQ	—	—	—	—	41	23,189.4	—	—
Total		205	42,344	87	16,001.6	131	42,047.8	7	NA2

[1]	Combination holes with RC and/or PCD rotary and/or core method.

[2]	Meters drilled recorded as RC, Rotary or Core meters.
Drill hole core and drill cuttings descriptions, geophysical logs and coal analyses data were used to characterize and interpret the stratigraphy of the Sunrise and Sunset Fields, particularly with respect to the coal seams. All holes were drilled vertically.
Drill hole collars were initially located using a handheld GPS unit. After completion of drilling and logging, surveys were conducted to accurately locate the drill hole position and elevations.
     Mineralization
Early work adopted the seam nomenclature presented by Dashkhoral et al (1992), thereby calling the very thick coal in the middle of the sequence the No. 5 Seam, and naming the upper seams in ascending order. As exploration work progressed, numerous additional seams and splits were discovered within the overall packages of coal previously described. As correlation and modelling has gone forward, coal seams were named and organized into a series basis as shown in the table below. Thicknesses reported are based on drill intercepts and represent apparent thickness.
OVOOT TOLGOI PROPERTY COAL SEAM CHARACTERISTICS

		No	Minimum Thickness*	Maximum Thickness*
Property	Series	Seams	(m)	(m)	Mean Thickness* (m)
Sunrise Field	Upper Seams	11	0.6	74	10
	5 Main	1	0.9	157	53
	5 Lower	1	0.6	100	16
	4 Main	1	1.0	30	8
Sunset Field	Upper Seams	60	0.6	31	7
	5 Main & Lower	2	0.6	142	39

*	Apparent Seam Thickness

     Deposit Type
Criteria applied to coal deposits for the purposes of determination of coal resources and reserves include both “Geology Type” as well as “Deposit Type”.
“Geology Type” for coal deposits is a parameter that is specified in GSC Paper 88-21, which is a reference for coal deposits as specified in NI 43- 101. Coal “Geology Type” is a definition of the amount of geological complexity, usually imposed by the structural complexity of the area, and the classification of a coal deposit by “Geology Type” determines the approach to be used for the resource/reserve estimation procedures and the limits to be applied to certain key estimation criteria. The Geology Type for the Sunrise and Sunset Fields has been determined to be “Complex”.
“Deposit Type” as defined in GSC Paper 88-21 refers to the extraction method most suited to the coal deposit. There are four categories, which are: (i) Surface; (ii) Underground; (iii) Non-conventional; and (iv) Sterilized. The Ovoot Tolgoi deposit is considered to contain both “Surface” mineable and “Underground” mineable deposits.
     Coal Quality
Coal quality is observed to be similar at both the Sunrise and Sunset Fields. Seam designations vary between fields. A summary of general coal quality values for each of the resource areas are organized by coal series is presented in the table below.
SUMMARY OF IN PLACE RAW COAL QUALITY FOR SUNRISE RESOURCE AREA

	Moisture	Ash	Sulphur	GCV		Volatiles
Seams	(AD)%	%	%	Kcal/kg	FSI	%
4	0.84	21.79	0.67	6,246	2.0	27.18
5 Lower	1.03	15.22	1.19	6,749	3.8	31.26
5	1.25	14.15	1.01	6,804	3.2	31.53
Upper Seams	1.29	19.13	1.17	6,271	2.6	30.79
Surface Total	1.24	16.24	1.07	6,592	3.0	31.12
5 Seam Underground	0.72	13.10	0.95	6,976	3.5	31.84
Grand Total	1.14	15.64	1.05	6,666	3.1	31.26
SUMMARY OF IN PLACE RAW COAL QUALITY FOR SUNSET RESOURCE AREA

	Moisture	Ash	Sulphur	GCV		Volatiles
Seams	(AD)%	%	%	Kcal/kg	FSI	%
5 and 5 Lower	1.20	7.69	0.62	7,476	4.4	32.37
Upper Seams	1.20	18.96	1.16	6,443	3.6	30.59
Surface Total	1.20	16.45	1.04	6,673	3.8	30.99
5 and 5L Underground	1.20	8.28	0.49	7,509	5.0	32.28
Grand Total	1.20	13.34	0.83	6,991	4.2	31.48
     Sample Preparation, Analysis and Security
The majority of exploration holes at Ovoot Tolgoi have been drilled with rotary techniques which offer the opportunity only to sample drill cuttings. All quality analyses used for modeling have been restricted to core samples, and, for the 2005 through 2008 drill programs, this has been restricted to triple-tube coring equipment.
RC drilling has provided cuttings samples of relatively good integrity. Samples were collected at 1 m intervals, and the cuttings were laid out in rows on the ground. For examination and logging by the site geologist. A portion of the RC samples collected was used for basic proximate and thermal analysis as a comparison to the core samples. The remainder have been stored in Ulaanbaatar. A number of additional holes were drilled with a conventional air-rotary system. Cuttings were generally logged in a similar fashion as for RC drilling.
Core drilling has been used where it is desirable to collect complete representative samples of the coal seams, observe structural details, and to more accurately measure the depths of lithologic contacts. Sufficient quantity of core samples with satisfactory core recovery has been acquired to adequately characterize the most important quality characteristics. Norwest is not aware of any factors that may have lead to sample bias.
The bulk of the core drilling at Ovoot Tolgoi has been done with wireline drilling systems and modern, triple-tube core barrels. All of the triple-tube coring during the 2005 and 2006 drill programs was performed under Norwest supervision. Core logging and sample handling was performed by Sapphire under Norwest supervision. Drilling undertaken during the 2007 and 2008 period has been undertaken and supervised by SGQ. Core logging and sampling for that period was performed by Sapphire. Sapphire’s procedures in use during the 2007 and 2008 programs were similar to those they employed in earlier exploration programs. Sapphire has a four year record of providing competent geologists for geologic and geotechnical exploration, sampling and testing, in accordance with defined procedures, developed by Norwest, and implemented in 2005.
Core was retrieved, logged and sealed according to Norwest conventions. Each core run was measured for core cut and recovered. Photographs were taken at 0.5m intervals. Coal showing distinct lithologic variation was sampled separately, as were partings over 0.05m. Otherwise, coal intervals with a uniform appearance were bagged in 0.6m sample increments as per the capacity of the core box length. When zones of core loss greater than 0.1 m were encountered, separate samples were collected both above and below the zone.
Samples have been collected from drill core and RC cuttings. These samples were collected and recorded by field geologists employed by Sapphire under the supervision of Norwest during the 2005 and 2006 exploration programs. Sapphire continued the same data collection protocol during 2007 and 2008 under the supervision of SGQ. The collected samples were submitted for analysis using methods that are standard for the coal industry. The specific process and protocol used by Norwest for the Ovoot Tolgoi drilling program is described below.
     Core Drilling Samples
For core drilling samples, recovered core is measured to determine an overall recovery (reported in percent) by comparing the recovered core length with the coring run length recorded by the driller. Recovered core is measured and compared to the coal interval thickness determined from the geophysical log suite.
Recovered coal intervals are sampled using the following criteria: (i) coal samples are broken out based on lithologic changes. In zones of uniform coal appearance, samples are bagged about every 0.60m as per the capacity of the core boxes; (ii) in-seam partings, to a maximum thickness of 0.10m, are included in a coal sample, where the thickness of the adjacent coal beds above and below the parting are both a minimum of twice the parting thickness; and (iii) a parting are sampled separately if it is greater than 0.05m thick, carbonaceous shale, bone or interbedded coal/mudstone, or deemed to be greater than 50% coal.

Collected samples are cleaned of any mud contamination and placed in individual, core-sleeve style, plastic bags. The bags are labelled on the outside with both the core hole and sample number and sealed with plastic tape to prevent excessive moisture loss. Samples are then placed in sequence into waxed-cardboard core boxes. Core boxes are sealed with tape. Core boxes from the 2005 program were transported to OT LLC in Ulaanbaatar, then shipped to SGS1 Mineral Labs in Denver, Colorado (ISO-9000 certified, accredited by the NQA in the United States of America). Core from the 2006 was similarly transported to SGS Laboratories offices in Ulaanbaatar, and then shipped to SGS Laboratories in Tianjin, China (currently holds ISO-17025 certification, accredited by the CNAS, China National Accreditation Service for Conformity Assessment).
At the time of shipment, during the 2005 and 2006 programs, scanned geologic and geophysical logs, laboratory instructions and shipment manifest were forwarded to Norwest’s Salt Lake City office. Laboratory instructions and the shipment manifest were in turn forwarded to SGQ in Ulaanbaatar. All records are compared with contents upon arrival to SGS Laboratories. To date, there has been no loss or compromise of samples during shipment. Core samples undergo a full suite of coal quality testing including short proximate, full proximate, thermal tests, ash analysis, and metallurgical testing. Some select samples undergo washability testing.
     RC Samples
Samples are collected at 1.0 m intervals into plastic bags. The bags are labelled on the outside with both the drill hole and sample number and sealed with plastic tape to prevent excessive moisture loss. Samples are then grouped by hole into larger bags, packaged and transported to Ulaanbaatar for storage at the facilities of SGS Laboratories. It is believed that testing of RC samples was discontinued in 2007.
In coal work additional special security methods for the shipping and storage of samples are not commonly employed, as coal is a relatively low-value bulk commodity.
     Data Verification
Exploration drilling data collected during 2007 and 2008 was done under the supervision of SGQ. Norwest visited the site during 2009 and conducted a validation of those data. This validation included the following:
•	Verification of drill hole position and elevation by visiting a significant percentage of the sites and taking GPS measurements for comparison with the survey data and topographic maps.

•	Review of geophysical logs for validation with the geologic database

•	Review of the coal quality analytical reports for validation with the geologic database.

•	Review of selected core logs and core photographs.
     Mineral Resource Estimate
In accordance with National Instrument 43-101, Norwest has used the referenced GSC Paper 88-21 during the classification, estimation and reporting of coal resources and reserves for the Ovoot Tolgoi Coal Project.
The term “resource” is utilized to quantify coal contained in seams occurring within specified limits of thickness and depth from surface. The resource estimations contained within are on a clean basis. i.e. as an in-

[1]	SGS North America Inc. (Denver), and SGS-CSTS Ltd. (Tianjin), are independent international testing and certification service companies, not to be confused with SouthGobi sands LLC.

situ tonnage and not adjusted for mining losses or recovery. However, minimum mineable seam thickness and maximum removable parting thickness are considered; coal intervals not meeting these criteria are not included in the resources.
Resources are classified as to the assurance of their existence into one of three categories, Measured, Indicated or Inferred. The category to which a resource is assigned depends on the level of confidence in the geological information available. GSC Paper 88-21 provides guidance for categorizing various types of coal deposits by levels of assurance. These were considered by the Qualified Person during the classification of the resources.
Resources and Reserves are further classified in GSC Paper 88-21 as to the assurance of their existence into one of four categories, using the criteria for coals found in Geology Type “Complex” conditions, as shown in the table below. The resources have been further divided into surface mineable and underground resources. The surface mineable resources are limited to a depth from surface of 250 m and the underground resources are limited to between 250 m and 600 m from surface. The underground resources are limited to the 5 Main seam series due to consistency in seam thickness and extent of drill hole intercepts at depths below 250 m. All coal seams occurrences within each series are limited to a minimum apparent seam thickness of 0.6 m.
CRITERIA USED TO DEFINE ASSURANCE OF EXISTENCE FOR COALS IN
COMPLEX GEOLOGY TYPE

	Assurance of Existence Category
Criteria	Measured	Indicated	Inferred
Cross-section spacing (m)	150	300	600
Minimum # data points per section	3	3	3
Mean data point spacing (m)	100	200	400
Maximum data point spacing (m)	200	400	800
Coal Resources at Ovoot Tolgoi are defined for the categories of Measured, Indicated and Inferred, as summarized in the table below. The resource statement is current as of June 1, 2009 and based on exploration data gathered through 2008.
CLASSIFICATION OF RESOURCES GEOLOGY TYPE: COMPLEX*

		Resource Limits		In-Place Resources (Million Tonnes)
Area	Type	Depth (m)	ASTM Group	Measured	Indicated	Inferred
Sunrise Field	Surface	Surface to 250 m	hvB to hvA	53.8	15.7	4.9
Sunset Field	Surface	Surface to 250 m	hvB to hvA	82.1	19.4	8.1
Sub-Total				135.9	35.1	13.0

Sunrise Field	Underground	250 m to 600 m	hvB to hvA	11.2	5.2	11.2
Sunset Field	Underground	250 m to 600 m	hvB to hvA	34.6	27.8	9.3
Sub-Total				45.8	33.0	20.5

Total				181.7	68.1	33.5

*	Based on information as of June 1, 2009
To facilitate the estimation of resources in the Ovoot Tolgoi Coal Project property, Norwest developed geological models for the Sunrise and Sunset Fields using MineSightTM software. Key horizons or “surfaces” were modeled to provide the necessary limits for volume estimation. Volumes were converted to tonnages by application of density values representative of the coal seams as derived from available coal quality data.

     Mineral Reserve Estimate
A coal reserve is the economically mineable part of a Measured or Indicated coal resource supported by at least a Preliminary Feasibility level of study, which includes information on mining, processing, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can he justified. Coal reserves are sub-divided in order of increasing confidence into “Probable” and “Proven” reserves, respectively. A “Probable” reserve is the economically mineable part of an “Indicated” resource and, in some cases may include a portion of a “Measured” resource. A “Proven” reserve is the economically mineable part of a “Measured” resource. Mineral resources that are not mineral reserves do not have demonstrated economic viability. All mineral reserves reported here are included within the identified mineral resources.
Total mineral reserves are summarized in the table below.
SUMMARY OF ESTIMATED RESERVES OVOOT TOLGOI MINE

		Surface Mineable Reserves Tonnes in Millions*
Reserve Area	ASTM Coal Rank	Proven	Probable	Total
Ovoot Tolgoi open pit mine	hvB to hvA	105.0	9.1	114.1

*	Based on information as of July 1, 2009
This estimate of resources and reserves was generated using the best information available concerning issues related to environmental, permitting, legal, title, taxation, socio-economics, marketing and political factors that could have a material influence on Norwest’s findings. Norwest is not aware of any additional factors which may affect its reserves estimate.
     Mining Operations
     Mining Method
In April 2008, with basic infrastructure already constructed in-place, the Ovoot Tolgoi Coal Project began stripping and producing its first coal.
As of the October 2009 date of the Ovoot Tolgoi Technical Report, mining operations are currently spread over two pits in the Sunset Field area; the main pit focusing on the Seam 5 with the additional pit uncovering the upper seams. Most of the mine infrastructure is in place or is currently being constructed. The mining method utilizes a combination of mining trucks matched with hydraulic mining shovels and front-end loaders to strip waste and uncover coal. Installed mining equipment is comprised of a mid-sized (13.5 m3) hydraulic shovel and (10 — 17 m3) front end loader (Liebherr 994 and LeTourneau 950, respectively), matched with a minimum of six Terex 91-tonne capacity mining trucks and a suite of support equipment. In addition, a larger hydraulic shovel (Liebherr R996, 34 m3 bucket) is on-site. The information in this AIF proposes that this equipment continue to be used, with primary stripping to be accomplished using the larger 34 m3 bucket-sized HMS matched with 218t-class mining trucks.
Three coal products are to be produced; a hard coking (or metallurgical) coal (HCC), a premium coal (PRE) that would potentially be used for PCI coking coal or a high-quality thermal coal, and a thermal coal product (THE) for use in power generation. Historically, coal in Mongolia has not been washed on site, but rather by the end-users in China, and this has been assumed in the Ovoot Tolgoi Technical Report. It is noted that none of the current sales contracts account for washed coal.
Mine infrastructure is installed and operations have been producing coal since 2008. Production will steadily ramp-up through 2011, and reach “steady-state” of 8,000,000 tonnes a year by 2012.
Mining is to occur in two distinct fields, the Sunrise Field to the east of the lease area, and the Sunset Field, approximately 5 km to the west. Mining will continue in the two Sunset pits until 2010, when the Sunrise field is developed. The two fields are mined concurrently so as to achieve a desired production of the three coal products and to balance the strip ratio. Initially, Sunrise consists of one pit, however, a smaller second pit begins in 2018. The Sunset Field in mined through the life of mine, while the Sunrise Field is depleted in 2023. Waste from the Sunset pit is initially dumped in two distinct out-of-pit dumps, however, by 2011 they will merge together. Waste from Sunrise is dumped out-of-pit in a single dump through 2019 after which point it is hauled back into the pit as backfill. Material volumes over the life of mine are summarized in the table below.
     Production Forecast
The following table sets out the production forecast over the life of mine for each type of coal expected to be mined from the Ovoot Tolgoi Coal Project.
LIFE OF MINE SUMMARY QUANTITIES

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
(in thousands)	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
Coking Coal (‘000 tonnes) Tonnage Shipped	340	881	366	1,783	735	381	981	739	823	395	440	783	1,160	2,279	1,989	2,867	16,941

Cumulative Tonnage Shipped	340	1,220	1,586	3,369	4,104	4,485	5,466	6,205	7,028	7,423	7863	8,646	9,806	12,086	14,074	16,941

Premium Coal (‘000 tonnes) Tonnage Shipped	275	1,084	1,937	5,192	5,375	3,335	3,953	3,047	2,446	6,829	4,344	1,084	2,237	2,062	2,736	1,345	47,280

Cumulative Tonnage Shipped	275	1,359	3,296	8,488	13,863	17,198	21,151	24,198	26,643	33,473	37,817	38,901	41,137	43,199	45,935	47,280

THEQ + THE Coal (‘000 tonnes) Tonnage Shipped	385	2,035	4,196	1,026	1,890	4,283	3,066	4,215	4,732	776	3,216	6,133	4,603	3,659	3,276	2,403	49,894

Cumulative Tonnage Shipped	385	2,421	6,617	7,643	9,533	13,817	16,882	21,097	25,829	26,604	29,820	35,953	40,556	44,215	47,491	49,894

Total Tonnage Shipped	1,000	4,000	6,500	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	6,614	114,114

Cumulative Tonnage Shipped	1,000	5,000	11,500	19,500	27,501	35,500	43,500	51,500	59,501	67,501	75,500	83,500	91,500	99,500	107,500	114,114
     Metallurgical Process
Various coal products are produced at Ovoot. They are sold to customers on a “raw” basis, and therefore it is currently assumed that no coal will be washed (some portion of the coal may require additional breaking and additional to reduce out-of-seam dilution). Historically, coal in Mongolia has not been washed on site, but rather by the end-users in China, and this has been assumed in the Ovoot Tolgoi Technical Report. This relates to a historical wish, on the part of Chinese investors, to minimize investment capital.
     Coal Markets, Marketing and Sales Contracts
Currently SGQ expects that all production from the Ovoot Tolgoi Coal Project will continue to be marketed and sold into China. Since the commencement of sales in late 2008 through March 2010, SGQ sold approximately 1.8 million tonnes of coal from the mine. This includes SGQ’s premium and thermal coal production.
The western region of Gansu is one of SGQ’s key markets and, given the relatively close proximity of its projects to the region, SGQ believes that it is well positioned to exploit consumption growth in the area. Power plant expansion, currently underway, in Gansu is expected to increase thermal coal purchases from outside Gansu from approximately 13 million tonnes in 2008 to approximately 55 million tonnes in 2020. Gansu has no production of coking coal and all coking coal used in the steel industry is sourced from other provinces. The Ovoot Tolgoi Coal Project is located 492 kilometres from Jiayuguan, while mines in the next closest major supply base, Hami in Xinjiang, are located 619 kilometres away.
In anticipation of commencing production at the Ovoot Tolgoi Coal Project, SGQ began negotiating coal sales contracts in late 2007 and executed two contracts in May 2008. Both contracts provided for delivery of coal priced in Renminbi and payable in U.S. dollars. The initial sales of coal commenced in October and November 2008.
The first coal sales agreement provided for the delivery of approximately 300,000 tonnes of coal during the term of the agreement, subject to continuous quality monitoring. The agreement expired in January 2009 and the remaining tonnage was carried over to June 2009. In 2009, SGQ signed two more new contracts with the customer for a combined total of approximately 700,000 tonnes. The first contract expired at the end of September 2009 and the second contract expired on December 31, 2009. SGQ has signed another contract with the customer commencing January 1, 2010 to supply 25,000 tonnes per month (at SGQ’s option) through to the end of March 31, 2010. SGQ renewed this contract for the second quarter and will make decisions regarding renewal on a quarterly basis.
Another agreement was signed with another customer in May 2008 and expires in January 2013. It provided for the delivery of approximately 400,000 tonnes of coal in 2008 and approximately 400,000 tonnes of coal in 2009. Although the contract calls for annual negotiation for price and quality, in 2010 the Company and customer have agreed to conduct those reviews on a quarterly basis. It also provides that quantities of coal to be delivered in 2010 through 2012 on an annual basis will be a minimum of 400,000 tonnes per year and that the parties to this agreement will discuss any potential annual increases in tonnages in this period by no later than December 31 of the previous year.
SGQ also signed a contract with a new customer for the sale of up to 400,000 tonnes during the period from August to December 2009 although the customer failed to perform its obligations and therefore this agreement was not renewed in 2010.
Of SGQ’s current customer’s, one is involved in coal trading and while the other is involved in coke production. Customers either use the coal directly or sell it throughout different regions of China. SGQ understands that the coal is used in various ways including using it as a thermal feed for its power plants or as a coking coal blend or is used directly by a customer as a coking coal blend for its coke plant in Inner Mongolia.

Under these agreements, the buyer is responsible for transporting the coal to China and for providing clean trucks ready for loading at the point of delivery. Each customer has the right to suspend the coal shipments if certain quality parameters are not met.
In March 2010, SGQ entered into two coal sales agreements both of which are scheduled to commence on April 1, 2010. The first one is for up to 460,000 tonnes (at SGQ’s option) of three different qualities of coal. The second agreement is for up to 400,000 tonnes (at SGQ’s option) of two different qualities of coal. SGQ also intends to pursue long-term supply contracts with large customers in China to secure stable and long-term demand from China.
SGQ intends to continue to develop markets for its premium quality coals. Fenwei has conducted a complete market analysis of the coal markets in western Inner Mongolia and Gansu provinces, helping SGQ to identify potential customers in these provinces. SGQ’s target customer base consists of a mixture of distributors and end users of coal, including steel mills, power plants and industrial consumers.
SGQ opened a representative office in the PRC in September 2008 to strengthen relationships with existing clients, procure additional PRC customers and serve as its primary contact with customers in China.
     Environmental Conditions
The principal Mongolian environmental agency is the Ministry of Nature and Environment. This agency reviews and approves EIAs, EPPs and Environmental Monitoring Plans required by the Minerals Law of Mongolia. In addition, the Soum Government receives a copy of the EIA document and has environmental inspectors who monitor the development, operation, and reclamation of mines within their jurisdiction.
In addition to obtaining approval of an EIA, an operator is also required to develop costs for annual implementation of the EPP. Money to cover an amount equal to 50 percent of the budget for each year is then deposited in a special account established by the Government Ministry in charge of the environment. Funds from this account are released upon demonstration of full implementation of the environmental protection plan for that year. Mining operations began in April, 2008. It was estimated that the cost of environmental work for that year would total $60,000, and $30,000 was therefore posted.
If the mining damages the environment, causes pollution, or violates the terms of any permits, the operator must make payments for the damage as determined by the government. In addition if any cultural or historic resource is damaged as a result of the mining, the operator must also pay damages. Financial compensation is also required for damages to any structure owned by individuals. The mine operator is also required to pay all relocation costs for anyone required to be relocated as a result of the mining operation. The applicability of these costs is not included in the scope of this study.
SGS completed its detailed EIA and EPP for the Ovoot Tolgoi Coal Project in August 2005 and submitted the documents to the Ministry of Nature and Environment. The documents were approved in October 2005. Since that time, the MELs were transferred from OT LLC to SGS and subsequently converted into a mining license. A number of fairly significant project changes have also occurred including adding of reserves which increased the mine pit size and depth with associated increases in ore and waste rock quantities and hauling; increased blasting; increased operating hours and days; increased workforce; and relocation of the man camp. These changes resulted in the preparation of an addendum to the approved EIA, which was completed in March 2007.
The EIA and addendum for the Ovoot Tolgoi Coal Project outlined a number of potential environmental concerns. Several of these issues could require study and result in additional expenditures for mitigation of potential environmental impacts.

One of the issues concerns pit dewatering. The water collected during pit operations will have various uses such as dust mitigation on the mine site. If site uses do not require all this collected water, the surplus will be monitored for quality and, if acceptable, discharged to the surface water system. In fact, since the beginning of operations a containment pond has been constructed according to ‘best practise’ and typical standards, and is currently used to contain pit water. Site use of the water was included in the EIA and therefore has been approved by the Mongolian Ministry of Health and Environment, however, several issues were identified in the EIA report that suggested further study to evaluate potential additional costs associated with settling pond construction and sizing. The first is the sizing for these settling ponds and how the ponds would be lined to prevent discharges to ground water. It was not clear how many ponds or how large these ponds will need to be to contain the water being pumped. Norwest has addressed this by making a preliminary estimate for the cost and execution of a Water Management Plan. It is also expected that SGQ will be given variance to allow a downstream discharge of collected water.
Another potential issue is the flooding of the final pit. As backfilling is not proposed as a significant part of the mine plan it is possible that a pit lake would appear as a result of re-establishment of the groundwater table. If a pit lake is a part of the post mining reclamation, then this creates a potential water quality liability. The pit slopes are to be scaled back to a reasonable grade which is expected to mitigate safety concerns. In addition, it is recommended that appropriate study be performed to determine if the pit lake will discharge to the surface water system or the alluvium in order to estimate the long term effect of water in the final pit. Final reclamation plans are to include scaling back final highwall slope crests (as well as final dumps) to a 3:1 slope, in such a way as way as to minimize potential hazards, improve stability and reduce the visual impact.
     Taxes
The following taxes, royalties and duties are applicable to the Ovoot Tolgoi Coal Project: (i) royalty rate of 5% of FOB coal price; (ii) VAT rate of 10%, payable on all capital, materials and supplies; (iii) a refund on all VAT paid, the following year; (iv) income tax is 10% on first 3 billion togrogs ($2.575M), then 25% on excess; (v) property tax assumed to 0.6%; and (vi) social insurance of 13% to be charged for all employees.
Currently, the Mongolian tax code allows for VAT paid by the producer to claim a refund. In this study it is assumed that the VAT would be refunded in full the following year. However, it is understood that there have been recent adjustments to the tax code specifically relating to VAT, although the new law has not yet been officially published. The new law proposes to make all sales of “unfinished” mineral products “exempt” from the refund provision, i.e., producers will not be able to claim the refund. Furthermore, SGQ has not yet received a refund for VAT claims made prior to the new rule. There are some indications that claims made before the rule would be honoured.
For these reasons, it has been decided to assume that the current official rule of VAT refund will apply to the “base case” cost flow analysis. An exemption to the rule is assumed separately as a sensitivity-case.
     Mine Life
There are sufficient economic reserves for 16 years of mining at a steady-state production of 8 million tonnes per annum. Continued exploration may bring additional resources into a demonstrated category of confidence. If that is the case, then a pre-feasibility level or higher mining study could identify additional economically attractive resources that in turn may increase the mine life.
     Expected Payback Period of Capital
According to Norwest, the current base case indicates that the development capital, including all such costs prior to June 1, 2009, will be recovered during 2010.

Other Projects
     Mongolia
Metal Prospects
IVN, through its 100% subsidiary Asia Gold Mongolia LLC, operates an exploration program in Mongolia on licences that are not part of the Oyu Tolgoi Project. The exploration program has been reduced substantially from previous years; Asia Gold Mongolia LLC now holds approximately 230,000 hectares of land in 15 separate licenses including JV licenses. Of these licenses, 53,290 hectares constitute the Tumen-Ulzii Uul license (a joint venture with GoviEx Uranium Inc. (“GoviEx”)), and approximately 25,000 hectares constitute a group of four licenses, including Ulaan Khuud, held in a joint venture with BHP Billiton (“BHP”).
The Tumen—Ulzii Uul licence abuts the licence covering the Tsagaan Survarga copper deposit, believed to be the second largest copper deposit in the South Gobi with similarities to Oyu Tolgoi. A joint venture was entered into with GoviEx in September 2008 to explore for mineralization under cover rocks using IP. In 2009 IP was carried out and further exploration is planned in 2010.
The Ulaan Khuud licence, which abuts the northern end of the Shivee Tolgoi JV licence, is a joint venture in which BHP is the operator. In 2010, a single 600 meter drill was drilled to test the northern extension of the mineralized trend extending north from Oyu Tolgoi. The hole intersected quartz vein stockworked quartz monzodiorite but copper and gold assay results were low.
In addition, IVN holds approximately 26,000 hectares in three licences at Kharmagtai (in joint ventures with Kerry Holdings and MCS). In 2010 Tsairt LLC was contracted to complete a resource estimate report on one of the licences and conducted drilling for hydrogeological studies and resampling of core for metallurgical and analytical data.
Coal Prospects
SouthGobi holds interests in a number of prospective coal properties in Mongolia. These prospects include the Soumber property, located approximately 20 km east of Ovoot Tolgoi, the Tsagaan Tolgoi deposit and several other exploration licences in Omnigovi Aimag.
The Soumber property has received the greatest focus of exploration effort, with approximately 190 holes drilled. A resource estimate covering a portion of the deposit has been prepared, and Norwest is analyzing samples for potential coking coal characteristics.
     Kazakhstan
IVN holds a 50% voting equity interest in Altynalmas Gold, a company that holds a 100% interest in the Kyzyl gold project, which encompasses the Bakyrchik and Bolshevik gold deposits in northeastern Kazakhstan. Located approximately 100 km southwest of Ust-Kamenogorsk, the industrial centre of East Kazakhstan, the Kyzyl gold project is served by an established railway and an electricity grid, and also has significant, existing underground workings, shafts and minesite infrastructure.
The Kyzyl gold system consists of a series of mineralized lenses, or lodes, lying within a large, 15-km-long shear zone. The geological potential remains untested along 13 km of strike and at depth. In September 2009, Altynalmas Gold commenced a 39,000-metre deep-level drilling program at the Bakyrchik gold deposit the results of which are intended to form the basis for resource delineation and inclusion in a pre-feasibility study. As of the date of this AIF, the drilling is over 50% complete.

Altynalmas Gold plans to continue to advance the Kyzyl gold project with a 6,000 m, near-surface drilling program at the Bakyrchik gold deposit, scheduled to begin during the second quarter of 2010, to test targets for potential open pit development. Altynalmas Gold also plans to continue to delineate extensions of the mineralization along strike and at depth to follow up a high-grade gold intercept that indicates the continuation of the gold mineralization system at depth and along strike.
The majority of the gold mineralization in the Kyzyl shear zone is encapsulated by arsenopyrite and, to a lesser extent, pyrite. The associated sediments contain up to 4% carbon and the deposit is said to be ‘double-refractory’ in nature which has, historically, adversely affected gold recoveries. In an effort to improve gold recovery, Altynalmas Gold has engaged consultants to undertake laboratory bench-scale and pilot test work using a fluidized-bed roasting technology. This technology involves two stages: a reductive first stage, followed by an oxidative second stage. Whereas the reductive first stage volatizes and drives off arsenic, the oxidative stage oxidizes sulphur and carbon. Following the completion of the pilot test work, Altynalmas Gold believes that gold recoveries of up to 90% can be realized in a commercial-scale plant using this technology.
     Australia
IVN holds an 81% interest in Ivanhoe Australia. IVN originally acquired Ivanhoe Australia in 2003. In 2008, Ivanhoe Australia completed a Aus$125 million initial public offering and listed its shares on the ASX.
The principal asset of Ivanhoe Australia is the Cloncurry Project, which is an extensive series of mining tenements covering an area of approximately 3,000 km2 in Queensland, Australia. The lands that constitute the Cloncurry Project have a long history of mining and the Mt. Isa Inlier, within which the property is located, continues to host several nearby operating mines.
The Cloncurry Project contains prospective copper, gold, lead, zinc, molybdenum, rhenium, silver and uranium mineral deposits and occurrences. The highest priority deposits identified to date are the Merlin molybdenum and rhenium deposit located within the Mt. Dore group of tenements, the Mt. Elliot and Starra Line iron ore, copper and gold deposits and a copper, polymetallic zone at Mt. Dore. Through ongoing exploration work, Ivanhoe Australia has also identified mineralization in a number of other prospective zones.
At the Merlin deposit, Ivanhoe Australia has identified a deposit of molybdenum and rhenium located below prospective copper and gold mineralization zones at Mt. Dore. Ivanhoe Australia has completed a number of drill programs and completed JORC compliant indicated and inferred resource estimates over the deposit, delineating a mineralized zone approximately 500 m down dip extending along a strike length of approximately 1,300 m and with a true thickness of approximately 20 m. Ivanhoe Australia has completed a scoping study on the Merlin deposit and will continue mine planning and engineering analysis with a view to completing a pre-feasibility study.
Additional resource estimates have been identified for copper and gold resources at Mt. Dore and at the Mt. Elliott and Starra Line prospects. Ivanhoe Australia recently completed a drill program focussing in particular on the Swan zone of Mt. Elliot, and an updated resource estimate is being prepared.
IVN has provided financial support for ongoing operations at Ivanhoe Australia. To date, IVN has advanced an aggregate Aus$63.4 million in inter-corporate loans.

Other Information
     Equity Investments
IVN holds equity investments in a number of publicly traded, non-subsidiary mineral exploration and development companies. The following table outlines the equity investments held by the IVN Group and, in respect of each such equity investment involving securities that are listed on a stock exchange, their quoted market value as at December 31, 2009:

Company	Number of Shares		Value
Entrée Gold Inc. (TSX)	13,799,333		Cdn$34,498,333
Intec Limited (ASX)	41,174,840		Aus$576,448
Asia Now Resources Corp. (TSX-V)	969,036		Cdn$300,401
Exco Resources NL (ASX) (1)	65,802,267		Aus$14,805,510
Emmerson Resources Limited (ASX) (2)	22,610,000		Aus$6,330,800
Kangaroo Resources Limited (ASX) (3)	50,000,000		Aus$11,000,000
Ivanhoe Nickel & Platinum Ltd. (unlisted) (4)	3,584,220	(5)	$18,932,740	(6)

(1)	IVN’s interest in Exco Resources NL is indirect, as IVN’s subsidiary, Ivanhoe Australia owns the 65,802,267 shares of Exco Resources NL.

(2)	IVN’s interest in Emmerson Resources Limited is indirect, as IVN’s subsidiary, Ivanhoe Australia owns the 22,610,000 shares of Emmerson Resources Limited.

(3)	IVN’s interest in Kangaroo Resources Limited is indirect, as IVN’s subsidiary, SouthGobi Energy Resources owns the 50,000,000 shares of Kangaroo Resources Limited.

(4)	IVN’s Chairman, Robert M. Friedland, holds a voting equity ownership interest of 34% in Ivanhoe Nickel & Platinum Ltd. (“Ivanplats”).

(5)	IVN also holds 1.1 million liquidity rights and 550,000 share purchase warrants of Ivanplats. Each liquidity right is convertible into 0.1 of a common share of Ivanplats for no additional consideration if a liquidity event (an initial public offering (“IPO”) or other transaction that results in a public listing of Ivanplats’ common shares) does not occur on or before December 31, 2010. The share purchase warrants vest upon the closing of an IPO. If an IPO occurs prior to December 31, 2010, each share purchase warrant entitles the holder to purchase one Ivanplats common share at the IPO price up until two years after the closing of the IPO. If an IPO occurs after December 31, 2010, each share purchase warrant entitles the holder to purchase 1.1 common shares at the IPO price up until two years after the closing of the IPO.

(6)	Represents the aggregate acquisition cost of all Ivanplats securities held by IVN.
     Employees
As at December 31, 2009, IVN had approximately 1,091 employees working at various locations.
DIVIDENDS
IVN has not paid any dividends on its outstanding Common Shares since its incorporation and does not anticipate that it will do so in the foreseeable future. The declaration of dividends on the Common Shares is, subject to certain statutory restrictions described below, within the discretion of the Board of Directors based on their assessment of, among other factors, IVN’s earnings or lack thereof, its capital and operating expenditure requirements and its overall financial condition. Under the YBCA, the discretion of the Board of Directors to declare or pay a dividend on the Common Shares is restricted if reasonable grounds exist to conclude that IVN is, or after payment of the dividend would be, unable to pay its liabilities as they become due or that the realizable value of its assets would, as a result of the dividend, be less than the aggregate sum of its liabilities and the stated capital of the Common Shares.

DESCRIPTION OF CAPITAL STRUCTURE
The authorized share capital of IVN consists of an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares. As of March 30, 2010, there are 441,136,052 Common Shares and no Preferred Shares issued and outstanding. Rights and restrictions in respect of the Common Shares and the Preferred Shares are set out in IVN’s articles of continuance, IVN’s by-laws and in the YBCA, and its regulations.
Common Shares
The holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders except meetings at which only holders of another specified class or series of shares of IVN are entitled to vote separately as a class or series. Subject to the prior rights of the holders of Preferred Shares, the holders of Common Shares are entitled to receive dividends as and when declared by the directors, and to receive a pro rata share of the remaining property and assets of IVN in the event of liquidation, dissolution or winding up of IVN. The Common Shares have no pre-emptive, redemption, purchase or conversion rights. Neither the YBCA nor the constating documents of IVN impose restrictions on the transfer of Common Shares on the register of IVN, provided that IVN receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board of Directors from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by IVN. The YBCA provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.
Preferred Shares
The Preferred Shares are issuable in one or more series, each consisting of such number of Preferred Shares as may be fixed by IVN’s directors. IVN’s directors may from time to time, by resolution passed before the issue of any Preferred Shares of any particular series, alter the constating documents of IVN to determine the designation of the Preferred Shares of that series and to fix the number of Preferred Shares therein and alter the constating documents to create, define and attach special rights and restrictions to the shares of that series, including, without limitation, the following: (i) the nature, rate or amount of dividends and the dates, places and currencies of payment thereof; (ii) the consideration for, and the terms and conditions of, any purchase of the Preferred Shares for cancellation or redemption; (iii) conversion or exchange rights; (iv) the terms and conditions of any share purchase plan or sinking fund; and (v) voting rights and restrictions.
Registered holders of both the Preferred Shares and Common Shares are entitled, at their option, to a certificate representing their shares of IVN.
MARKET FOR SECURITIES
The Common Shares of IVN are traded in Canada on the TSX, and in the United States on the New York Stock Exchange and Nasdaq Stock Market. The closing price of IVN’s Common Shares on the TSX on March 30, 2010 was Cdn$17.32.

The following sets forth the high and low market prices and the volume of the Common Shares traded on the TSX during the periods indicated:
(stated in Canadian dollars)

PERIOD	HIGH	LOW	VOLUME
January 2009	$4.70	$3.22	20,975,661
February 2009	$6.00	$3.20	36,523,213
March 2009	$7.95	$5.16	38,966,077
April 2009	$8.90	$6.51	25,954,008
May 2009	$8.70	$5.51	34,906,649
June 2009	$7.54	$5.59	31,460,547
July 2009	$10.32	$7.36	45,509,445
August 2009	$12.50	$8.00	32,627,266
September 2009	$13.95	$11.64	31,229,582
October 2009	$14.45	$11.21	28,313,581
November 2009	$13.59	$11.30	21,922,183
December 2009	$15.85	$12.26	22,164,729
DIRECTORS AND OFFICERS
Name and Occupation
The name, province or state, and country of residence and position with IVN of each director and executive officer of IVN, and the principal business or occupation in which each director or executive officer has been engaged during the immediately preceding five years is as follows:

Name and Municipality		Principal Occupation
of Residence	Position with Company	During Past Five Years
ROBERT M. FRIEDLAND Singapore	Executive Chairman and Director (Director since March 1994)	Chairman of IVN (March 1994 to present); Chief Executive Officer of IVN (March 1994 to May 2006); Executive Co-Chairman, President and CEO of Ivanhoe Energy Inc. (May 2008 to present); Chairman and President, Ivanhoe Capital Corporation (a venture capital company) (1988 to present); Deputy Chairman, Capital Markets for Ivanhoe Energy Inc. (June 1999 to March 2008).

PETER G. MEREDITH Vancouver, Canada	Deputy Chairman and Director (Director since March 2005)	Deputy Chairman of IVN (May 2006 to present); Chief Financial Officer of IVN (May 2004 to May 2006); Chief Financial Officer of Ivanhoe Capital Corporation (a venture capital company) (1996 to March 2009); Chief Executive Officer, SouthGobi Energy Resources (June 2007 to October 2009); Chairman, SouthGobi Energy Resources (October 2009 to present).

Name and Municipality		Principal Occupation
of Residence	Position with Company	During Past Five Years
JOHN MACKEN Massachusetts, USA	Director, President and Chief Executive Officer (Director since January 2003)	Chief Executive Officer of IVN (May 2006 to present); President of IVN (January 2004 to present); Chairman of SouthGobi Energy Resources (June 2007 to October 2009); Consultant (2000 to January 2004); and Senior Vice President of Freeport McMoran Copper & Gold (a mining company) (1996 to 2000).

DAVID HUBERMAN Vancouver, Canada	Director (lead director) (Director since September 2003)	President, Coda Consulting Corp. (business consulting firm) (1993 to present).

R. EDWARD FLOOD Ketchum, Idaho	Director (Director since March 1995)	Chairman of Western Uranium Corporation (March 2007 to present); Managing Director, Investment Banking, Haywood Securities (UK) Limited (investment dealer) (March 2007 to March 2010); Deputy Chairman of IVN (May 1999 to February 2007); Senior Mining Analyst, Haywood Securities Inc. (investment dealer) (May 1999 to November 2001).

KJELD THYGESEN London, England	Director (Director since February 2001)	Managing Director, Lion Resource Management (investment firm and fund manager) (May 1989 to present).

HON. ROBERT HANSON London, England	Director (Director since February 2001)	Chairman, Hanson Capital Investments Limited (investment and finance company) (February 1998 to present); Chairman, Strand Hanson Ltd. (October 2009 to present); Chairman, Hanson Family Group (formerly Hanson Transport Group) (May 1990 to present).

DR. MARKUS FABER Hong Kong, China	Director (Director since February 2002)	Managing Director, Marc Faber Limited (investment advisory firm and fund manager) (June 1990 to present).

HOWARD BALLOCH Beijing, China	Director (Director since March 2005)	President, The Balloch Group (investment and consulting company) (July 2001 to present); Vice-Chairman, Canada-China Business Council (July 2001 to present); Canadian Ambassador to China, Mongolia and Democratic Republic of Korea (April 1996 to July 2001).

DAVID KORBIN West Vancouver, Canada	Director (Director since May 2006)	Independent Management and Financial Consultant (May 1998 to present).

ANDREW HARDING Surrey, England	Director (Director since November 2009)	Chief Executive, Rio Tinto Copper (October 2009 to present); President and Chief Executive, Kennecott Utah Copper (November 2007 to October 2009); various other positions within the Rio Tinto Group (1992 to present).

LIVIA MAHLER Vancouver, Canada	Director (Director since March 2009)	Partner and co-founder, Greenstone Venture Partners (February 2000 to present).

TONY GIARDINI Vancouver, Canada	Chief Financial Officer	Chief Financial Officer of IVN (May 2006 to present); Vice-President and Treasurer, Placer Dome Inc. (a mining company) (December 2003 to April 2006); Treasurer, Placer Dome Inc. (November 2002 to December 2003).

DOUGLAS KIRWIN Bangkok, Thailand	Executive Vice-President, Exploration	Executive Vice-President, Exploration of IVN (September 1995 to present).

STEVEN GARCIA North Carolina, USA	Executive Vice President	Executive Vice President of IVN (October 2005 to present); Project Director of IVN (May 2005 to present); CEO Chamoa Farm, Inc. (a wholesale landscaping and nursery company) (2001 to present).

Name and Municipality		Principal Occupation
of Residence	Position with Company	During Past Five Years
DAVID WOODALL Western Australia, Australia	President, Gold Division	President, Gold Division of IVN (August 2006 to present); Operations Manager of Robe River Associates (a mining company) (March 2005 to August 2006); General Manager, Operations of Sino Gold Limited (a mining company) (April 2004 to January 2005); Mine General Manager of Placer Dome Inc. (a mining company) (July 2001 to 2004).

RICHARD GOSSE Richmond, Canada	Vice President, Exploration	Vice President, Exploration of IVN (January 2009 to present); Vice President, Exploration, Metals Division of SouthGobi Energy Resources (February 2004 to December 2008); Exploration Manager, India, Hudson Bay Exploration and Development Company Ltd. (January 2000 to December 2003).

JAY GOW Burnaby, Canada	Vice President, Marketing	Vice President, Marketing of IVN (May 2004 to present); Marketing Manager, Copper & Molybdenum, Compania Minera Antamina S.A. (a mining company) (January 2001 to December 2003).

PIERRE MASSE West Vancouver, Canada	Vice President, Finance	Vice President, Finance of IVN (May 2007 to present); Vice President and Treasurer of IVN (May 2004 to May 2007); Chief Financial Officer of IVN (November 2001 to May 2004).

BEVERLY A. BARTLETT New Westminster, Canada	Vice President and Corporate Secretary	Vice President of IVN (May 2006 to present); Vice President of SouthGobi (May 2007 to present); Vice President of Ivanhoe Energy Inc. (August 2006 to present); Vice President of Jinshan Gold Mines Ltd. (May 2007 to May 2008); Corporate Secretary of IVN (June 2001 to present); Corporate Secretary of SouthGobi (August 2003 to present); Corporate Secretary of Ivanhoe Energy Inc. (oil and gas company) (May 2001 to present); Corporate Secretary of Jinshan Gold Mines (May 2003 to May 2008).

CATHERINE BARONE Port Moody, Canada	Vice President and Corporate Controller	Vice President of IVN (May 2008 to present); Controller of IVN (November 2002 to present).

GEOFFREY HARDING Vancouver, Canada	Vice President, Project Evaluation and Development	Vice President, Project Evaluation and Development of IVN (May 2008 to present); Manager of Mining of IVN (July 2003 to May 2008).
Each director’s term of office expires at the next annual general meeting of IVN.
Shareholdings of Directors and Executive Officers
As of March 30, 2010, the directors and executive officers, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, 97,609,361 Common Shares representing approximately 22.1% of all issued and outstanding Common Shares.

Committees of the Board
The committees of the Board of Directors of IVN consist of an Audit Committee, a Compensation and Benefits Committee, a Corporate Governance and Nominating Committee, an Executive Committee and a Currency Advisory Committee. The members of the Audit Committee are David Korbin, Kjeld Thygesen, Markus Faber and Livia Mahler. The members of the Compensation and Benefits Committee are David Huberman, Robert Hanson, David Korbin, Howard Balloch and Markus Faber. The members of the Corporate Governance and Nominating Committee are David Huberman, Kjeld Thygesen, Robert Hanson, Howard Balloch and Livia Mahler. The members of the Executive Committee are Robert Friedland, John Macken, Peter Meredith and David Huberman. The directors who are members of the Currency Advisory Committee are David Korbin, Peter Meredith and Markus Faber. IVN’s Chief Financial Officer, Tony Giardini, who is not a director, is also a member of the Currency Advisory Committee.
Conflicts of Interest
Certain directors of IVN and its subsidiaries are associated with other reporting issuers or other corporations. These relationships may give rise to conflicts of interest from time to time. For example, Robert Friedland, Peter Meredith and Markus Faber are directors of Ivanhoe Nickel & Platinum Ltd., a company that may compete with IVN for mineral resource acquisition opportunities, and Andrew Harding is an executive officer of the Rio Tinto Group, a member of which is the Company’s largest shareholder. Mr. Harding is the individual nominated by Rio Tinto to act as a director of the Company pursuant to Rio Tinto’s board representation rights under the Private Placement Agreement.
In accordance with the YBCA, directors and officers of IVN are required to disclose to IVN the nature and extent of any interest that they have in a material contract or material transaction, whether made or proposed, with IVN, if the director or officer is: (a) a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction.
IVN has adopted a Code of Business Conduct and Ethics (the “Ethics Policy”) that applies to all directors, officers and employees of IVN and its subsidiaries. As required by the Ethics Policy, individuals representing IVN must not enter into outside activities, including business interests or other employment that might interfere with or be perceived to interfere with their performance at IVN.
Audit Committee Information
Information concerning the Audit Committee of IVN, as required by National Instrument 52-110, is provided in Schedule A to this AIF.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
Other than as disclosed below or elsewhere in this AIF, no director or executive officer of the Company or person that beneficially owns or controls, directly or indirectly, 10% or more of the issued and outstanding Common Shares or associate or affiliate of any such director or executive officer or 10% shareholder has any material interest, direct or indirect, in any transaction within the Company’s three most recently completed financial years or within the current financial year that has materially affected or would materially affect the Company.
IVN is a party to cost sharing agreements with other companies in which the Company’s Chairman, Robert M. Friedland has a material direct or indirect beneficial interest. Through these agreements, IVN shares, on a cost-recovery basis, office space, furnishings, equipment and communications facilities in Vancouver,

Singapore and London, and an aircraft. IVN also shares the costs of employing administrative and non-executive management personnel in these offices. During the year ended December 31, 2009, IVN’s share of these costs was $15.8 million (2008 – $12.6 million and 2007 – $13.4 million). The companies with which IVN is a party to the cost sharing agreements, and Mr. Friedland’s ownership interest in each of them, as at December 31, 2009, are as follows:

Company Name	Robert Friedland Ownership Interest
Ivanhoe Energy Inc.	17.5%
Ivanhoe Capital Corporation	100%
Ivanhoe Nickel & Platinum Ltd.	33.7%
SouthGobi Energy Resources Ltd.	(1)
GoviEx Gold Inc.	(1)
GoviEx Uranium Inc.	Nil

(1)	As at December 31, 2009, Mr. Friedland owned 22.8% of the Common Shares of the Company, which owned 78.6% of the common shares of SouthGobi Energy Resources Ltd. (57.4% as of March 30, 2010) and 1.5% of GoviEx Gold Inc.
As at December 31, 2009, IVN held a 10.3% voting equity interest in Ivanhoe Nickel & Platinum Ltd. (“Ivanplats”), on a fully diluted basis, after having acquired the following Ivanplats securities during 2009:
•	1.2 million common shares of Ivanplats from two institutional investors at an aggregate acquisition cost of $1,842,000;

•	220,000 common shares at a cost of $1,320,000 and 250,000 special warrants, convertible into 250,000 common shares, at a cost of $1,500,000 from Kjeld Thygesen and Robert Hanson, respectively, both directors of the Company; and

•	1.1 million units of Ivanplats at a cost of $9,900,000 pursuant to a private placement. Each unit is comprised of one common share, one liquidity right and one-half of one share purchase warrant.
Each liquidity right is convertible into 0.1 of a common share of Ivanplats for no additional consideration if a liquidity event (an initial public offering (“IPO”) or other transaction that results in a public listing of Ivanplats’ common shares) does not occur on or before December 31, 2010. The share purchase warrants vest upon the closing of an IPO. If an IPO occurs prior to December 31, 2010, each share purchase warrant entitles the holder to purchase one Ivanplats common share at the IPO price up until two years after the closing of the IPO. If an IPO occurs after December 31, 2010, each share purchase warrant entitles the holder to purchase 1.1 common shares at the IPO price up until two years after the closing of the IPO.
Rio Tinto is the Company’s largest shareholder, holding 22.4% of the Company’s issued and outstanding Common Shares. Within the Company’s three most recently completed financial years, and within the current financial year, members of the Rio Tinto Group have been parties to a series of transactions that have materially affected, or could materially affect, the Company. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions”. During the year ended December 31, 2009, the Rio Tinto Group provided engineering-related services to the Company for the Oyu Tolgoi Project on a cost-recovery basis for which the Rio Tinto Group was paid $8.6 million (2008 – $4.8 million and 2007 – $1.3 million).

TRANSFER AGENTS AND REGISTRARS
The registrar and transfer agent for the Common Shares in Canada is CIBC Mellon Trust Company at its principal offices in Vancouver and Toronto.
MATERIAL CONTRACTS
Material contracts under National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”) are contracts, other than contracts entered into in the ordinary course of the Company’s business, that are material to the Company. The following is a list of: (i) material contracts entered into since January 1, 2009; and (ii) material contracts entered into prior to January 1, 2009 but after January 1, 2002 that remain in effect:
1.	Entrée Earn-in Agreement, pursuant to which IVN earned a participating interest in the Entrée Joint Venture of 80% in respect of minerals below 560m and 70% in minerals above 560m by having expended $35 million in earn-in expenditures on the areas of the Hugo North Extension that are the subject of the Entrée Joint Venture.

2.	Head Agreement dated February 4, 2005 among IVN, Stemcor Pellets AG, Stemcor Holdings Ltd. and Dominant Holdings AG, pursuant to which IVN disposed of its interest in the Savage River Project. Under the terms of the agreement, IVN sold its interest in the Savage River Project for two initial cash payments totalling $21.5 million, plus a series of five contingent, annual payments that commenced on March 31, 2006. To date, IVN has received $137.9 million in proceeds from the sale of the Savage River Project. At December 31, 2009, IVN had accrued a $20.9 million receivable in relation to the fifth contingent annual payment due on March 31, 2010. This amount is calculated based upon the actual tonnes of iron ore sold during the nine-month period that ended December 31, 2009, under the escalating price formula in the agreement.

3.	Private Placement Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Private Placement Agreement”.

4.	Credit Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Credit Agreement”.

5.	Contract Assignment Arrangement Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Contract Assignment Arrangement Agreement and Put Agreement”.

6.	Put Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Rio Tinto Transactions – Contract Assignment Arrangement Agreement and Put Agreement”.

7.	Investment Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Agreements with the Government of Mongolia – Investment Agreement”.

8.	Shareholders’ Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Agreements with the Government of Mongolia – Shareholders’ Agreement”.

9.	T-Bill Purchase Agreement. See “GENERAL DEVELOPMENT OF THE BUSINESS – Agreements with the Government of Mongolia – T-Bill Purchase Agreement”.

INTERESTS OF EXPERTS
Deloitte & Touche LLP is the independent auditor of IVN.
IVN has relied on the work of the qualified persons listed in the section of this AIF entitled “DESCRIPTION OF THE BUSINESS – Qualified Persons” in connection with the scientific and technical information presented in this AIF in respect of its material mineral properties, the Oyu Tolgoi Project and the Ovoot Tolgoi Coal Project, which is based upon the Oyu Tolgoi Technical Report and the Ovoot Tolgoi Technical Report, each of which reports is available for review on SEDAR at www.sedar.com.
To the knowledge of IVN, none of Deloitte & Touche LLP, Stephen Torr, any of the other qualified persons listed in the section of this AIF entitled “DESCRIPTION OF THE BUSINESS – Qualified Persons” who prepared or contributed to the preparation of the Oyu Tolgoi Technical Report and the Ovoot Tolgoi Technical Report nor any of companies listed therein that employ those individuals, hold Common Shares or securities exercisable to acquire Common Shares equal to or greater than 1% of the issued and outstanding Common Shares.
ADDITIONAL INFORMATION
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of IVN’s securities and options to purchase IVN’s Common Shares is contained in the management proxy circular for the annual general meeting of IVN to be held on May 7, 2010, which will be made available on SEDAR at www.sedar.com concurrent with the delivery of the management proxy circular to IVN’s shareholders. Additional financial information is contained in IVN’s comparative financial statements and MD&A as at and for the years ended December 31, 2009 and 2008. Copies of the management proxy circular (when filed), financial statements and MD&A are available on SEDAR, and may also be obtained upon request from IVN at 654 – 999 Canada Place, Vancouver, British Columbia, V6C 3E1.
Additional information relating to IVN may be found on SEDAR at www.sedar.com.

SCHEDULE A — Audit Committee Information
Composition of Audit Committee
IVN’s Audit Committee consists of David Korbin, Kjeld Thygesen, Livia Mahler and Markus Faber. Mr. Korbin has been Chairperson of the Audit Committee since May 11, 2007. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” as defined in National Instrument 52-110. In addition, in accordance with New York Stock Exchange corporate governance listing standards, the Board of Directors has determined that David Korbin is an audit committee financial expert.
Relevant Education and Experience
     David Korbin
Mr. Korbin holds a Chartered Accountant designation. For 16 of his 25 years in the accounting profession, he was managing partner of a number of firms including the Vancouver office of Deloitte Haskins & Sells and Deloitte & Touche LLP. He is currently working as a management and financial consultant and has been a director of E-Comm Emergency Communications for Southwest British Columbia Incorporated since 2001 serving as Chair of the board of directors since 2004 and Chair of their audit committee from 2002 to 2003. Prior thereto, Mr. Korbin served on the board of directors for Vancouver General Hospital and the Vancouver Hospital and Health Sciences Centre and Chair of the Board from 1995 — 1998.
     Markus Faber
Dr. Faber holds a PhD in economics from the University of Zurich. He has over 35 years experience in the finance industry, including acting as manager of an investment bank in the United States in which he routinely performed financial analysis of a range of different companies. His current occupation is principal of Marc Faber Limited, an investment advisory firm and fund manager. He also acts as a director and advisor to a number of investment funds.
     Livia Mahler
Ms. Mahler received a Bachelor of Science degree from the Hebrew University of Jerusalem in 1981 and an MBA from the University of British Columbia in 1991. Ms. Mahler is a member of the Canadian Venture Capital Association, Institutional Investors Committee. Ms. Mahler is a member of the Institute of Corporate Directors and sits on the Advisory Board of the Maurice Young Entrepreneurship and Venture Capital Research Centre at the University of British Columbia’s Sauder School of Business. Previously, Ms. Mahler was a Senior Investment Manager for the Business Development Bank of Canada and is the founding General Partner for the Western Technology Seed Investment fund.
     Kjeld Thygesen
Mr. Thygesen holds a bachelor of commerce, majoring in economics and accounting. He has been a resource investment analyst and fund manager for over 30 years. He has been the Managing Director of Lion Resource Management since 1989, and prior thereto was the Director, Natural Resources Department and fund manager for Rothschild Asset Management.

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Audit Fees
Deloitte & Touche LLP, Chartered Accountants, will be nominated at the Meeting for re-appointment as auditors of the Company with their remuneration to be fixed by the Board of Directors. Deloitte & Touche LLP have been the Company’s auditors since January 1995.
Fees billed by Deloitte & Touche LLP and its affiliates during fiscal 2009 and fiscal 2008 were approximately Cdn$2,403,000 and Cdn$3,330,000, respectively. The aggregate fees billed by the auditors in fiscal 2009 and fiscal 2008 are detailed below.

(Canadian $ in 000’s)	2009	2008
Audit Fees (a)	$873	$1,030
Audit Related Fees (b)	1,469	1,960
Tax Fees (c)	26	43
All Other Fees (d)	35	297

Total	$2,403	$3,330

(a)	Fees for audit services billed or expected to be billed relating to fiscal 2009 and 2008 consisted of:
•	audit of the Company’s annual statutory financial statements; and

•	audit of its subsidiaries (SouthGobi Energy Resources Ltd. and Ivanhoe Australia Limited), annual statutory financial statements.
In addition, in 2009 and 2008 fees were paid for services provided in connection with review pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the required attestations relating to internal controls.
(b)	Fees for audit-related services provided during fiscal 2009 and 2008 consisted of:
•	reviews of IVN’s quarterly financial statements, SouthGobi’s quarterly financial statements and Ivanhoe Australia’s half yearly statements; and

•	translation services;

•	financial accounting and reporting consultations;

•	comfort letters, consents, and other services related to SEC, Canadian and other securities regulatory authorities’ matters.
(c)	Fees for tax services provided during fiscal 2009 and 2008 consisted of income tax compliance, and tax planning and advice relating to transactions and proposed transactions of the Company and its subsidiaries.

(d)	The Company incurred fees of Cdn$35,000 and Cdn$297,000 for products and services provided by its principal accountant during fiscal 2009 and 2008 not disclosed in subsections (a), (b) or (c).
Pre-Approval Policies and Procedures
All services to be performed by the Company’s independent auditor must be approved in advance by the Audit Committee or a designated member of the Audit Committee (“Designated Member”). The Designated

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Member is a member of the Audit Committee who has been given the authority to grant pre-approvals of permitted audit and non-audit services.
The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the auditors’ independence and has adopted a policy governing the provision of these services. This policy requires the pre-approval by the Audit Committee or the Designated Member of all audit and non-audit services provided by the external auditor, other than any de minimis non-audit services allowed by applicable law or regulation. The decisions of the Designated Member to pre-approve a permitted service are reported to the Audit Committee at its regularly scheduled meetings.
Pre-approval from the Audit Committee or Designated Member can be sought for planned engagements based on budgeted or committed fees. No further approval is required to pay pre-approved fees. Additional pre-approval is required for any increase in scope or in final fees.
Pursuant to these procedures, 100% of each of the services provided by the Company’s external auditors relating to the fees reported as audit, audit-related, tax and all other fees were pre-approved by the Audit Committee or the Designated Member.
Audit Committee Charter
I.	Purpose
The primary objective of the Audit Committee (the “Committee”) of Ivanhoe Mines Ltd. (the “Company”) is to act as a liaison between the Board and the Company’s independent auditors (the “Auditors”) and to assist the Board in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by the Company to its shareholders, the public and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualification, independence and performance of the Auditors and (d) the Company’s risk management and internal financial and accounting controls, and management information systems.
Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditors.
The responsibilities of a member of the Committee are in addition to such member’s duties as a member of the Board.
II.	Organization
The Committee shall consist of three or more directors and shall satisfy the laws governing the Company and the independence, financial literacy, expertise and experience requirements under applicable securities law, stock exchange and any other regulatory requirements applicable to the Company.
The members of the Committee and the Chair of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance & Nominating Committee. A majority of the members of the Committee shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Matters decided by the Committee shall be decided by majority votes. The chair of the Committee shall have an ordinary vote.

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Any member of the Committee may be removed or replaced at any time by the Board and shall cease to be a member of the Committee as soon as such member ceases to be a director.
The Committee may form and delegate authority to subcommittees when appropriate.
III.	Meetings
The Committee shall meet as frequently as circumstances require, but not less frequently than four times per year. The Committee shall meet at least quarterly with management, the Company’s financial and accounting officer(s) and the Auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.
The Chair of the Committee shall be an independent chair who is not Chair of the Board. In the absence of the appointed Chair of the Committee at any meeting, the members shall elect a chair from those in attendance at the meeting. The Chair, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting.
The Committee will appoint a Secretary who will keep minutes of all meetings. The Secretary may be the Company’s Corporate Secretary or another person who does not need to be a member of the Committee. The Secretary for the Committee can be changed by simple notice from the Chair.
The Chair shall ensure that the agenda for each upcoming meeting of the Committee is circulated to each member of the Committee as well as the other directors in advance of the meeting.
The Committee may invite, from time to time, such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Company’s accounting and financial officer(s) and the Auditors shall attend any meeting when requested to do so by the Chair of the Committee.
IV.	Authority and Responsibilities
The Board, after consideration of the recommendation of the Committee, shall nominate the Auditors for appointment by the shareholders of the Company in accordance with applicable law. The Auditors report directly to the Audit Committee. The Auditors are ultimately accountable to the Committee and the Board as representatives of the shareholders.
The Committee shall have the following responsibilities:
(a)	Auditors
1.	Recommend to the Board the independent auditors to be nominated for appointment as Auditors of the Company at the Company’s annual meeting and the remuneration to be paid to the Auditors for services performed during the preceding year; approve all auditing services to be provided by the Auditors; be responsible for the oversight of the work of the Auditors, including the resolution of disagreements between management and the Auditors regarding financial reporting; and recommend to the Board and the shareholders the termination of the appointment of the Auditors, if and when advisable.

2.	When there is to be a change of the Auditor, review all issues related to the change, including any notices required under applicable securities law, stock exchange or other regulatory requirements, and the planned steps for an orderly transition.

3.	Review the Auditor’s audit plan and discuss the Auditor’s scope, staffing, materiality, and general audit approach.

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4.	Review on an annual basis the performance of the Auditors, including the lead audit partner.

5.	Take reasonable steps to confirm the independence of the Auditors, which include:
(a)	Ensuring receipt from the Auditors of a formal written statement in accordance with applicable regulatory requirements delineating all relationships between the Auditors and the Company;

(b)	Considering and discussing with the Auditors any disclosed relationships or services, including non-audit services, that may impact the objectivity and independence of the Auditors;

(c)	Approving in advance any non-audit related services provided by the Auditor to the Company, and the fees for such services, with a view to ensure independence of the Auditor, and in accordance with applicable regulatory standards, including applicable stock exchange requirements with respect to approval of non-audit related services performed by the Auditors; and

(d)	As necessary, taking or recommending that the Board take appropriate action to oversee the independence of the Auditors.
6.	Review and approve any disclosures required to be included in periodic reports under applicable securities law, stock exchange and other regulatory requirements with respect to non-audit services.

7.	Confirm with the Auditors and receive written confirmation at least once per year (i) indicating that the Auditors are a member in good standing with the Canadian Public Accountability Board (CPAB) and comparable bodies in the United States, Australia and elsewhere to the extent required and disclosing any sanctions or restrictions imposed by the CPAB and such other comparable bodies; and (ii) responding to any other reasonable request of the Audit Committee for confirmation as to their qualifications to act as the Company’s Auditors.

8.	Consider the tenure of the lead audit partner on the engagement in light of applicable securities law, stock exchange or applicable regulatory requirements.

9.	Review all reports required to be submitted by the Auditors to the Committee under applicable securities laws, stock exchange or other regulatory requirements.

10.	Receive all recommendations and explanations which the Auditors place before the Committee.
(b)	Financial Statements and Financial Information
11.	Review and discuss with management, the financial and accounting officer(s) and the Auditors, the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, prior to filing or distribution of such statements and recommend to the Board, if appropriate, that the Company’s audited financial statements be included in the Company’s annual reports distributed and filed under applicable laws and regulatory requirements.

12.	Review and discuss with management, the financial and accounting officer(s) and the Auditors, the Company’s interim financial statements, including management’s discussion and analysis, and the Auditor’s review of interim financial statements, prior to filing or distribution of such statements.

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13.	Review any earnings press releases of the Company before the Company publicly discloses this information.

14.	Be satisfied that adequate procedures are in place for the review of the Company’s disclosure of financial information and extracted or derived from the Company’s financial statements and periodically assess the adequacy of these procedures.

15.	Discuss with the Auditor the matters required to be discussed by applicable auditing standards requirements relating to the conduct of the audit including:
(a)	the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices;

(b)	the management letter provided by the Auditor and the Company’s response to that letter; and

(c)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, or personnel and any significant disagreements with management.
16.	Discuss with management and the Auditors major issues regarding accounting principles used in the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles. Review and discuss analyses prepared by management and/or the Auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative approaches under generally accepted accounting principles.

17.	Prepare any report under applicable securities law, stock exchange or other regulatory requirements, including any reports required to be included in statutory filings, including in the Company’s annual proxy statement.

(c)	Ongoing Reviews and Discussions with Management and Others

18.	Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company’s financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.

19.	Periodically review separately with each of management, the financial and accounting officer(s) and the Auditors; (a) any significant disagreement between management and the Auditors in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.

20.	Periodically discuss with the Auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

21.	Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the Auditors or management and the resulting financial statement impact. Review with the Auditors or management the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

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22.	Review and discuss with management, the Auditors and the Company’s independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules, or compliance with applicable laws and regulations, inquiries received from regulators or government agencies and any pending material litigation.

23.	Enquire of the Company’s financial and accounting officer(s) and the Auditors on any matters which should be brought to the attention of the Committee concerning accounting, financial and operating practices and controls and accounting practices of the Company.

24.	Review the principal control risks to the business of the Company, its subsidiaries and joint ventures; and verify that effective control systems are in place to manage and mitigate these risks.

25.	Review and discuss with management any earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as any financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (i.e. discussion of the types of information to be disclosed and the types of presentations made).

26.	Review and discuss with management any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses. Obtain explanations from management of all significant variances between comparative reporting periods.

27.	Review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

(d)	Risk Management and Internal Controls

28.	Review, based upon the recommendation of the Auditors and management, the scope and plan of the work to be done by the Company’s financial and accounting group and the responsibilities, budget and staffing needs of such group.

29.	Ensure that management has designed and implemented effective systems of risk management and internal controls and, at least annually, review and assess the effectiveness of such systems.

30.	Approve and recommend to the Board for adoption policies and procedures on risk oversight and management to establish an effective system for identifying, assessing, monitoring and managing risk.

31.	In consultation with the Auditors and management, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the Company’s financial and accounting group.

32.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

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33.	Review the internal control reports prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and (ii) the Auditors’ attestation, and report, on the assessment made by management.

34.	Review the appointment of the chief financial officer and any key financial executives involved in the financial reporting process and recommend to the Board any changes in such appointment.

(e)	Other Responsibilities

35.	Create an agenda for the ensuing year and confirm a timetable for the Audit Committee for the ensuing year.

36.	Review and approve related-party transactions if required under applicable securities law, stock exchange or other regulatory requirements.

37.	Review and approve (a) any change or waiver in the Company’s code of ethics applicable to senior financial officers and (b) any disclosures made under applicable securities law, stock exchange or other regulatory requirements regarding such change or waiver.

38.	Establish, review and approve policies for the hiring of employees or former employees of the Company’s Auditors.

39.	Review and reassess the duties and responsibilities set out in this Charter annually and recommend to the Corporate Governance & Nominating Committee and to the Board any changes deemed appropriate by the Committee.

40.	Review its own performance annually, seeking input from management and the Board.

41.	Perform any other activities consistent with this Charter, the Company’s articles and by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

V.	Reporting
The Committee shall report regularly to the Board and shall submit the minutes of all meetings of the Audit Committee to the Board (which minutes shall ordinarily be included in the papers for the next full board meeting after the relevant meeting of the Committee). The Committee shall also report to the Board on the proceedings and deliberations of the Committee at such times and in such manner as the Board may require. The Committee shall review with the full Board any issues that have arisen with respect to quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors or the performance of the Company’s financial and accounting group.
VI.	Resources and Access to Information
The Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee.
The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Committee has direct access to anyone in the organization and may request any officer or employee of the Company or the Company’s outside counsel or the Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee with or without the presence of management. In the performance of any of its duties and responsibilities, the Committee shall have access to any and all books and records of the Company necessary for the execution of the Committee’s obligations.

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The Committee shall consider the extent of funding necessary for payment of compensation to the Auditors for the purpose of rendering or issuing the annual audit report and recommend such compensation to the Board for approval. The Audit Committee shall determine the funding necessary for payment of compensation to any independent legal, accounting and other consultants retained to advise the Committee.

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